EXHIBIT 4.7

U.S. $250,000,000

CREDIT AGREEMENT,

dated as of March 30, 2000,

among

CARLISLE FINANCE S.A.,

and

CERTAIN COMMERCIAL LENDING INSTITUTIONS,

as the Lenders,

and

THE BANK OF NOVA SCOTIA,

as Arranger and as Agent for the Lenders.

3.2.3.	Payment Dates	11
3.3.	Fees	12
3.3.1.	Commitment Fee	12
3.3.2.	Letter of Credit Fee	12
3.3.3.	Fees, etc.	12

	ARTICLE IVCERTAIN LIBO RATE AND OTHER PROVISIONS

4.1.	LIBO Rate Lending Unlawful, etc.	12
4.2.	Deposits Unavailable	13
4.3.	Increased Costs, etc.	13
4.4.	Funding Losses	14
4.5.	Increased Capital Costs	14
4.6.	Taxes	14
4.7.	Payments, Computations, etc.	16
4.8.	Sharing of Payments	17
4.9.	Setoff	17
4.10.	Use of Proceeds	17
4.11.	Substitution of LIBOR Office in Certain Circumstances	17
4.12.	Substitution of Lender; Election to Terminate	18
4.13.	Judgment Currency	18

	ARTICLE VCONDITIONS PRECEDENT

5.1.	Initial Credit Extension	18
5.2.	All Credit Extensions	18
5.2.1.	Compliance with Warranties, No Default, etc.	18
5.2.2.	Credit Request	19
5.2.3.	Satisfactory Legal Form	19

	ARTICLE VIREPRESENTATIONS AND WARRANTIES

6.1.	Organization, etc.	19
6.2.	Due Authorization, Non-Contravention, etc.	19
6.3.	Government Approval, Regulation, etc.	20
6.4.	Validity, etc.	20
6.5.	Financial Information	20
6.6.	No Material Adverse Change	20
6.7.	Litigation, Labor Controversies, etc.	20
6.8.	Subsidiaries.	20
6.9.	Ownership of Properties	20
6.10.	Taxes	20
6.11.	Environmental Warranties	20
6.12.	Regulations G, U and X	21
6.13.	Accuracy of Information	21

	ARTICLE VIICOVENANTS

7.1.	Affirmative Covenants	22
7.1.1.	Financial Information, Reports, Notices, etc.	22
7.1.2.	Compliance with Laws, etc.	22
7.1.3.	Maintenance of Properties	22
7.1.4.	Insurance	22
7.1.5.	Books and Records	23
7.1.6.	Environmental Covenant	23

7.1.7.	Real Property	23
7.1.8.	Additional Guarantees, Collateral, etc.	23
7.1.9.	Amendments, Waivers to U.S. Note Documents	24
7.1.10.	Cross-Defaults of Intercompany Debt	24
7.2.	Negative Covenants	24
7.2.1.	Business Activities	24
7.2.2.	Indebtedness	24
7.2.3.	Liens	24
7.2.4.	Investments	25
7.2.5.	Restricted Payments, etc.	25
7.2.6.	Take or Pay Contracts	26
7.2.7.	Consolidation, Merger, etc.	26
7.2.8.	Asset Dispositions, etc.	26
7.2.9.	Transactions with Affiliates	26
7.2.10.	Negative Pledges, Restrictive Agreements, etc.	26

	ARTICLE VIIIEVENTS OF DEFAULT

8.1.	Listing of Events of Default	26
8.1.1.	Non-Payment of Obligations	26
8.1.2.	Breach of Warranty	26
8.1.3.	Non-Performance of Certain Covenants and Obligations	26
8.1.4.	Non-Performance of Other Covenants and Obligations	27
8.1.5.	Default on Financial Debt	27
8.1.6.	Judgments	27
8.1.7.	Pension Plans	27
8.1.8.	Change of Control	27
8.1.9.	Bankruptcy, Insolvency, etc.	27
8.1.10.	Impairment of Security, etc.	28
8.1.11.	Material Adverse Change	28
8.1.12.	Intercompany Debt Payable on Demand	28
8.1.13.	Intercompany Note Cross-Default	28
8.2.	Action if Bankruptcy	28
8.3.	Action if Other Event of Default	28

	ARTICLE IXTHE AGENT

9.1.	Action s	29
9.2.	Exculpation	29
9.3.	Successor	29
9.4.	Extensions of Credit by Scotiabank.	30
9.5.	Credit Decisions.	30
9.6.	Copies, etc.	30
9.7.	Funding Reliance, etc.	30
9.8.	Agent=s and Security Trustee=s Discretions	30
9.9.	Agent=s Obligations.	31
9.10.	Excluded Obligations.	31
9.11.	Exclusion of Liabilities.	32
9.12.	No Actions.	32
9.13.	Agency Division Separate.	32
9.14.	Confidential Information.	32
9.15.	Authorization to Execute Documents.	32
9.16.	Declaration of trust.	32
9.17.	Perpetuities.	32
9.18.	Powers and duties of the Security Trustee as trustee of the security.	33

9.19.	All enforcement action through the Security Trustee.	33
9.20.	Co-operation to achieve agreed priorities of application.	33
9.21.	Indemnity from Trust Property.	33
9.22.	Finance Parties to provide information.	34
9.23.	Common Parties.	34
9.24.	Compliance.	34
9.25.	Security Trustee as joint creditor	35
9.26.	Prompt distribution of proceeds	35

	ARTICLE XMISCELLANEOUS PROVISIONS

10.1.	Waivers, Amendments, etc.	36
10.2.	Notices	36
10.3.	Payment of Costs and Expenses	36
10.4.	Indemnification	37
10.5.	Survival	37
10.6.	Severability	37
10.7.	Headings	38
10.8.	Execution in Counterparts, Effectiveness, etc.	38
10.9.	Governing Law; Entire Agreement	38
10.10.	Successors and Assigns	38
10.11.	Sale and Transfer of Loans	38
10.11.1.	Assignments	38
10.11.2.	Participations	39
10.11.3.	Information Sharing	39
10.12.	Other Transactions	40
10.13.	Jurisdiction; Service of Process; Venue	40
10.14.	Forum Selection and Consent to Jurisdiction	40
10.15.	Waiver of Jury Trial	40

APPENDIX A	–	Uniform Definitions
APPENDIX B	–	Conditions Precedent to Initial Credit Extension

SCHEDULE I	–	Disclosure Schedule
SCHEDULE II	–	Overdraft Facility
SCHEDULE III	–	Letters of Credit
SCHEDULE IV	–	Associated Costs
SCHEDULE V	–	Subordinated Debt Terms

EXHIBIT A-1	–	Tranche A Note
EXHIBIT A-2	–	Tranche B Note

EXHIBIT B-1	–	Form of Group Parent Guaranty
EXHIBIT B-2	–	Form of U.K. Guaranty

EXHIBIT C-1	–	Form of U.K. Pledge Agreement
EXHIBIT C-2	–	Form of Luxembourg Pledge Agreements
EXHIBIT C-3	–	Form of Gibraltar Pledge Agreement
EXHIBIT C-4	–	Form of Guernsey Pledge Agreement
EXHIBIT C-5	–	Form of Irish Pledge Agreement
EXHIBIT C-6	–	Form of Bermuda Pledge Agreement
EXHIBIT C-7	–	Form of Jersey Pledge Agreement
EXHIBIT C-8	–	Form of Carlisle Finance U.S. Pledge Agreement

EXHIBIT D-1	–	Form of U.K. Security Agreement
EXHIBIT D-2	–	Form of Luxembourg Security Agreement
EXHIBIT D-3	–	Form of Gibraltar Security Agreement
EXHIBIT D-4	–	Form of Guernsey Security Agreement
EXHIBIT D-5	–	Form of Irish Security Agreement
EXHIBIT D-6	–	Form of Bermuda Security Agreement
EXHIBIT D-7	–	Form of Jersey Security Agreement
EXHIBIT D-8	–	Form of Carlisle Finance U.S. Security Agreement

EXHIBIT E-1	–	Form of Solvency Certificate
EXHIBIT E-2	–	Form of Compliance Certificate
EXHIBIT E-3	–	Form of Borrowing Request
EXHIBIT E-4	–	Form of Issuance Request
EXHIBIT E-5	–	Form of Continuation Notice
EXHIBIT E-6	–	Form of Transfer Certificate
EXHIBIT E-7	–	Form of Consent to Assignment

EXHIBIT F-1	–	Form of Opinion of U.S. Counsel to the Group Companies
EXHIBIT F-2	–	Form of Opinion of U.K. Counsel to the Group Companies
EXHIBIT F-3	–	Form of Opinion of Belize Counsel to the Group Companies
EXHIBIT F-4	–	Form of Opinion of Luxembourg Counsel to the Group Companies
EXHIBIT F-5	–	Form of Opinion of Gibraltar Counsel to the Group Companies
EXHIBIT F-6	–	Form of Opinion of Irish Counsel to the Group Companies
EXHIBIT F-7	–	Form of Opinion of Guernsey Counsel to the Group Companies
EXHIBIT F-8	–	Form of Opinion of Jersey Counsel to the Group Companies
EXHIBIT F-9	–	Form of Opinion of British Virgin Islands Counsel to the Group Companies
EXHIBIT F-10	–	Form of Opinion of Bermuda Counsel to the Group Companies

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of March 30, 2000, among the following:

(a) CARLISLE FINANCE S.A., a corporation organized under the laws of Luxembourg (the “Borrower”);

(b) the various financial institutions as are or may become parties hereto as lenders (collectively, the “Lenders”); and

(c) THE BANK OF NOVA SCOTIA (“Scotiabank”), as agent (the “Agent”) for the Lenders.

W I T N E S S E T H:

WHEREAS, the Group Companies are engaged in the building support and maintenance services, landscape services, staffing services, guard services and other similar facilities services businesses;

WHEREAS, the Borrower desires to obtain from the Lenders

(a) Tranche A Commitments pursuant to which Tranche A Loans will be made to the Borrower in a maximum aggregate principal amount (after converting the aggregate outstanding principal amount of all Tranche A Optional Currency Loans to the Dollar Amount thereof) at any one time outstanding not to exceed $225,000,000;

(b) Tranche B Commitments pursuant to which Tranche B Loans will be made to the Borrower in a maximum aggregate principal amount (after converting the aggregate outstanding principal amount of all Tranche B Optional Currency Loans to the Dollar Amount thereof) at any one time outstanding not to exceed $25,000,000; and

(c) Letter of Credit Commitments pursuant to which the Issuer will issue Letters of Credit for the account of the Borrower from time to time in a maximum aggregate Stated Amount (after converting the aggregate Stated Amount of all Optional Currency Letters of Credit to the Dollar Amount thereof) at any one time outstanding not to exceed $90,000,000;

WHEREAS, the proceeds of any Loans will be used (a) for working capital purposes of the Group Companies and (b) to finance Permitted Acquisitions; and Letters of Credit will be used (a) in respect of the insurance program of the Group Companies, (b) for working capital purposes of the Group Companies and (c) for other purposes satisfactory to the Agent; and

WHEREAS, the Lenders and the Issuer are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend such Commitments and make such Loans to the Borrower and issue (or participate in) Letters of Credit for the account of the Borrower;

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION I.1. Defined Terms. The terms (whether or not underscored or italicized) used in this Agreement (including its preamble and recitals) which are defined in Appendix A hereto shall, except where the context otherwise requires, have the respective meanings assigned in Appendix A (such meanings to be equally applicable to the singular and plural forms thereof).

SECTION I.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and each Loan Document, Borrowing Request, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

SECTION I.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION I.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP.

ARTICLE II

COMMITMENTS, BORROWING PROCEDURES,

LETTERS OF CREDIT AND NOTES

SECTION II.1. Commitments. On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make Credit Extensions pursuant to the Commitments described in this Section 2.1.

SECTION II.1.1. Tranche A Commitment. From time to time on any Business Day occurring prior to the Tranche A Commitment Termination Date, each Lender that has a Tranche A Commitment (referred to as a “Tranche A Lender”) agrees to make Loans (relative to such Lender, its “Tranche A Loans”) denominated in any Available Currency to the Borrower equal to such Lender’s Percentage of the aggregate amount of the Borrowing of Tranche A Loans requested by the Borrower to be made on such day. The Commitment of each Lender described in this Section is herein referred to as its “Tranche A Commitment”. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow the Tranche A Loans.

SECTION II.1.2. Tranche B Commitment.

(a) From time to time on any Business Day occurring prior to the Tranche B Commitment Termination Date, each Lender that has a Tranche B Commitment (referred to as a “Tranche B Lender”) agrees to make Loans (relative to such Lender, its “Tranche B Loans”) denominated in any Available Currency to the Borrower equal to such Lender’s Percentage of the aggregate amount of the Borrowing of Tranche B Loans requested by the Borrower to be made on such day. The Commitment of each Lender described in this Section is herein referred to as its “Tranche B Commitment”. On the terms and subject to the conditions hereof, the Borrower may from time to time prior to the Tranche B Commitment Termination Date borrow, prepay and reborrow the Tranche B Loans.

(b) The Borrower has the right, on one or more occasions, to request by written notice to the Agent an extension of the Tranche B Commitment Termination Date, and each Lender may in its discretion extend the Tranche B Commitment Termination Date applicable to it, provided, that (i) such extension, if any, shall be for a 364-day period, (ii) no Lender hereunder shall be obligated to extend its Tranche B Commitment Termination Date, (iii) any such extension shall be pursuant to a supplement hereto (in form and substance satisfactory to the Agent) entered into by the Borrower, the Agent and the Lenders extending the Tranche B Commitment Termination Date applicable to them, (iv) the Borrower shall submit such written notice to the Agent no later than 30 days, and no earlier than 60 days, prior to the then effective Tranche B Commitment Termination Date, (v) such Lender shall agree (or decline to agree) to extend its Tranche B Commitment Termination Date no later than 30 days after it receives such written notice, and (vi) in no event shall the Tranche B Commitment Termination Date for any Lender be extended beyond the Tranche A Commitment Termination Date.

(c) The Stated Maturity Date of the Tranche B Loans shall not be accelerated or extended as a result of any extension or failure to extend the Tranche B Commitment Termination Date applicable to any Lender as provided in the foregoing clause (b).

(d) Effective upon each such extension of any Lender’s Tranche B Commitment Termination Date as provided in the foregoing clause (b) in which one or more Lenders (the “Non-extending Lenders”) elects not to extend its Tranche B Commitment Termination Date, the Tranche B Commitment Percentages of the Lenders agreeing to such extension shall be ratably increased so that the aggregate Tranche B Commitment Percentages of such Lenders equal 100%, and the Tranche B Commitment Amount shall be reduced, on the Tranche B Commitment Termination Date for the Non-extending Lenders, by the Non-extending Lenders’ aggregate Percentage of the Tranche B Commitment Amount.

SECTION II.1.3. Letter of Credit Commitment. From time to time on any Business Day occurring prior to the Tranche A Commitment Termination Date, the Issuer will

(a) upon the request of the Borrower or the U.S. Parent, issue one or more letters of credit (each a “Letter of Credit”) for the account of the Borrower in respect of obligations of any Group Company in Stated Amounts and the Available Currency requested by the Borrower or the U.S. Parent, as applicable; or

(b) subject to Section 2.7, extend the Stated Expiry Date of an existing Letter of Credit previously issued hereunder.

Each of the letters of credit described on Schedule III shall (notwithstanding the identity of the Person named therein as the account party thereof) be deemed to be a Letter of Credit hereunder from and after the date of the first Credit Extension hereunder.

SECTION II.2. Lenders Not Permitted or Required to Make Credit Extensions. No Lender shall be permitted or required to make any Loan, and no Issuer shall be obligated to issue or extend any Letter of Credit, under any circumstance described below in this Section.

SECTION II.2.1. Tranche A Loans. No Lender shall be permitted or required to make any Tranche A Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Tranche A Loans (after converting the aggregate outstanding principal amount of all Tranche A Optional Currency Loans to the Dollar Amount thereof (subject to Sections 2.9.5 and 2.9.6)),

(a) of all the Lenders would exceed the Tranche A Commitment Availability, or

(b) of such Lender would exceed such Lender’s Percentage of the Tranche A Commitment Availability.

SECTION II.2.2. Tranche B Loans. No Lender shall be permitted or required to make any Tranche B Loans if, after giving effect thereto, the aggregate outstanding principal amount (after converting the aggregate outstanding principal amount of all Tranche B Optional Currency Loans to the Dollar Amount thereof (subject to Sections 2.9.5 and 2.9.6)) of all the Tranche B Loans,

(a) of all the Lenders would exceed the Tranche B Commitment Availability, or

(b) of such Lender would exceed such Lender’s Percentage of the Tranche B Commitment Availability.

SECTION II.2.3. Letters of Credit. No Lender shall be permitted or required to issue or participate in any Letter of Credit if, after giving effect thereto, the aggregate amount of all Letter of Credit Outstandings (after converting the aggregate amount of all Optional Currency Letter of Credit Outstandings to the Dollar Amount thereof (subject to Sections 2.9.5 and 2.9.6)),

(a) of all Lenders would exceed the Letter of Credit Commitment Availability, or

(b) of such Lender would exceed such Lender’s Percentage of the Letter of Credit Commitment Availability.

SECTION II.3. Optional Reduction of the Commitment Amounts. Subject to Section 2.10.4, the Borrower may, from time to time on any Business Day occurring after the time of the initial Credit Extension hereunder, voluntarily reduce the unused amount of the Commitment Amounts; provided, however, that all such reductions shall require at least one Business Days’ prior notice to the Agent and be permanent, and any partial reduction of the unused amount of the Commitment Amounts shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000.

SECTION II.4. Borrowing Procedure. By delivering a Borrowing Request to the Agent on or before 10:00 a.m. (London, England time) on a Business Day, the Borrower may from time to time irrevocably request that Loans be made on any Business Day not less than three nor more than five Business Days thereafter. All Loans shall be made in a minimum aggregate amount of $5,000,000, 3,000,000 or 5,000,000 Euros, as applicable, and an aggregate integral multiple of $1,000,000, 1,000,000 or 1,000,000 Euros, as applicable, or, if less, in the amount of the applicable Commitment Availability, and the proceeds of all Loans shall be used solely for the purposes described in Section 4.10. On the terms and subject to the conditions of this Agreement, each Borrowing shall be made on the Business Day specified in such Borrowing Request. On or before 1:00 p.m. (London, England time) on such Business Day, each Lender shall deposit with the Agent same day funds in the applicable Available Currency in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

SECTION II.5. Election to Change Duration of Interest Periods. By delivering a Continuation Notice to the Agent on or before 10:00 a.m. (London, England time), on a Business Day, the Borrower may from time to time irrevocably elect, on not less than three nor more than five Business Days’ notice that all, or any portion, in an aggregate minimum amount of $5,000,000, 3,000,000 or 5,000,000 Euros, as applicable, and an aggregate integral multiple of $1,000,000, 1,000,000 or 1,000,000 Euros, as applicable, of any Loans be continued with an Interest Period of a duration different from that of the then current Interest Period for such Loans (in the absence of delivery of a Continuation Notice with respect to any Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, such Loan shall, on such last day, automatically continue having the same Interest Period.

SECTION II.6. [Intentionally Omitted].

SECTION II.7. Issuance Procedures. By delivering to the Agent an Issuance Request on or before 12:00 noon, London, England time, on a Business Day, the Borrower or the U.S. Parent may, from time to time irrevocably request, on not less than two nor more than 15 Business Days’ notice, that the Issuer issue, increase the Stated Amount of, or extend the Stated Expiry Date of, as the case may be, a Letter of Credit in any Available Currency in such form as may be requested by the Borrower or the U.S. Parent, as applicable, and approved by the Issuer, such Letter of Credit to be used solely for the purposes described in Section 4.10; provided, however, that any Letter of Credit that is not a stand-by letter of credit (or is otherwise to be used for working capital purposes of the Group Companies) shall be issued in a minimum amount of $100,000. Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier of (a) one year from the date of issuance (or, if extendable beyond such period, cancelable upon at least 30 days’ notice given by the Issuer to the beneficiary of such Letters of Credit) and (b) the Tranche A Commitment Termination Date. The Issuer will make available to the beneficiary thereof the original of each Letter of Credit which it issues hereunder. Unless notified in writing by the Required Lenders before it issues a Letter of Credit that a Default or Event of Default exists, the Issuer may issue the requested Letter of Credit in accordance with the Issuer’s customary practices.

SECTION II.7.1. Other Lenders’ Participation. Upon the issuance of each Letter of Credit issued by the Issuer pursuant hereto, and without further action, each Lender (other than the Issuer) shall be deemed to have irrevocably and unconditionally purchased (without recourse, representation or warranty), to the extent of its

Percentage, a participation interest in such Letter of Credit (including any Disbursement thereunder), and such Lender shall, to the extent of its Percentage, be responsible for promptly (and in any event within one Business Day together with interest at the overnight LIBO Rate (rounded upward, if necessary, to the next highest 1/100 of 1%) for each day until reimbursement is made) purchasing from the Issuer a participation interest in the Disbursement which has not been reimbursed by the Borrower in accordance with Section 2.7.3 or which have been reimbursed by the Borrower but have been required to be returned or disgorged by the Issuer. In addition, such Lender shall, to the extent of its Percentage and so long as it shall have complied with its obligations under this Section and Section 2.7.3, be entitled to receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.3.2(a) with respect to each Letter of Credit and of interest payable pursuant to Section 3.2 with respect to any unreimbursed Disbursement. To the extent that any Lender has purchased from the Issuer a participation interest in any unreimbursed Disbursement, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrower or otherwise) in respect of such Disbursement.

SECTION II.7.2. Disbursements. The Issuer will notify the Borrower and the Agent promptly of the presentment for payment of any Letter of Credit issued by the Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). Subject to the terms and provisions of such Letter of Credit and this Agreement, the Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit in the applicable currency. Prior to 11:00 a.m. (London, England time) on the first Business Day following the Disbursement Date, the Borrower will reimburse the Agent, for the account of the Issuer, for all amounts which the Issuer has disbursed under such Letter of Credit, together with interest thereon at a rate per annum equal to the highest rate per annum then in effect pursuant to Section 3.2 for the period from the Disbursement Date through the date of such reimbursement.

SECTION II.7.3. Reimbursement. The obligation (a “Reimbursement Obligation”) of the Borrower under Section 2.7.2 to reimburse the Issuer with respect to each Disbursement (including interest thereon) made on the Borrower’s behalf, and, upon the failure of the Borrower to reimburse the Issuer (or if any reimbursement by the Borrower must be returned or disgorged by the Issuer for any reason), each Lender’s obligation under Section 2.7.1 to purchase a participation interest in any unreimbursed Disbursement, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or such Lender, as the case may be, may have or have had against the Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that, in the case of the Borrower, after paying in full its Reimbursement Obligation or, in the case of any Lender, after purchasing its participation interest in any unreimbursed Disbursement, in each case, hereunder, nothing herein shall adversely affect the right of the Borrower or such Lender, as the case may be, to commence any proceeding against the Issuer for any wrongful Disbursement made by the Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or wilful misconduct on the part of such Issuer.

SECTION II.7.4. Deemed Disbursements. Upon the occurrence and during the continuation of any Default of the type described in Section 8.1.9 or, with notice from the Agent, upon the occurrence and during the continuation of any other Event of Default

(a) an amount equal to that portion of all Letter of Credit Outstandings attributable to the then aggregate amount which is undrawn and available under all Letters of Credit issued and outstanding shall, without demand upon or notice to the Borrower, be deemed to have been paid or disbursed by the Issuer under such Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed); and

(b) upon notification by the Agent to the Borrower of the Borrower’s obligations under this Section, the Borrower shall be immediately obligated to reimburse the Issuer for the aggregate amount deemed to have been so paid or disbursed by such Issuer with respect to all Letter of Credit Outstandings.

Any amounts so payable by the Borrower pursuant to this Section shall be deposited in cash in the applicable currency in accounts under the sole control of the Agent and otherwise on terms satisfactory to the Agent and held as collateral security for the Obligations in connection with the Letters of Credit issued by the Issuers. In the case of any such deemed disbursement resulting from the occurrence of a Default or Event of Default, if such Default or

Event of Default has been cured or waived, the Agent shall return to the Borrower all amounts then on deposit with the Agent pursuant to this Section which have not been applied to the partial satisfaction of such Obligations.

SECTION II.7.5. Nature of Reimbursement Obligations. The Borrower and, to the extent set forth in Section 2.7.1, each Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuer shall not be responsible for:

(a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

(e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Issuer or any Lender hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by an Issuer in good faith (and not constituting gross negligence or wilful misconduct) shall be binding upon the Borrower and each such Lender, and shall not put such Issuer under any resulting liability to the Borrower or any such Lender, as the case may be.

SECTION II.8. Notes. Each Lender’s Loans under a Commitment shall be evidenced by a Note from the Borrower payable to the order of such Lender in a maximum principal amount equal to such Lender’s Percentage of the original applicable Commitment Amount. Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate applicable to, the Loans evidenced thereby, and whether such Loans are denominated in Dollars or an Optional Currency. Such notations shall be prima facie evidence of the accuracy of such information; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower or any other Non-U.S. Group Company.

SECTION II.9. Special Provisions for Optional Currency Loans and Letters of Credit.

SECTION II.9.1. Notification of Request. If any Borrowing Request requests a Borrowing in an Optional Currency, or if pursuant to any Continuation Notice the Borrower elects to continue any Loan denominated in an Optional Currency, the Agent shall in the notice given to the Lenders pursuant to Section 2.4 or Section 2.5, as the case may be, give details of such request or election including, as the case may be, the aggregate principal amount of the Borrowing in such Optional Currency to be made by each Lender pursuant to the terms of this Agreement or the aggregate principal amount of such Loans to be continued by each Lender pursuant to the terms of this Agreement.

SECTION II.9.2. Availability. Each Lender shall be treated as having confirmed that the Optional Currency requested, or elected by the Borrower to be continued, is Available to it unless no later than 12:00 noon (London, England time) two Business Days prior to the day of the requested Borrowing, or the proposed continuation, it shall have notified the Agent that such Optional Currency is not Available.

SECTION II.9.3. Notification of Availability. In the event the Agent has received notification from any of the Lenders that the Optional Currency requested or elected by the Borrower to be continued is not Available, then the Agent shall notify the Borrower and the Lenders thereof no later than 2:00 p.m. (London, England time) two Business Days prior to the day of the proposed Borrowing or proposed continuation.

SECTION II.9.4. Consequences of Non-Availability. If the Agent notifies the Borrower pursuant to Section 2.9.3 that any of the Lenders has notified the Agent that the Optional Currency requested or elected by the Borrower to be continued is not Available, such notification shall (a) in the case of any Borrowing Request, revoke such Borrowing Request and (b) in the case of any Continuation Notice, result in the Loans denominated in such Optional Currency being automatically converted into Loans denominated in Dollars for a one month Interest Period on the last day of the then-current Interest Period with respect to such Loans denominated in such Optional Currency.

SECTION II.9.5. Dollar Amount Determinations. For purposes of determining, on any date, the Loan outstandings borrowed in an Optional Currency and Letter of Credit Outstandings denominated in an Optional Currency and for purposes of calculating fees payable under Sections 3.3.1 and 3.3.2 with respect to Optional Currency Loans outstanding and Letter of Credit Outstandings, the principal amount of such Loans and the Letter of Credit Outstandings with respect to any Optional Currency Letter of Credit shall be deemed to be, as of any date of determination, the Dollar Amount thereof at such date. The initial Dollar Amount shall be determined by the Agent and/or Issuer, as the case may be, on the date of borrowing or issuance thereof determined in accordance with the definition of “Dollar Amount” in Section 1.1.

SECTION II.9.6. Optional Currency Letters of Credit. If a Disbursement is made by the Issuer under any Optional Currency Letter of Credit, the Dollar Amount of such Disbursement shall be determined by the Issuer on the Disbursement Date related thereto. The Issuer shall notify the Agent and the Borrower promptly of such Dollar Amount determined by it, on the date that such determination is required to be made.

SECTION II.9.7. [Intentionally Omitted]

SECTION II.9.8. European Monetary Union. If and to the extent that any provision of this Section relates to any state (or the currency of such state) that is not a Participating Member State on the Effective Date, such provision shall become effective in relation to such state (and the currency of such state) at and from the date on which such state becomes a Participating Member State.

(a) An amount denominated in the National Currency of a Participating Member State shall be redenominated into Euros in accordance with EMU legislation and paid by the debtor either in Euros or in such National Currency, and an amount denominated in Euros shall be paid by the debtor in Euros unless EMU Legislation provides otherwise, provided, that if and to the extent that any EMU Legislation provides that an amount denominated either in Euros or in the National Currency of a Participating Member State and payable within the Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euros or in that National Currency, any party to this Agreement shall be entitled to pay or repay any such amount either in Euros or in such National Currency.

(b) If the basis of accrual of interest or fees expressed in this Agreement with respect to the currency of any state that is or becomes a Participating Member State shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State.

(c) Without prejudice to the respective liabilities of the Borrower to the Lenders, the Issuer and the Agent under or pursuant to this Agreement, except as expressly provided in this clause (c), each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent in consultation with the Borrower may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to the Euro in Participating Member States.

SECTION II.10. Special Provisions Relating to the Overdraft Facility.

SECTION II.10.1. Overdraft Banks. Any Lender or other financial institution may, with the consent of the Borrower and the Agent, become an Overdraft Bank hereunder upon the due execution and delivery of an appropriate joinder agreement, in form and substance reasonably satisfactory to the Agent, pursuant to which such Lender or other financial institution assumes the rights and responsibilities of an Overdraft Bank hereunder.

SECTION II.10.2. Purpose, etc. In accordance with Schedule II, an Overdraft Bank may agree to provide an uncommitted overdraft facility to the Borrower pursuant to the terms hereof. Each Overdraft Borrower shall use any Overdraft Facility only as permitted by Schedule II.

SECTION II.10.3. Refinancing the Overdraft Facility.

(a) The Overdraft Bank may at any time give written notice (an “Overdraft Refinancing Notice”) to the Agent, which notice shall be substantially in the form set out in Part 2 of Schedule II, requesting that a Borrowing (an “Overdraft Refinancing Loan”) consisting of Tranche A Loans on the date specified in the Overdraft Refinancing Notice, which date must be a Business Day falling (i) (x) in the event that an Event of Default is not continuing, prior to the Tranche A Commitment Termination Date, and (y) in the event that an Event of Default has occurred and is continuing, prior to the Overdraft Exercise Deadline (as defined in clause (c) of this Section) relating to such Event of Default, and (ii) unless the Overdraft Refinancing Notice is received by the Agent no later than 10:00 a.m. or the Agent otherwise agrees, at least one Business Day after the date on which the Overdraft Refinancing Notice was given. Once received by the Agent, an Overdraft Refinancing Notice is irrevocable. The Agent agrees to notify the Lenders of any Overdraft Refinancing Notice and the contents thereof, promptly upon receipt of such Overdraft Refinancing Notice.

(b) The amount of the Overdraft Refinancing Loan requested shall equal to the aggregate of the net debit balances (or, in the Agent’s discretion, in the case of net debit balances denominated in an Optional Currency, the Dollar Equivalent thereof) (“Overdraft Outstandings”) then owing by each Overdraft Borrower under the Overdraft Facility (for the avoidance of doubt, such amount shall not exceed the Overdraft Limit).

(c) Upon receipt of an Overdraft Refinancing Notice, each Lender shall make to the Borrower, and the Borrower shall borrow, the Overdraft Refinancing Loan; provided, however, that if the Agent notifies the Overdraft Bank in writing that an Event of Default has occurred and is continuing, (i) unless the Overdraft Bank either delivers an Overdraft Refinancing Notice, or notifies the Agent that it will not be delivering an Overdraft Refinancing Notice, prior to the fifth Business Day after such notification from the Agent (the “Overdraft Exercise Deadline”), the Overdraft Bank shall be deemed to have given an Overdraft Refinancing Notice on such fifth Business Day, and (ii) during the period beginning on the Overdraft Exercise Deadline and ending on the date that such Event of Default shall have been cured, the Lenders shall not be required to make any Overdraft Refinancing Loans. The Agent agrees to notify the Overdraft Bank in writing if any Event of Default should occur and be continuing promptly after it has knowledge thereof. The Interest Period for an Overdraft Refinancing Loan shall be one month unless the Agent and the Borrower agree otherwise.

(d) At any time, the Agent may request in writing that the Overdraft Bank provide information in reasonable scope and detail relating to the Overdraft Facility (including, without limitation, the aggregate amount of all Overdraft Commitments at any given time), and the Overdraft Bank shall provide such information to the Agent promptly (and in any event no later than one Business Day) following receipt of such request from the Agent.

(e) The Agent shall transfer the proceeds of any Overdraft Refinancing Loan directly to an account designated by the Overdraft Bank and the Overdraft Bank shall immediately apply such proceeds on behalf of the Overdraft Borrowers towards repayment of the Overdraft Outstandings.

(f) The Borrower hereby irrevocably authorizes the Overdraft Bank to give any Overdraft Refinancing Notice to the Agent and to effect the drawing of an Overdraft Refinancing Loan on behalf, and for the account, of the Borrower, and each of the parties hereto irrevocably agrees to such Borrowing being effected in this manner.

(g) The Parties agree that if, for any reason, following the giving of an Overdraft Refinancing Notice, this Section 2.10 does not take effect in accordance with its terms so as to constitute a Borrowing by the Borrower of an Overdraft Refinancing Loan, the giving of such Overdraft Refinancing Notice shall constitute an assignment of Overdraft Outstandings to each of the Lenders that would otherwise be required to participate in the Overdraft Refinancing Loan, in accordance with such Lender’s Percentage, in consideration of the payment by such Lender of the amount required to be paid by it pursuant to this Section.

SECTION II.10.4. Limitation on Reduction of Tranche A Commitment. The Borrower shall not terminate, or reduce all or any portion of, the Tranche A Commitment Amount pursuant to Section 2.3 if such termination or reduction would reduce the unused portion of the Tranche A Commitment Amount to an amount less than the Overdraft Commitment then in effect, without the prior written consent of the Overdraft Bank.

SECTION II.10.5. No Obligation to Monitor. None of the Agent and the Lenders shall have any obligation to monitor or verify the use or application of the Overdraft Facility.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION III.1. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each of its Loans upon the Stated Maturity Date and pursuant to Section 8.2 and Section 8.3. Prior thereto, repayments and prepayments of Loans shall be made as set forth in this Section 3.1.

SECTION III.1.1. Voluntary Prepayments. Prior to the Stated Maturity Date, the Borrower may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of all of its Tranche A Loans or Tranche B Loans, as the case may be; provided, however, that

(a) any such prepayments shall be made pro rata among the Loans denominated in the same currency, and, if applicable, having the same Interest Period of all the Lenders;

(b) all such voluntary prepayments shall require at least one but no more than five Business Days’ prior written notice to the Agent; and

(c) all such voluntary partial prepayments of Loans shall be in an aggregate minimum amount of $2,000,000, 1,000,000 or 2,000,000 Euros, as applicable, and an aggregate integral multiple of $1,000,000, 500,000 or 1,000,000 Euros, as applicable.

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty but subject to Section 4.4. Each voluntary prepayment made by the Borrower in accordance with this Section shall be applied first to the prepayment of Tranche A Loans, as specified above, and following the repayment in full of the Tranche A Loans, to the prepayment of Tranche B Loans.

SECTION III.1.2. Mandatory Repayments and Prepayments. Prior to the Stated Maturity Date,

(a) the Borrower shall, on each date when the aggregate outstanding principal amount (after converting the aggregate outstanding principal amount of all Optional Currency Loans to the Dollar Amount thereof (subject to Sections 2.9.5 and 2.9.6)) of all Tranche A Loans of the Borrower exceeds the Tranche A Commitment Availability, make a mandatory prepayment of all Tranche A Loans in an amount equal to such excess;

(b) the Borrower shall, on each date when the aggregate outstanding principal amount (after converting the aggregate outstanding principal amount of all Optional Currency Loans to the Dollar Amount thereof (subject to Sections 2.9.5 and 2.9.6)) of all Tranche B Loans of the Borrower exceeds the Tranche B Commitment Availability, make a mandatory prepayment of all Tranche B Loans in an amount equal to such excess; or

(c the Borrower shall, no later than 180 days after receipt by the relevant Group Company of any Net Disposition Proceeds, Net Equity Proceeds or Net Debt Proceeds (or, if earlier, on the date on which it is decided that such proceeds shall not be reinvested in accordance with the proviso in this clause (c)), apply 100% of all Net Disposition Proceeds, Net Equity Proceeds and Net Debt Proceeds,

(i) to make a mandatory prepayment of, first, the Tranche A Loans and, second, the Tranche B Loans, and

(ii) thereafter, if no Loans are outstanding, to permanently reduce, first, the Tranche B Commitment Amount, and, second, the Tranche A Commitment Amount, in each case on a pro rata basis among the respective Lenders having such Commitments;

provided, however, that no such prepayment or reduction shall be required pursuant to this subparagraph (c) in respect of Net Disposition Proceeds or Net Equity Proceeds if such Net Disposition Proceeds or Net Equity Proceeds are reinvested in a Permitted Acquisition or in assets that will be used in a Core Business (other than in the line of business known as “Retail and Malls and Janitorial Supply Services”) no later than 180 days after their receipt; and

(d the Borrower shall, immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, repay all (or if only a portion of its Loans are accelerated thereunder, such portion of) such Loans.

Each prepayment of any Loans made pursuant to this Section shall be made without premium or penalty, except as specified herein.

SECTION III.2. Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

SECTION III.2.1. Rates. Loans comprising a Borrowing shall accrue interest at a rate per annum, during each Interest Period applicable thereto, equal to the sum of the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin.

“Adjusted LIBO Rate” means, relative to any Loan made by any Lender for any Interest Period,

(a) which is denominated in Dollars and made by such Lender out of its LIBOR Office located in the U.S., a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

Adjusted LIBO Rate	=	LIBO Rate
1.00 - LIBOR Reserve Percentage

(b) which is denominated in any Optional Currency or in Dollars and is made by such Lender out of its LIBOR Office located in London, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

Adjusted LIBO Rate	=	LIBO Rate + Associated Costs

The Adjusted LIBO Rate for any Interest Period for Loans denominated in Dollars and made by any Lender out of its LIBOR Office located in the U.S. will be determined by the Agent on the basis of the LIBOR Reserve Percentage in effect on, and the applicable rates furnished to and received by the Agent from Scotiabank, two Business Days before the first day of such Interest Period.

“LIBO Rate” means, in relation to any Loan or unpaid sum and any specified period:

(a) the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upwards to four decimal places) of the offered rates (if any) appearing on Telerate Page 3750 of the Dow Jones Telerate Monitor Service (or, in respect of any Optional Currency, any other applicable page of that service or, in respect of any Loan or unpaid sum denominated in Euro, the applicable page of that service for EUROLIBOR and, in each case, any equivalent successor to the relevant page) for deposits in the currency in which such Loan or unpaid sum is to be denominated and for such specified period at or about 11.00 a.m. on the Quotation Date for such specified period; or

(b) if no such rates appear on Telerate Page 3750 or other applicable page of the Dow Jones Telerate Monitor Service, the applicable page is not on display or the Dow Jones Telerate Monitor Service is not operating, the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the London interbank market deposits in the currency in which such Loan or unpaid sum is to be denominated and for such specified period at or about 11.00 a.m. on the Quotation Date for such specified period.

For the purposes of paragraphs (a) and (b) of this definition, “specified period” means the term of such Loan or, as the case may be, the relevant period in respect of which LIBOR fails to be determined in relation to such unpaid sum.

“LIBOR Reserve Percentage” means, relative to any Interest Period for Loans, the reserve requirements (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

All Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Loan.

SECTION III.2.2. Post-Default Rates. From and after the occurrence of any Event of Default, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the rate per annum otherwise in effect (including any additional margin in effect) plus a further margin of 2% per annum.

SECTION III.2.3. Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(a on the Stated Maturity Date;

(b on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on each three-month anniversary of the first day of such Interest Period); and

(d on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date therefor, upon acceleration or otherwise) shall be payable upon demand.

SECTION III.3. Fees. The Borrower (as applicable) agrees to pay the fees set forth in this Section 3.3. All such fees shall be non-refundable.

SECTION III.3.1. Commitment Fee.

(a) The Borrower agrees to pay to the Agent, for the pro rata account of each Lender of Tranche A Loans, for the period (including any portion thereof when the Tranche A Commitment is suspended by reason of any relevant Borrower’s inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Tranche A Commitment Termination Date, a commitment fee equal to 0.375% per annum on such Lender’s Percentage of the sum of the average daily undrawn and unused portion of the Tranche A Commitment Amount. For avoidance of doubt, the Tranche A Commitment shall be deemed to be used by the amount of the Letter of Credit Outstandings but shall not be deemed to be used by the amount of any Overdraft Facility. Such commitment fees shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Tranche A Commitment Termination Date.

(b) The Borrower agrees to pay to the Agent, for the pro rata account of each Lender of Tranche B Loans, for the period (including any portion thereof when the Tranche B Commitment is suspended by reason of any relevant Borrower’s inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Tranche B Commitment Termination Date, a commitment fee equal to 0.20% per annum on such Lender’s Percentage of the sum of the average daily undrawn and unused portion of the Tranche B Commitment Amount. Such commitment fees shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Tranche B Commitment Termination Date.

SECTION III.3.2. Letter of Credit Fee.

(a) The Borrower agrees to pay to the Agent, for the pro rata account of the Issuer and each Lender, a Letter of Credit fee in an amount equal to the then effective Applicable Margin multiplied by the Letter of Credit Outstandings, such fee to be paid quarterly in arrears on each Quarterly Payment Date and on the Tranche A Commitment Termination Date.

(b) The Borrower further agrees to pay to the Issuer such fees in connection with each Letter of Credit such additional fees, costs and expenses as may be agreed by the Borrower and the Issuer in a separate confidential fee letter (the “Letter of Credit Fee Letter”).

SECTION III.3.3. Fees, etc. The Borrower agrees to pay to the Agent and the Issuer for their own accounts, fees in the amounts, on the dates and in the manner set forth in the Fee Letter.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION IV.1. LIBO Rate Lending Unlawful, etc. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to (a) make, continue or maintain any Loan or (b) make any Loan to any particular Borrower, the obligations of such Lender to make, continue or maintain any such Loan, or Loan, as the case may be, shall, upon such determination, forthwith be suspended until such Lender shall notify the Agent that the circumstances causing such suspension no longer exist, and all Loans shall automatically become due and payable at the end of the then current Interest Periods with respect thereto or sooner, if required by applicable law.

SECTION IV.2. Deposits Unavailable. If the Agent shall have determined that

(a Dollar deposits in the relevant amount and for the relevant Interest Period are not available to Scotiabank in its relevant market; or

(b by reason of circumstances affecting Scotiabank’s relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to Loans or that the LIBO Rate will not adequately or fairly reflect the cost to the Lenders of making of maintaining Loans, then, the Agent shall promptly give the Borrower and each Lender notice thereof (a “Determination Notice”) containing particulars of the circumstances giving rise to such Determination Notice and:

(i) If the Agent or the Borrower so requires, within 5 Business Days of such Determination Notice, the Agent and the Borrower shall enter into negotiations with a view to agreeing on a reasonable alternative basis (the “Substitute Basis”) for making available or, as the case may be, maintaining its Loans, and any Substitute Basis that is agreed on shall take effect in accordance with its terms and be binding on each of the Agent, the Borrower and the Lenders.

(ii) If the Agent and the Borrower have entered into such negotiations and an agreement is not reached within 10 Business Days of the date of entry into such negotiations, the Agent shall certify the Substitute Basis. The Substitute Basis may (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest, but shall include a margin above the cost of funds (including any additional costs) to such Lenders equivalent to the Applicable Margin. Each Substitute Basis so certified shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Agent notifies the Borrower and the Lenders that none of the circumstances specified in clauses (a) and (b) continues to exist, at which time the normal interest rate fixing provision of this Agreement shall apply.

(iii) While any Substitute Basis remains in effect, the Agent in consultation with the Borrower, shall review on a regular basis whether the circumstances referred to in clauses (a) and (b) still exist with a view to returning to the normal interest rate fixing provisions of this Agreement if such circumstances do not exist.

SECTION IV.3. Increased Costs, etc. (a) Each Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any of the Borrower’s Loans (including but not limited to any imposition or effectiveness of reserve requirements not already included in the LIBOR Reserve Percentage or Adjusted LIBO Rate but excluding increases in Taxes and taxes expressly excluded from Taxes pursuant to the first sentence of Section 4.6, as to which the provisions of Section 4.6 shall control) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in, after the Effective Date, of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority (other than the requirements of the Bank of England and the Financial Services Authority reflected in the calculation of Associated Costs, except where such Associated Costs do not represent the cost to a Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority in relation to its funding or maintaining of Loans). Such Lender shall promptly notify the Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be paid by the Borrower directly to such Lender promptly (and, in any event, within 15 Business Days of receipt of such notice), and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

(b If at any time the introduction or effectiveness of or any change in any applicable law, rule or regulation (including those announced or published prior to the date of this Agreement), or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive issued by any such authority (whether or not having the force of law) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued, or participated in, by any Issuer or Lender, or (ii) impose on any Issuer or Lender any other conditions affecting this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuer or Lender of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuer or Lender hereunder with respect to Letters of Credit, then, to the extent not already included in the LIBOR Reserve Percentage or Adjusted LIBO Rate, within 15 Business Days of the receipt of the notice referred to below (which notice shall be given by the respective Issuer or Lender promptly after it determines such increased cost or reduction is applicable to Letters of Credit or its participation therein) to the Borrower by the respective Issuer or Lender (a copy of which notice shall be sent by such Issuer or Lender to the Agent), the Borrower shall pay to such Issuer or Lender such additional amount or amounts as will compensate such Issuer or Lender for such increased cost or reduction. A notice submitted to the Borrower by such Issuer or Lender, setting forth the basis for the calculation of such additional amount or amounts necessary to compensate such Issuer or Lender as aforesaid shall be conclusive and binding on the Borrower absent manifest error.

SECTION IV.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan) as a result of

(a any conversion or repayment or prepayment of the principal amount of any Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise;

(b any Loans not being made or continued in accordance with the Borrowing Request of the Borrower therefor as a result of the conditions precedent to such Loans not being satisfied or as a result of the Borrower attempting to revoke such Borrowing Request; or

(c any failure by the Borrower to prepay a Loan on the date specified in a notice of prepayment,

then, upon the written notice of such Lender to the Borrower (with a copy to the Agent), the Borrower shall promptly (and, in any event, within 15 Business Days of receipt of such notice) pay directly to such Lender such amount as will (in the determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

SECTION IV.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Lender or Issuer or any Person controlling such Lender or Issuer, and such Lender or Issuer determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of its Commitments or the Loans made by such Lender or (to the extent, if any, not covered by Section 4.3(b)) Letters of Credit issued or participated in by such Lender or Issuer is reduced to a level below that which such Lender, Issuer or such controlling Person (to the extent, if any, not covered by Section 4.3(b)) could have achieved but for the occurrence of any such circumstance, then, to the extent not already included in the LIBOR Reserve Percentage or Adjusted LIBO Rate, in any such case upon notice from time to time by such Lender or Issuer to the Borrower, the Borrower shall immediately pay directly to such Lender or Issuer additional amounts sufficient to compensate such Lender or Issuer or such controlling Person for such reduction in rate of return. A statement of such Lender or Issuer as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Lender or Issuer may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

SECTION IV.6. Taxes. All payments by the Borrower hereunder and under all other Loan Documents shall be made without setoff, counterclaim or other defense, and free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, levies, imposts, duties or withholdings or other charges of any nature whatsoever (including all interest, penalties or similar liabilities with respect to any such charge) imposed by any Governmental Authority, but excluding franchise taxes, taxes imposed on or measured by any Lender’s net income or receipts or similar taxes (such non-excluded items, solely for purposes of this Section, being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, or any interpretation thereof by any Governmental Authority (whether such law, rule, regulation or interpretation is in effect at the Effective Date or is enacted or implemented at any time thereafter), then the Borrower will

(i pay directly to the relevant Governmental Authority the full amount (as increased pursuant to clause (iii) below) required to be so withheld or deducted (except to the extent that the relevant Governmental Authority has no claim on the Agent or any Lender for such amount and the relevant Borrower is contesting the payment of such tax in good faith);

(ii promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and

(iii pay to the Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender (after withholding or deduction for or on account of all Taxes) will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Agent, any Lender or any Issuer with respect to any payment received by the Agent, such Lender or such Issuer hereunder, the Agent or such Lender may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had not such Taxes been asserted. Notwithstanding the above, if any Lender is not entitled to receive principal, interest and fees under this Agreement from the Borrowers without withholding of United Kingdom income tax or Luxembourg income tax by reason of such Lender’s inability (other than due to a change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request of any court, central bank, regulator or other Governmental Authority, in each case arising after the Effective Date) to make the representations set forth in clauses (a) and (b) of the penultimate paragraph of this Section on the applicable dates referred to therein, the Borrower shall not be obligated to pay any additional amounts that it would otherwise be required to pay pursuant to this Section in respect of such withholding.

If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for the account of the respective Lenders and the Issuer, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders and the Issuer for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent or any Lender or the Issuer to or for the account of any Lender or the Issuer shall be deemed a payment by the applicable Borrower.

Each Lender represents to the Borrower and the Agent

(x) in the case of a Lender which is a Lender on the Effective Date, on the Effective Date,

(y) in the case of a Lender which becomes a Lender after the Effective Date, on the date it becomes a Lender, and

(z) in each case, solely with respect to clause (a) below, on each Quarterly Payment Date and on the last day of each Interest Period for any Loans,

that such Lender is

(a) either (i) a bank beneficially entitled to interest in respect of such Loans and within the charge to corporation tax in respect of such interest for the purposes of Section 349(3)(a) of the Income and Corporation Taxes Act off 1988 of the United Kingdom; or (ii) a bank lending through any other branch, Affiliate or agency if, at the time the bank becomes a party, the bank or affiliate (as the case may be) (A) is a resident in a country with which the United Kingdom has an appropriate double taxation treaty pursuant to which that bank or Affiliate (as the case may be) is entitled to receive principal, interest and fees under this Agreement from the Borrowers without withholding of United Kingdom income tax (and such bank or affiliate (as the case may be) has effectively claimed the benefit of such treaty in respect of this Agreement so that the Borrowers are not requested to make any such withholding) or (B) is otherwise entitled to receive principal, interest and fees without such withholding, and shall forthwith notify the Borrower and the Agent if either representation ceases to be correct; and

(b) resident in a country with which Luxembourg has an appropriate double taxation treaty pursuant to which that Lender is (i) entitled to receive principal, interest and fees under this Agreement from the Borrower without withholding of Luxembourg income tax (and such Lender has effectively claimed the benefit of such treaty in respect of this Agreement so that the Borrower is not requested to make any such withholding), or (ii) is otherwise entitled to receive principal, interest and fees without such withholding, and shall forthwith notify the Borrower and the Agent if either representation ceases to be correct.

Each Lender will use reasonable efforts to apply for, and reimburse to, the Borrower any tax credit which it receives as a result of the payment by the Borrower of any Taxes.

SECTION IV.7. Payments, Computations, etc.

(a) The dollar is the currency of account and payment for each and every sum at any time due from the Borrower hereunder, provided, however that:

(i) each repayment of a Loan or a part thereof shall be made in the currency in which such Loan is denominated at the time of that repayment;

(ii) each payment (including, without limitation, any fees relating thereto) in respect of a Letter of Credit shall be made in the currency in which such Letter of Credit is denominated;

(iii) each payment of interest shall be made in the currency in which the sum in respect of which such interest is payable is denominated;

(iv) each payment in respect of costs and expenses shall be made in the currency in which the same were incurred;

(v) each payment pursuant to Section 4.5 or Section 4.6 shall be made in the currency specified by the party claiming thereunder; and

(vi) any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

(b) Unless otherwise expressly provided, all payments by the Borrower pursuant to or in respect of this Agreement, the Notes, each Letter of Credit or any other Loan Document shall be made by the Borrower to the Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Agent shall be made, without setoff, deduction or counterclaim, not later than 12:00 noon (London, England time), on the date due, in same day or immediately available funds, to such account as the Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Agent on the next succeeding Business Day. The Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Agent for the account of such Lender. All interest and fees (including any post-default rate interest payments made pursuant to Section 3.2.2) shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days except with respect to Loans denominated in Sterling which shall accrue interest computed on the basis of 365 days; provided, however, that to the extent the current market practice is to compute interest and/or fees in respect of any Optional Currency or any Loan denominated in any Optional Currency in a manner other than as set forth above, all interest and fees hereunder shall be computed on the basis of such market practice, as certified to the Borrower by the Agent. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment. The Agent is authorized to charge any account maintained by the Borrower with it for any Obligations owing to it or any of the Lenders.

SECTION IV.8. Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 and 4.6) in excess of its pro rata share of payments pursuant to Section 4.7, then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Credit Extensions made by them (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (a) the amount of such selling Lender’s required repayment to the purchasing Lender to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION IV.9. Setoff. Each Lender shall, upon the occurrence of any Event of Default and with the consent of the Required Lenders, to the extent permitted under applicable law, appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided, however, that (a) any such appropriation and application shall be subject to the provisions of Section 4.8 (each Lender agreeing promptly to notify the Borrower and the Agent after any such setoff and application made by such Lender) and (b) no Lender may setoff against or apply any such balances, credits, deposits, accounts or moneys of the Borrower to any Obligations other than the Obligations of the Borrower; but the failure to give such notice shall not affect the validity of such setoff and application). The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have. Each Lender shall, subject to the requirements of this Section, be permitted to appropriate and apply any moneys in any currency (the “First Currency”) to Obligations denominated in any other currency (the “Second Currency”) by calculating the relevant equivalent determined by using the quoted spot rate at which Scotiabank’s principal office in New York, New York, offers to exchange the Second Currency for such First Currency in New York, New York, at the open of business on such date.

SECTION IV.10. Use of Proceeds. The Borrower shall use each Letter of Credit and the proceeds of each Loan in accordance with the fourth recital; without limiting the foregoing, no Letter of Credit will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any “margin stock”, as defined in F.R.S. Board Regulation U.

SECTION IV.11. Substitution of LIBOR Office in Certain Circumstances. If any Lender would otherwise (a) have its obligation to make, continue or maintain Loans suspended pursuant to Section 4.1 or (b) be entitled to receive additional amounts pursuant to Section 4.3, 4.5 or 4.6, such Lender shall designate a different LIBOR Office if such designation will avoid the need for such suspension or eliminate or reduce the amounts of such additional amounts and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION IV.12. Substitution of Lender; Election to Terminate. If (a) the obligation of any Lender to make, continue or maintain Loans has been suspended pursuant to Section 4.1 or (b) any Lender has demanded to be paid additional amounts pursuant to Section 4.3, 4.5 or 4.6, the Borrower shall have the right, with the assistance of the Agent, to seek one or more financial institutions (a “Substitute Lender”), which may be one or more of the Lenders, to purchase the Notes and assume the Commitments of such Lender (the “Affected Lender”), and if the Borrower locates a Substitute Lender, the Affected Lender shall, upon (i) payment to it of the purchase price agreed between it and the Substitute Lender (or, failing such agreement, a purchase price in the amount of the outstanding principal amount of its Loans and accrued interest thereunder to the date of payment) plus any amount (other than principal and interest) then due to it or accrued for its account hereunder, (ii) the written consent of each Issuer (which consent shall be based on such Issuer’s reasonable determination of the ability of such Substitute Lender to meet the financial obligations of a Lender hereunder) and (iii) payment by the Borrower to the Affected Lender and the Agent of all reasonable out-of-pocket expenses in connection with such assignment and assumption, assign all its rights and obligations under this Agreement and the Notes (including its Commitments and its Loans) to the Substitute Lender, and the Substitute Lender shall assume such rights and obligations, whereupon the Substitute Lender shall become a party hereto and shall have the rights and obligations of a Lender hereunder and under the other Loan Documents.

SECTION IV.13. Judgment Currency. If any sum due from the Borrower under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation hereto, the Borrower shall indemnify and hold harmless each of the persons to whom such sum is due from and against any loss suffered as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which such person may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

ARTICLE V

CONDITIONS PRECEDENT

SECTION V.1. Initial Credit Extension. The obligations of the Lenders to make the initial Credit Extension hereunder shall be subject to the satisfaction of each of the conditions precedent set forth in Schedule V hereto on the Effective Date.

SECTION V.2. All Credit Extensions. The obligation of each Lender to make any Credit Extension (including the initial Credit Extension) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

SECTION V.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to such Credit Extension) the following statements shall be true and correct:

(a the representations and warranties set forth in Article VI and those set forth in any other Loan Document shall be true and correct with the same effect as if then made (unless stated to relate solely to an early date, in which case such representations and warranties shall be true and correct as of such earlier date);

(b except as disclosed by the Borrower to the Agent and the Lenders pursuant to Section 6.7,

(i no labor controversy, litigation, arbitration or governmental investigation or proceeding shall be pending or, to the knowledge of any Group Company, threatened against the Group Parent or any of its Subsidiaries which might materially adversely affect the consolidated business, operations, assets, revenues, properties or prospects of the Group Parent, the Borrower or any of their respective Subsidiaries or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document; and

(ii no development shall have occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to Section 6.7 which might materially adversely affect the consolidated businesses, operations, assets, revenues, properties or prospects of the Group Parent, the Borrower and their respective Subsidiaries taken as a whole; and

(c no Default shall have then occurred and be continuing, and none of the Parent, the Borrower and any of their respective Subsidiaries is in material violation of any law or governmental regulation or court order or decree which violation might materially adversely affect the consolidated business, operations, assets, revenues, properties or prospects of the Group Parent, the Borrower and their respective Subsidiaries taken as a whole.

SECTION V.2.2. Credit Request. The Agent shall have received a Borrowing Request or Issuance Request, as the case may be, for such Credit Extension. Each of the delivery of a Borrowing Request or an Issuance Request and the acceptance by the Borrower of the proceeds of the Borrowing or the issuance of the Letter of Credit, as applicable, shall constitute a representation and warranty by the Borrower that, on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of proceeds thereof) or the issuance of the Letter of Credit, as applicable, the statements made in Section 5.2.1 are true and correct.

SECTION V.2.3. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Group Companies shall be satisfactory in form and substance to the Agent and its counsel; the Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Agent or its counsel may reasonably request.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Agent to enter into this Agreement and to make Credit Extensions hereunder, the Borrower represents and warrants unto the Agent and each Lender as set forth in this Article VI.

SECTION VI.1. Organization, etc. The Borrower is a corporation validly organized and existing and in good standing under the laws of Luxembourg, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification except where such failure to qualify will not have a materially adverse affect on the Borrower, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement and each other Loan Document to which it is a party and to own and hold under lease its property, and to conduct its business substantially as currently owned, held or conducted by it.

SECTION VI.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document executed or to be executed by it are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not:

(a contravene the Borrower’s Organic Documents;

(b contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower; or

(c result in, or require the creation or imposition of, any Lien on any of the Borrower’s properties.

SECTION VI.3. Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Loan Document to which it is a party.

SECTION VI.4. Validity, etc. This Agreement constitutes, and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms.

SECTION VI.5. Financial Information. The following financial statements have been furnished to the Agent and each Lender (a) the statutory balance sheets of the Borrower as at March 31, 1999 and the related statutory statements of earnings and cash flow of the Borrower, and (b) the unaudited balance sheet of the Borrower as at December 31, 1999 and the related unaudited statements of earnings and cash flow of the Borrower. Such financial statements have been prepared in accordance with applicable legal requirements in Luxembourg consistently applied, and present fairly the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

SECTION VI.6. No Material Adverse Change. Since March 31, 1999, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Borrower.

SECTION VI.7. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding, or labor controversy affecting the Borrower, or any of its properties, businesses, assets or revenues, which could reasonably be expected to materially adversely affect the financial condition, operations, assets, business, properties or prospects of the Borrower taken as a whole or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document against the Borrower, except as disclosed in Item 6.7 (“Litigation”) of the Disclosure Schedule.

SECTION VI.8. Subsidiaries. The Borrower does not now, and will not at any time have, any Subsidiaries, or, if the Borrower acquires any Subsidiary, such Subsidiary shall be liquidated promptly thereafter.

SECTION VI.9. Ownership of Properties. The Borrower owns good and marketable title to, or with respect to leaseholds and licenses holds pursuant to valid leases or valid licenses, all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights) that are necessary for the operation and conduct of its business, free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 7.2.3.

SECTION VI.10. Taxes. The Borrower has filed all tax returns and reports required by law to have been filed by it and has paid all Taxes and governmental charges thereby shown to be owing, except any such Taxes

(a) which are not material to the Borrower, or

(b) which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

SECTION VI.11. Environmental Warranties. Except as set forth in Item 6.11 (“Environmental Matters”) of the Disclosure Schedule:

(a) all facilities and property (including underlying groundwater) owned or leased by the Borrower have been, and continue to be, owned or leased by the Borrower in material compliance with all Environmental Laws, except to the extent such non-compliance would not have or be expected to have a material adverse effect on the Borrower;

(b) there have been no past, and there are no pending or threatened

(i) claims, complaints, notices or requests for information received by the Borrower with respect to any alleged material violation of any Environmental Law, or

(ii) complaints, notices or inquiries to the Borrower regarding potential material liability under any Environmental Law,

except to the extent such non-compliance would not have or be expected to have a material adverse effect on the Borrower;

(c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrower;

(d) the Borrower has been issued and is in material compliance with all material permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses, except to the extent such non-compliance would not have or be expected to have a material adverse effect on the Borrower;

(f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrower;

(h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Borrower that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrower; and

(i) no conditions exist at, on or under any property now or previously owned or leased by the Borrower which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition of the Borrower.

SECTION VI.12. Regulations G, U and X. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no Credit Extension will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation G, U or X. Terms for which meanings are provided in F.R.S. Board Regulation G, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION VI.13. Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby, true and complete copies of which were furnished to the Agent and each Lender in connection with its execution and delivery hereof) is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Agent or any Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Agent and such Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.

ARTICLE VII

COVENANTS

SECTION VII.1. Affirmative Covenants. The Borrower agrees with the Agent and each Lender that, until the Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.1.

SECTION VII.1.1. Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to the Agent copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a balance sheet of the Borrower as of the end of such Fiscal Quarter and a statement of earnings and cash flow of the Borrower for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial Authorized Officer of the Borrower;

(b) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the statutory audit report for such Fiscal Year for the Borrower, including therein the balance sheet of the Borrower as of the end of such Fiscal Year and the statement of earnings and cash flow of the Borrower for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner reasonably acceptable to the Agent and the Required Lenders by independent public accountants acceptable to the Agent and the Required Lenders;

(c) as soon as possible and in any event within three Business Days after the Borrower knows or has reason to believe that a Default has occurred, a statement of the chief financial Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

(d) as soon as possible and in any event within three Business Days after (i) the occurrence of any adverse development with respect to any litigation, action, proceeding, or labor controversy described in Section 6.7 or (ii) the commencement of any labor controversy, litigation, action, proceeding of the type described in Section 6.7, notice thereof and copies of all documentation relating thereto;

(e) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its securityholders, and all reports and registration statements which the Borrower files with any securities regulatory agency or authority or any national securities exchange; and

(f) such other information respecting the condition or operations, financial or otherwise, of the Borrower as any Lender through the Agent may from time to time reasonably request.

SECTION VII.1.2. Compliance with Laws, etc. The Borrower will comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (without limitation):

(a) the maintenance and preservation of its corporate existence and qualification as a foreign corporation, except as permitted pursuant to Section 7.2.8; and

(b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent (i) such payment is not material to the

Borrower, or (ii) such payment is being diligently contested in good faith by appropriate proceedings and adequate reserves have been set aside on its books in accordance with GAAP.

SECTION VII.1.3. Maintenance of Properties. The Borrower will maintain, preserve, protect and keep its properties in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Borrower determines in good faith that the continued maintenance of any of its properties is no longer economically desirable.

SECTION VII.1.4. Insurance. The Borrower will maintain or cause to be maintained with responsible insurance companies (or on a self-insured basis consistent with market practice) insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and will, upon request of the Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower in accordance with this Section.

SECTION VII.1.5. Books and Records. The Borrower will keep books and records which in all material respects accurately reflect all of its business affairs and transactions, and,

(a) so long as a Default has not occurred, permit the Agent on behalf of each Lender or any of its representatives, or

(b) if any Default has occurred and is continuing, permit the Agent and each Lender or any of their respective representatives,

at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower’s financial matters with each Lender or its representatives whether or not any representative of the Borrower is present) and to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other corporate records. The Borrower agrees to pay any fees of such independent public accountant incurred in connection with the Agent’s or any Lender’s exercise of its rights pursuant to this Section.

SECTION VII.1.6. Environmental Covenant. The Borrower will,

(a) use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

(b) immediately notify the Agent and provide copies upon receipt of all material written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws; and

(c) provide such information and certifications which the Agent may reasonably request from time to time to evidence compliance with this Section 7.1.6.

SECTION VII.1.7. Real Property. The Borrower will not at any time acquire any ownership interest in any real property.

SECTION VII.1.8. Additional Guarantees, Collateral, etc. In the event that, pursuant to the terms of any Loan Document, any Person shall be required to guaranty any Indebtedness owing to the Borrower or to grant and perfect in favor of the Borrower a security interest in any of its assets (including without limitation any shares of capital stock held by such Person), the Borrower will, as soon as practicable after such Person becomes required to take any such actions,

(a) ensure that (i) any actions required to be taken to establish and/or perfect a security interest in the assets of such Person shall be taken in a manner reasonably satisfactory to the Agent and (ii) any documents required to be delivered in connection therewith shall be delivered in form and substance reasonably satisfactory to the Agent;

(b) deliver to the Agent such documents as shall be necessary or as the Agent shall reasonably request to assign to the Agent all Liens and other rights granted by such Person in any such assets; and

(c) deliver to the Agent certificates, evidencing all of the issued and outstanding shares of capital stock required to be pledged pursuant to any Loan Document, in each case together with undated stock powers duly executed in blank, or, if any of such securities are uncertificated securities or are held through a financial intermediary, confirmation and evidence satisfactory to the agent that the security interest in such uncertificated securities has been transferred to and perfected by the Agent for the benefit of the Lenders in accordance with applicable law.

SECTION VII.1.9. Amendments, Waivers to U.S. Note Documents. The Borrower will not consent or agree, without the prior written consent of the Agent (a) to amend, modify or waive any provision of the U.S. Note Documents or the Intercompany Notes, or (b) to the repayment or other satisfaction of any debt outstanding pursuant to the U.S. Loan Agreement, the U.S. Note or the Intercompany Notes if, after giving effect to such repayment or other satisfaction, the aggregate outstanding principal amount of the debt outstanding (i) pursuant to the U.S. Loan Agreement would be less than $10,000,000 and (ii) pursuant to the U.S. Loan Agreement, the U.S. Note and the Intercompany Notes that is secured by the collateral covered by the U.S. Note Security Agreement and the U.S. Note Pledge Agreement would be less than $250,000,000.

SECTION VII.1.10. Cross-Defaults of Intercompany Debt. The Borrower will ensure that the terms and conditions of the Intercompany Notes shall at no time, and will not consent or agree to any modification of such terms and conditions if such modification would, result in the occurrence of an Event of Default under Section 8.1.13.

SECTION VII.2. Negative Covenants. The Borrower agrees with the Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.2.

SECTION VII.2.1. Business Activities. The Borrower will not engage in any business activity, except those described in the first recital and such activities as may be incidental or related thereto.

SECTION VII.2.2. Indebtedness. The Borrower will not create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a) Indebtedness in respect of the Obligations;

(b) Indebtedness existing as of the Effective Date which is identified in Item 7.2.2(b) (“Ongoing Indebtedness”) of the Disclosure Schedule;

(c) Intercompany Debt and accrued interest thereon;

(d) unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services and bank overdrafts representing checks posted by a Group Company but not yet issued to the payee thereof, but excluding Indebtedness incurred through the borrowing of money or Contingent Liabilities);

(e) Indebtedness consisting of Subordinated Debt; and

(f) Contingent Liabilities in respect of any of the foregoing.

SECTION VII.2.3. Liens. The Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations, granted pursuant to any Loan Document;

(b) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(c) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(d) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; and

(e) judgment Liens in existence less than 15 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies.

SECTION VII.2.4. Investments. The Borrower will not make, incur, assume or suffer to exist any Investment in any other Person, except:

(a) Investments existing on the Effective Date and identified in Item 7.2.4(a) (“Ongoing Investments”) of the Disclosure Schedule;

(b) Cash Equivalent Investments;

(c) Investments made in any other Securing Group Company;

(d) Investments made in any U.K. Subsidiary Non-Guarantor so long as the aggregate amount of such Investments made by all Group Companies does not exceed 1,000,000 at any one time outstanding;

(e) Investments consisting of Southern Management Investments; and

(f) Contingent Liabilities in respect of any of the foregoing;

provided, however, that any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements.

SECTION VII.2.5. Restricted Payments, etc. On and at all times after the Effective Date:

(a) The Borrower will not declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of any class of its capital stock (now or hereafter outstanding), or on any warrants, options or other rights with respect to any shares of any class of its capital stock (now or hereafter outstanding), other than the following:

(x) dividends or distributions payable in its common stock or warrants to purchase its common stock or splitups or reclassifications of its stock into additional or other shares of its common stock, and

(y) any such dividend or distribution paid or made to any other Securing Group Company,

or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of, or agree or permit any of its Subsidiaries to purchase or redeem, any shares of any class of its capital stock (now or hereafter outstanding), or warrants, options or other rights with respect to any shares of any class of capital stock (now or hereafter outstanding).

(b) The Borrower will at all times hold Intercompany Debt (i) for which a U.S. Company is the borrower or issuer, (ii) that is secured by the U.S. Note Security Agreement and the U.S. Note Pledge Agreement, (iii) that is guaranteed by the U.S. Note Guaranty, and (iv) the maturity of which can be accelerated upon the occurrence of any Default, in an outstanding principal amount at least equal to $250,000,000.

SECTION VII.2.6. Take or Pay Contracts. The Borrower will not enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by the Borrower regardless of whether such materials, supplies, other property or services are delivered or furnished to it.

SECTION VII.2.7. Consolidation, Merger, etc. The Borrower will not liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof).

SECTION VII.2.8. Asset Dispositions, etc. The Borrower will not sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets (including accounts receivable) to any Person (other than another Securing Group Company), unless such sale, transfer, lease, contribution or conveyance (a) is in the ordinary course of its business or (b) is a Permitted Other Disposition.

SECTION VII.2.9. Transactions with Affiliates. The Borrower will not enter into, or cause, suffer or permit to exist, any arrangement or contract with any Person (other than with another Securing Group Company), unless such arrangement or contract (a) is fair and equitable to the Borrower and is on an arms’-length basis and (b) is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Borrower with a Person which is not one of its Affiliates.

SECTION VII.2.10. Negative Pledges, Restrictive Agreements, etc. The Borrower will not enter into any agreement (excluding this Agreement, any other Loan Document and any agreement governing any Ongoing Indebtedness as in effect on the Effective Date) prohibiting:

(a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of the Borrower to amend or otherwise modify this Agreement or any other Loan Document; or

(b) the ability of the Borrower to make any payments to the Group Parent or any of its Subsidiaries, directly or indirectly, by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of the Borrower to make any payment, directly or indirectly, to any the Group Parent or any of its Subsidiaries.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION VIII.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”.

SECTION VIII.1.1. Non-Payment of Obligations. The Borrower shall default in the payment when due of any Obligation.

SECTION VIII.1.2. Breach of Warranty. Any representation or warranty of any Group Company made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of any Group Company to the Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made in any material respect.

SECTION VIII.1.3. Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any of its obligations under Section 7.2.

SECTION VIII.1.4. Non-Performance of Other Covenants and Obligations. The Borrower shall default in the due performance and observance of any agreement contained herein (other than Section 7.2), or any Group Company shall default in the due performance and observance of any agreement contained in any other Loan Document executed by it, and (other than in the case of any agreement contained in Section 4.2 of the Group Parent Guaranty, Section 4.2 of the U.K. Guaranty, or Section 2.2 of Schedule 3 to the U.S. Loan Agreement) such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Agent or any Lender.

SECTION VIII.1.5. Default on Financial Debt. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Financial Debt of any Group Company or any of its Subsidiaries (including, without limitation, any Intercompany Debt of any U.S. Company held by the Borrower, and any other Intercompany Debt subject to a Lien in favor of the Agent), or a default shall occur in the performance or observance of any obligation or condition with respect to such Financial Debt, in each case, if the effect of such default is to accelerate the maturity of any such Financial Debt or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Financial Debt, or any trustee or agent for such holders, to cause such Financial Debt to become due and payable prior to its expressed maturity.

SECTION VIII.1.6. Judgments. Any judgment or order for the payment of money in excess of $1,000,000 shall be rendered against any Group Company or any of its Subsidiaries and either:

(a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and shall not have been terminated or stayed within a 10 day period; or

(b) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

SECTION VIII.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan:

(a) the institution of any steps by any Group Company, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, any Group Company or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $1,000,000; or

(b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

SECTION VIII.1.8. Change of Control. Any Change in Control shall occur.

SECTION VIII.1.9. Bankruptcy, Insolvency, etc. Any Group Company or any of its Subsidiaries shall

(a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

(b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver or administrative receiver, sequestrator or other custodian for such Group Company or such Subsidiary or any property of any thereof, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver or administrative receiver, sequestrator or other custodian for any Group Company or any of its Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that the Borrower hereby expressly authorizes the Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of any Group Company or any of its Subsidiaries, and, if any such case or proceeding is not commenced by a Group Company or any of its Subsidiaries, such case or proceeding shall be consented to or acquiesced in by a Group Company or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Borrower hereby expressly authorizes the Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(e) take any action authorizing, or in furtherance of, any of the foregoing.

SECTION VIII.1.10. Impairment of Security, etc. Any Loan Document to which any Group Company is a party, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of such Group Company; any Group Company or any other Person shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any Lien securing any Obligation or any U.S. Note Obligation shall, in whole or in part, cease to be a perfected first priority Lien.

SECTION VIII.1.11. Material Adverse Change. The occurrence of a change in the business or financial condition of the Group Parent and its Subsidiaries taken as a whole that is materially adverse.

SECTION VIII.1.12. Intercompany Debt Payable on Demand. There is not, at any time, at least $10,000,000 of Intercompany Debt owed by the U.S. Parent to the Borrower pursuant to the U.S. Parent Revolving Loan Agreement that is payable on demand.

SECTION VIII.1.13. Intercompany Note Cross-Default. All of the Indebtedness outstanding pursuant to the Intercompany Notes and the Southern Management Note is not, at any time, either

(a) payable upon demand made by the Borrower or the U.S. Parent, as applicable, or

(b) capable of being accelerated by the Borrower or the U.S. Parent, as applicable, upon (i) a default in the payment when due (whether at maturity, upon acceleration or upon demand) of any other Indebtedness outstanding pursuant to the Intercompany Notes or the Southern Management Note or (ii) the occurrence of any event which would (with notice or lapse of time or both) permit the Borrower or the U.S. Parent, as applicable, to accelerate the maturity of any other Indebtedness outstanding pursuant to the Intercompany Notes or the Southern Management Note.

SECTION VIII.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and all Obligations shall automatically be and become immediately due and payable, without notice or demand.

SECTION VIII.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.

ARTICLE IX

THE AGENT

SECTION IX.1. Actions. Each Lender hereby appoints Scotiabank as its Agent and as its security trustee (in such capacity, the “Security Trustee”) under and for purposes of this Agreement and each other Loan Document. Each Lender authorizes the Agent and the Security Trustee, as appropriate, to act on behalf of such Lender under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agent or Security Trustee, as applicable (with respect to which the Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent or the Security Trustee, as applicable, by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agent and the Security Trustee, pro rata according to such Lender’s Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agent or the Security Trustee in any way relating to or arising out of this Agreement and any other Loan Document, including reasonable attorneys’ fees, and as to which the Agent or Security Trustee is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the Agent’s or the Security Trustee’s gross negligence or wilful misconduct. Neither the Agent nor the Security Trustee shall be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Agent or the Security Trustee shall be or become, in the Agent’s or the Security Trustee’s determination, inadequate, the Agent or the Security Trustee, as applicable, may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION IX.2. Exculpation. None of the Agent, the Security Trustee and their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own wilful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, or for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, or to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document. Any such inquiry which may be made by the Agent or the Security Trustee shall not obligate it to make any further inquiry or to take any action. The Agent and the Security Trustee shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Agent or the Security Trustee, as applicable, believes to be genuine and to have been presented by a proper Person.

SECTION IX.3. Successor. Each of the Agent and the Security Trustee may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders. If the Agent or the Security Trustee at any time shall resign, the Required Lenders may appoint another Lender as a successor Agent or Security Trustee which shall thereupon become the Agent or Security Trustee, as applicable, hereunder. If no successor Agent or Security Trustee shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s or Security Trustee’s giving notice of resignation, then the retiring Agent or Security Trustee, as applicable, may, on behalf of the Lenders, appoint a successor Agent or Security Trustee, as applicable, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any

State thereof) or Canada or a U.S. or Canadian branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent or Security Trustee hereunder by a successor Agent or Security Trustee, such successor Agent or Security Trustee shall be entitled to receive from the retiring Agent or Security Trustee, as applicable, such documents of transfer and assignment as such successor Agent or Security Trustee may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent or Security Trustee, and the retiring Agent or Security Trustee shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s or Security Trustee’s resignation hereunder as the Agent or Security Trustee, the provisions of:

(a) this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent or Security Trustee, as applicable, under this Agreement; and

(b) Section 10.3 and Section 10.4 shall continue to inure to its benefit.

SECTION IX.4. Extensions of Credit by Scotiabank. Scotiabank and its Affiliates shall have the same rights and powers with respect to its Loans, its Notes and its participating interests in the Letters of Credit as any other Lender and may exercise the same as if it were not the Agent or Security Trustee. Scotiabank and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Group Company or any Subsidiary or Affiliate of any Group Company as if Scotiabank were not the Agent or Security Trustee hereunder.

SECTION IX.5. Credit Decisions. Each Lender acknowledges that it has, independently of the Agent, the Security Trustee and each other Lender, and based on such Lender’s review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Agent, the Security Trustee and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

SECTION IX.6. Copies, etc. The Agent and the Security Trustee shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Agent or the Security Trustee by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). Each of the Agent and the Security Trustee will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Agent or the Security Trustee, as applicable, from the Borrower for distribution to the Lenders by the Agent or the Security Trustee in accordance with the terms of this Agreement.

SECTION IX.7. Funding Reliance, etc. Unless the Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m., London time, on the day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Agent may assume that such Lender has made such amount available to the Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Agent, such Lender and the Borrower severally agree to repay the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Agent made such amount available to the Borrower to the date such amount is repaid to the Agent, at the interest rate applicable at the time to Loans comprising such Borrowing.

SECTION IX.8. Agent’s and Security Trustee’s Discretions. Each of the Agent and the Security Trustee may:

(a) assume, unless it has, in its capacity as agent for the Lenders, received notice to the contrary from any other party hereto, that (i) any representation made by the Borrower or any other Group Company in connection herewith is true, (ii) no Default or Event of Default has occurred, (iii) the Borrower is not in breach or default of its obligations hereunder and (iv) any right, power, authority or discretion vested herein upon the Lenders or any other person or group of persons has not been exercised;

(b) assume that the LIBOR Office of each Lender is that designated as such below its signature hereto (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) until it has received from such Lender a notice designating some other office of such Lender to replace its LIBOR Office and act upon any such notice until the same is superseded by a further such notice;

(c) engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it (in its reasonable opinion) seem necessary, expedient or desirable and rely upon any advice so obtained;

(d) rely as to any matters of fact which might reasonably be expected to be within the knowledge of the Borrower or any other Group Company upon a certificate signed by or on behalf of the Borrower or such other Group Company;

(e) rely upon any communication or document believed by it to be genuine;

(f) refrain from exercising any right, power or discretion vested in it as agent hereunder unless and until instructed by an the Required Lenders as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

(g) refrain from acting in accordance with any instructions of the Required Lenders to begin any legal action or proceeding arising out of or in connection with this Agreement until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which it will or may expend or incur in complying with such instructions;

provided, however, that for avoidance of doubt nothing in this Section shall be construed to alter the Borrower’s obligations hereunder or to impose any obligations on the Borrower that are not already imposed on the Borrower elsewhere in this Agreement.

SECTION IX.9. Agent’s Obligations. The Agent shall:

(a) promptly inform each Beneficiary of the contents of any notice or document received by it in its capacity as Agent from the Borrower hereunder;

(b) promptly notify each Lender of the occurrence of any Event of Default or any default by the Borrower in the due performance of or compliance with its obligations under this Agreement of which the Agent has notice from any other party hereto;

(c) save as otherwise provided herein, act as agent hereunder in accordance with any instructions given to it by the Required Lenders, which instructions shall be binding on all of the Lenders; and

(d) if so instructed by the Required Lenders, refrain from exercising any right, power or discretion vested in it as agent hereunder.

SECTION IX.10. Excluded Obligations. Notwithstanding anything to the contrary expressed or implied herein, none of the Agent, the Security Trustee and the Lenders shall:

(a) be bound to inquire as to (i) whether or not any representation made by the Borrower or any other Group Company in connection herewith is true, (ii) the occurrence or otherwise of any Default or Event of Default, (iii) the performance by the Borrower or any other Group Company of its obligations hereunder or under any other Loan Document or (iv) any breach of or default by the Borrower or any other Group Company of or under its obligations hereunder or under any other Loan Document;

(b) be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account;

(c) be bound to disclose to any other person any information relating to any Group Company if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person; or

(d) incur any liability with respect to the loss of insurance coverage; or

(e) be under any obligations other than those for which express provision is made herein.

SECTION IX.11. Exclusion of Liabilities. Neither the Agent nor the Security Trustee accepts responsibility for the accuracy and/or completeness of any information supplied by the Borrower in connection herewith or for the legality, validity, effectiveness, adequacy or enforceability of this Agreement and neither the Agent nor the Security Trustee shall be under any liability as a result of taking or omitting to take any action in relation to this Agreement, save in the case of gross negligence or wilful misconduct.

SECTION IX.12. No Actions. Each of the Lenders agrees that it will not assert or seek to assert against any director, officer or employee of the Agent or the Security Trustee any claim it might have against it in respect of the matters referred to in Section 9.11.

SECTION IX.13. Agency Division Separate. In acting as Agent hereunder for the Lenders, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Section 9.13, any information received by some other division or department of the Agent may be treated as confidential and shall not be regarded as having been given to the Agent’s agency division.

SECTION IX.14. Confidential Information. Notwithstanding anything to the contrary expressed or implied herein and without prejudice to the provisions of Section 9.13, neither the Agent nor the Security Trustee shall as between itself and the Lenders be bound to disclose to any Lender or other person any information which is supplied by any Group Company to the Agent or the Security Trustee, as applicable, in its capacity as agent hereunder for the Lenders and which is identified by such Group Company at the time it is so supplied as being confidential information, provided that the consent of the relevant Group Company to such disclosure shall not be required in relation to any information which in the reasonable opinion of the Agent or the Security Trustee relates to a Default or Event of Default.

SECTION IX.15. Authorization to Execute Documents. Each of the Lenders hereby specifically authorizes the Agent and the Security Trustee to take all actions contemplated to be taken by the Agent and the Security Trustee, respectively, hereunder and otherwise contemplated to be taken by, or on behalf of, the Lenders including, without limitation, the execution of certain documents hereunder contemplated to be executed by the Agent and the Security Trustee.

SECTION IX.16. Declaration of trust. The Security Trustee hereby accepts its appointment under Section 9.1 as trustee of all of the property and assets in which the Agent and the Lenders are granted a security interest, as collateral security for the Obligations (the “Trust Property”) with effect from the date of this Agreement to hold the same in trust for itself, the Agent and the Lenders (collectively, the “Finance Parties”). The Security Trustee shall apply the same as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Security Trustee save that (without prejudice to any other provision contained in any of the Loan Documents) the Security Trustee (acting on the instructions of the Agent) or any receiver may credit any moneys received by it to a suspense account for so long and in such manner as the Security Trustee or such receiver may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrower or any other person liable.

SECTION IX.17. Perpetuities. The trusts constituted or evidenced in or by the Loan Documents shall remain in full force and effect until whichever is the earlier of:

(a) the expiration of a period of 80 years from the date of this Agreement; and

(b) receipt by the Security Trustee, at any time when it is satisfied that all of the Group Companies are solvent, of confirmation in writing from each of the Finance Parties that there is no longer outstanding any Indebtedness (actual or contingent (unless such Indebtedness, being contingent, is fully cash collateralized to the satisfaction of the relevant Finance Party)), and no obligation on any Finance Party to make available any Indebtedness, which is secured or guaranteed by or under any of the Loan Documents or such later date on which all of the Loan Documents have been released in accordance with their terms, and the parties to this Agreement declare that the perpetuity period applicable to the Loan Documents shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of 80 years from the date of this Agreement.

SECTION IX.18. Powers and duties of the Security Trustee as trustee of the security. In its capacity as trustee in relation to the Loan Documents, the Security Trustee:

(a) Powers generally: shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Loan Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Trustee by this Agreement and/or any Loan Document but so that the Security Trustee may only exercise such powers and discretions to the extent that it is authorized to do so by the provisions of this Agreement;

(b) Power to invest: shall (subject to Section 9.16) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by the Loan Documents which, in the reasonable opinion of the Security Trustee, it would not be practicable to distribute immediately by placing the same on deposit in the name or under the control of the Security Trustee as the Security Trustee may think fit without being under any duty to diversify the same and the Security Trustee shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Trustee’s gross negligence or wilful misconduct;

(c) Power to engage agents: may, in the conduct of its obligations under and in respect of the Loan Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer, chartered accountant or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Trustee (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his in connection with such employment and (ii) the Security Trustee shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Trustee shall have exercised reasonable care in the selection of such agent; and

(d) Deposit of documents: may place all deeds, certificates and other documents relating to the property and assets subject to the Loan Documents which are from time to time deposited with it pursuant to the Loan Documents in any safe deposit, safe or receptacle selected by the Security Trustee exercising reasonable care or with any firm of solicitors selected by the Security Trustee exercising reasonable care and may make any such arrangements as it thinks fit for allowing the Parent access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Trustee shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm or solicitors.

SECTION IX.19. All enforcement action through the Security Trustee. None of the other Finance Parties shall have any independent power to enforce any of the Loan Documents or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to any of the Loan Documents or otherwise have direct recourse to the security and/or guarantees constituted by any of the Loan Documents except through the Security Trustee.

SECTION IX.20. Co-operation to achieve agreed priorities of application. The other Finance Parties shall co-operate with each other and with the Security Trustee and any receiver under the Loan Documents in realizing the property and assets subject to the Loan Documents and in ensuring that the net proceeds realized under the Loan Documents after deduction of the expenses of realization are applied in accordance with Section 4.7.

SECTION IX.21. Indemnity from Trust Property. In respect of all liabilities, costs, claims, charges or expenses for which the Borrower is liable under this Agreement, the Security Trustee and every employee, officer, agent or other person appointed by it in connection with its appointment under the Loan Document (each an “Indemnified Person”) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by an Indemnified Person:

(a) in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Loan Documents;

(b) as a result of any breach by any Group Company of any of its obligations under any Loan Document;

(c) in respect of any environmental claim made or asserted against an Indemnified Person which would not have arisen if the Loan Documents had not been executed; and

(d) in respect of any matter or thing done or omitted in any way in accordance with the terms of the Loan Documents relating to the Trust Property or the provisions of any of the Loan Documents.

The rights conferred by this Section 9.21 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Loan Documents entitling the Security Trustee or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, damages, costs, claims, charges or expenses incurred or suffered by it in connection with any of the Loan Documents or the performance of any duties under any of the Loan Documents. Nothing contained in this Section 9.21 shall entitle the Security Trustee or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person’s own gross negligence or wilful misconduct.

SECTION IX.22. Finance Parties to provide information. The Finance Parties shall provide the Security Trustee with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Loan Documents and, in particular, with such necessary directions in writing so as to enable the Security Trustee to make the calculations and applications contemplated by Section 9.26 and to apply amounts received under, and the proceeds or realization of, the Loan Documents on and after the occurrence of any Event of Default as contemplated by the Loan Documents and Section 9.26.

SECTION IX.23. Common Parties. Notwithstanding that the Agent and the Security Trustee may from time to time be the same entity, the Agent and the Security Trustee have entered into this Agreement in their separate capacities as agent or (as appropriate) security agent and trustee for the Finance Parties provided that, where this Agreement provides for the Agent or Security Trustee to communicate with or provide instructions to another Agent or Security Trustee, while the two parties in question are the same entity, it will not be necessary for there to be any such formal communication or instructions notwithstanding that this Agreement provides in certain cases for the same to be in writing.

SECTION IX.24. Compliance.

(a) The Agent and Security Trustee may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit if any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b) (i) Without limiting Section 9.24(a), the Agent and Security Trustee need not disclose any information relating to any Group Company if the disclosure might, in the opinion of the Agent or, as the case may be, Security Trustee, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

(ii) Notwithstanding anything to the contrary expressed or implied in this Agreement and without prejudice to the generality of the foregoing, neither the Agent nor the Security Trustee shall, as between itself and the Lenders, be obliged to disclose to any Lender or other person any information supplied by any Group Company to it which is identified by such Group Company, as the case may be, at the time of supply as being confidential and supplied solely for the purpose of evaluating in consultation with the Agent or the Security Trustee whether any waiver or amendment might be required to any of the provisions contained in this Agreement or any of the other Loan Documents provided that nothing in this Section 9.24(b)(ii) shall apply to any information supplied by any Obligor pursuant to Section 7.1.1.

(iii) Subject to paragraph (ii) above, for the purposes of this Agreement, neither the Agent nor the Security Trustee shall be deemed to have any actual knowledge or actual notice of the contents of any information obtained by it or supplied to it by or on behalf of any Group Company other than the contents of information obtained by it or supplied to it by or on behalf of such Group Company as Agent or, as the case may be, Security Trustee for the Lenders under this Agreement.

SECTION IX.25. Security Trustee as joint creditor

(a) Each Finance Party and Group Company agrees that the Security Trustee shall be the joint creditor (together with the relevant other Finance Parties) of each and every payment obligation of each Group Company and each Group Company towards each of the Finance Parties under the Loan Documents and that accordingly the Security Trustee will have its own independent right to demand payment by each Group Company in satisfaction of those obligations, provided that it is expressly acknowledged that discharge of any payment obligation to either of the Security Trustee or the relevant other Finance Parties shall to the same extent discharge obligation owing to the other.

(b) Without limiting or affecting the Security Trustee’s right against each Group Company (whether under this Section 9.25 or under any other provisions of the Loan Documents) the Security Trustee agrees with each other Finance Party (on a several and divided basis) that it will not exercise its rights as joint creditor with another Finance Party except with the prior written consent of the relevant Finance Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Trustee’s right to act in the protection or preservation of rights under or to enforce any Loan Document as contemplated by this Agreement and the relevant Loan Document. Any amount recovered by the Security Trustee as a result of the operation of this Section 9.25 shall be held for the benefit of each Finance Party to be applied in accordance with Section 9.16.

SECTION IX.26. Prompt distribution of proceeds

(a) As at the date of any Event of Default, the Security Trustee shall determine (i) the total amount owing to the Lenders in respect of the Obligations (including principal, accrued interest and commitment commission) and (ii) the total amount of Hedging Obligations (including amounts which have fallen due under Rate Protection Agreements and are underpaid and any mark to market exposure calculated in accordance with the terms of the Rate Protection Agreements), which totals will form the basis for pro rata distribution pursuant to Section 9.26(b).

(b)Moneys received by the Security Trustee after the occurrence of an Event of Default pursuant to the exercise of (or otherwise by virtue of the existence of) any rights and powers under or pursuant to any of the Loan Documents shall be applied by the Security Trustee (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority to the Indebtedness and liabilities secured by and/or covenanted to be paid in the Loan Documents and for the costs, charges, expenses and liabilities incurred and payments made by the Security Trustee) in or towards, on a pro rata basis, payment of amounts due under this Agreement and the Hedging Obligations. Amounts to be applied towards amounts due under this Agreement shall be applied in accordance with Section 4.7. Amounts to be applied towards the Hedging Obligations shall be paid by the Security Trustee to each counterparty to a Rate Protection Agreement, on a pro rata basis, depending upon their respective share of the total Hedging Obligations. The Security Trustee shall make each such application and/or distribution as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Security Trustee except that (without prejudice to any other provision contained in any of the Loan Documents) the Security Trustee (acting on the instructions of the Required Lenders) may credit any moneys received by it to a suspense account for so long and in such manner as the Security Trustee may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Group Companies, or any other person liable.

ARTICLE X

MISCELLANEOUS PROVISIONS

SECTION X.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver which would:

(a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;

(b) modify this Section 10.1, change the definition of “Required Lenders”, increase any Commitment Amount or the Percentage of any Lender, reduce any fees described in Article III, release or subordinate any collateral security, except as otherwise specifically provided in any Loan Document, or extend any Commitment Termination Date without the consent of each Lender and each holder of a Note;

(c) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan) shall be made without the consent of the holder of that Note evidencing such Loan;

(d) affect adversely the interests, rights or obligations of any Issuer qua an Issuer shall be made without the consent of such Issuer; or

(e) affect adversely the interests, rights or obligations of the Agent qua the Agent shall be made without consent of the Agent.

No failure or delay on the part of the Agent or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Agent or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION X.2. Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by Telex or by facsimile and addressed, delivered or transmitted to such party at its address, Telex or facsimile number set forth below its signature hereto or set forth in the Transfer Certificate or at such other address, Telex or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by Telex or facsimile, shall be deemed given when transmitted (answer back confirmed in the case of Telexes).

SECTION X.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable expenses of the Agent (including the fees, costs and out-of-pocket expenses of counsel to the Agent and of local counsel, if any, who may be retained by counsel to the Agent) in connection with:

(a) the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated, and

(b) the filing, recording, refiling or rerecording of any Loan Document and/or any Uniform Commercial Code financing statements relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of any Loan Document, and

(c) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document.

Subject to the provisions of Section 4.6, the Borrower further agrees to pay, and to save the Agent and the Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the making of Borrowings or other Credit Extensions hereunder, or any other Loan Documents. The Borrower also agrees to reimburse the Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including attorneys’ fees and legal expenses) incurred by the Agent or such Lender in connection with (a) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations and (b) the enforcement of any Obligations.

SECTION X.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby indemnifies, exonerates and holds the Agent, the Security Trustee, each Issuer, each Lender, each affiliate of any of the foregoing and each of their respective officers, directors, employees and agents, and each other Person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the “Indemnified Parties”) free and harmless from and against any and all claims, actions, causes of action, suits, losses, costs, liabilities and damages, and other costs and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

(a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the use of any Credit Extension or any proceeds thereof;

(b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to make any Credit Extension);

(c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by Group Company of all or any portion of the stock or assets of any Person, whether or not the Agent or such Lender is party thereto;

(d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Group Company of any Hazardous Material; or

(e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Group Company of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Group Company, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or wilful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION X.5. Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4 and under the Commitment Letter, and the obligations of the Lenders under Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of the Commitments. The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

SECTION X.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION X.7. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

SECTION X.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be executed by the Borrower and the Agent and be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower and each Lender (or notice thereof satisfactory to the Agent) shall have been received by the Agent and notice thereof shall have been given by the Agent to the Borrower and each Lender.

SECTION X.9. Governing Law; Entire Agreement. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION X.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

(a) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Agent and all Lenders; and

(b) the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11.

SECTION X.11. Sale and Transfer of Loans. Each Lender may assign, or sell participations in, its interest in Letters of Credit, Loans and Commitments to one or more other Persons in accordance with this Section 10.11.

SECTION X.11.1. Assignments. Any Lender,

(a) with the written consents of the Borrower, the Issuer and the Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the Borrower, shall be deemed to have been given in the absence of a written notice delivered by the Borrower to the Agent, on or before the fifth Business Day after receipt by the Borrower of such Lender’s request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent) may at any time assign and delegate to one or more commercial banks or other financial institutions, and

(b) with notice to the Borrower and the Agent, but without the consent of the Borrower or the Agent, may assign and delegate to any of its Affiliates or to any other Lender

(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as a “Transferee”), all or any fraction of such Lender’s total interest in the Letters of Credit or Loans and its Commitments (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender’s interest in the Letters of Credit or Loans and Commitments) in a minimum aggregate amount of $1,000,000; provided, however, that, the Borrower and the Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to a Transferee until:

(c) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Transferee, shall have been given to the Borrower and the Agent by such Lender and such Transferee,

(d) such Transferee shall have executed and delivered to the Borrower and the Agent a Transfer Certificate, accepted by the Agent, together with such documents as may be required by the penultimate paragraph of Section 4.2, if applicable, and

(e) the processing fees described below shall have been paid.

From and after the date that the Agent accepts such Transfer Certificate, (i) the Transferee thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Transferee in connection with such Transfer Certificate, shall have the rights and obligations of an Issuer or Lender hereunder and under the other Loan Documents, and (ii) the assignor Issuer or Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Transfer Certificate, shall be released from its obligations hereunder and under the other Loan Documents. Within five Business Days after its receipt of notice that the Agent has received an executed Transfer Certificate, the Borrower shall execute and deliver to the Agent (for delivery to the relevant Transferee) new Notes evidencing such Transferee’s assigned Loans and Commitments and, if the assignor Lender has retained Loans and Commitments hereunder, replacement Notes in the principal amount of the Loans and Commitment retained by the assignor Lender hereunder (such Notes to be in exchange for, but not in payment of, those Notes then held by such assignor Lender). Each such Note shall be dated the date of the predecessor Notes. The assignor Lender shall mark the predecessor Notes “exchanged” and deliver them to the Borrower. Accrued interest on that part of the predecessor Notes evidenced by the new Notes, and accrued fees, shall be paid as provided in the Transfer Certificate. Accrued interest on that part of the predecessor Notes evidenced by the replacement Notes shall be paid to the assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Notes and in this Agreement. Such assignor Lender or such Transferee must also pay a processing fee to the Agent upon delivery of any Transfer Certificate in the amount of $3,000. Any attempted assignment and delegation not made in accordance with this Section 10.11.1 shall be null and void.

SECTION X.11.2. Participations. Any Lender may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a “Participant”) participating interests (or a sub-participating interest, in the case of a Lender’s participating interest in a Letter of Credit) in any of the Loans or Letters of Credit, Commitments, or other interests of such Lender hereunder; provided, however, that:

(a) no participation or sub-participation contemplated in this Section 10.11 shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document,

(b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations,

(c) the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents,

(d) no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clause (b) or (c) of Section 10.1, and

(e) the Borrower shall not be required to pay any amount under Section 4.2 that is greater than the amount which it would have been required to pay had no participating interest been sold.

The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 7.1.5, 10.3 and 10.4, shall be considered a Lender.

SECTION X.11.3. Information Sharing. Nothing herein shall prohibit any Lender from releasing or distributing any information to any Person for purposes of assigning, or selling participations in, its interests in Letters of Credit, Loans and Commitments, so long as such Lender and such Transferee or Participant enters into a duly executed confidentiality agreement restricting the release or distribution of such information to any third party.

SECTION X.12. Other Transactions. Nothing contained herein shall preclude the Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION X.13. Jurisdiction; Service of Process; Venue. The Borrower hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon Corporation Service Company (the “Process Agent”), with an office on the date hereof at 2 World Trade Center, Suite 8746, New York, New York 10048, United States of America, and the Borrower hereby confirms and agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower shall not impair or affect the validity of such service or of any judgment based thereon. The Borrower hereby further irrevocably consents to the service of process in any suit, action or proceeding in said courts by the mailing thereof by the Agent or any Lender by registered or certified mail, postage prepaid, at its address set forth beneath its signature hereto. Nothing herein shall in any way be deemed to limit the ability of the Agent or any Lender to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over the Borrower in such other jurisdictions, and in such manner, as may be permitted by applicable law.

SECTION X.14. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS, OR THE BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT

THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

SECTION X.15. Waiver of Jury Trial. THE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS OR THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

CARLISLE FINANCE S.A.

By	/s/ DENNIS BOSJE
Name: Dennis Bosje Title: Director

Address:	3 bd. Prince Henri L-1724 Luxembourg

Facsimile No.:	+352 221 899

Attention:	Dennis Bosje

with copies to:

Address:

Facsimile No.:

Attention:

Address:

Facsimile No.:

Attention:

Credit Agreement

THE BANK OF NOVA SCOTIA, as Agent and Security Trustee

By	/s/ THANE RATTEW
Name: Thane Rattew Title: Managing Director

with respect to notices regarding the Letters of Credit:

Address:	Scotia House 33 Finsbury Square London EC2A 1BB England

Facsimile No.: 011-44-171-454-9019

Attention:	Thane A. Rattew

with copies to:

Address:	Letter of Credit Department—Scotiabank London 33 Finsbury Square London EC2A 1BB England

Facsimile No.: 011-44-171-826-5857

Attention:	Jackie Caney

Address:	Letter of Credit Department—Scotiabank New York Agency One Liberty Plaza New York, New York 10006

Facsimile No.: 212-225-5499

Attention:	Ralph Davis

Credit Agreement

PERCENTAGE	LENDER SCOTIABANK EUROPE PLC
100%

	By	/s/ DAVID SPARKS
Name: David Sparks Title: Associate

with respect to notices regarding the Letters of Credit:

Address:	Scotia House 33 Finsbury Square London EC2A 1BB England

Facsimile No.:	011-44-171-454-9019

Attention:	Thane A. Rattew

with copies to:

Address:	Letter of Credit Department—Scotiabank London 33 Finsbury Square London EC2A 1BB England

Facsimile No.: 011-44-171-826-5857

Attention:	Jackie Caney

Address:	Letter of Credit Department—Scotiabank New York Agency One Liberty Plaza New York, New York 10006

Facsimile No.: 212-225-5499

Attention:	Ralph Davis

Credit Agreement

ISSUER THE BANK OF NOVA SCOTIA, as Issuer

By	/s/ THANE RATTEW
Name: Thane Rattew Title: Managing Director

Domestic
Office:	33 Finsbury Square London EC2A 1BB England

Facsimile No.: 011-44-171-454-9019

Attention:	T.Rattew/M.Staples

Credit Agreement

APPENDIX A

UNIFORM DEFINITIONS

The following terms (whether or not italicized or underscored) when used in any Loan Document, including its preamble and recitals, shall, except where the context otherwise requires, have the meanings set forth in this Appendix A (such meanings to be equally applicable to the singular and plural forms thereof).

“Aaxis Holdings” means Aaxis Holdings S.a.r.l., a Luxembourg company.

“Aaxis Investments” means Aaxis Investments S.a.r.l., a Luxembourg company.

“Adjusted EBIT” means, with respect to any business to be acquired in any Permitted Acquisition or any issuer of Indebtedness constituting a Minority Interest Acquisition, for any period, the net operating profit of such business or issuer for such period (calculated before taxes, interest expense, extraordinary and unusual items and income or loss attributable to equity in affiliates), provided that, in the case of any business to be acquired in a Permitted Acquisition, Adjusted EBIT shall be adjusted (as reasonably determined by the Group Parent), on a pro forma basis, as if such business had been owned by the applicable Securing Group Company during such period and had realized cost savings as a result of such ownership.

“Adjusted LIBO Rate” is defined in Section 3.2.1 of the Credit Agreement.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be “controlled by” any other Person if such other Person has, directly or indirectly,

(a) power to vote 10% or more of the securities (on a fully diluted basis) or other interests having ordinary voting power for the election of directors or managing general partners;

(b) power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; or

(c) beneficial ownership of 10% or more of any class of the voting Capital Securities of such Person or 10% or more of all outstanding Capital Securities in such Person;

provided that neither the Agent nor any Lender shall be deemed to be an Affiliate of any Group Company solely as a result of any rights and powers conferred to such Persons under any Loan Document.

“Agent” is defined in the preamble of the Credit Agreement and includes each other Person as shall have subsequently been appointed as the successor Agent pursuant to Section 9.3 of the Credit Agreement.

“Applicable Margin” means at all times during the applicable periods set forth below

Leverage Ratio	Applicable Margin

Less than or equal to 2.5:1	1.00%

Greater than 2.5:1 and less than or equal to 3.25:1	1.25%

Greater than 3.25:1	1.50%

The Leverage Ratio used to compute the Applicable Margin shall be

(a) for the period from the Effective Date through (and including) the date on which the Agent receives a Compliance Certificate in respect of the Fiscal Quarter ended March 31, 2000 pursuant to Section 4.1.1(d) of the Group Parent Guaranty, the Leverage Ratio set forth in the Compliance Certificate delivered to the Agent pursuant to Section 5.1.15 of the Credit Agreement, and

(b) thereafter, the Leverage Ratio set forth in the Compliance Certificate most recently delivered to the Agent pursuant to Section 4.1.1(d) of the Group Parent Guaranty;

provided, however, that (x) changes in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective upon delivery to the Agent of a new Compliance Certificate pursuant to Section 4.1.1(d) of the Group Parent Guaranty and notice therein of such change and (y) if the Group Parent shall fail to deliver such a Compliance Certificate within 45 days after the end of any Fiscal Quarter (or within 90 days, in the case of the last Fiscal Quarter of the Fiscal Year) as required pursuant to such clause, the Applicable Margin from and including the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to, but not including the date such a Compliance Certificate is delivered to the Agent, shall equal 1.50%.

“Associated Costs” means, with respect to any Loan, for any Interest Period, the cost, as calculated by the Agent in accordance with Schedule IV to the Credit Agreement imputed to each applicable Lender, of compliance with the mandatory liquid assets requirements of the Bank of England and the Financial Services Authority during that Interest Period, expressed as a percentage.

“Associate” of any Person means any other Person where such Person owns or controls more than 20% but less than 50% of the voting capital stock of such other Person and exerts significant influence over the operations and financial policies of such other Person.

“Authorized Officer” means, relative to any Group Company, those of its officers, managing members or general partner, as applicable, whose signatures and incumbency shall have been certified to the Agent and the Lenders pursuant to Section 1 of Appendix B to the Credit Agreement.

“Available” means, in respect of any Optional Currency and any Lender, that such Optional Currency is, at the relevant time, (a) readily available to such Lender as deposits in the London or other applicable interbank market in the relevant amount and for the relevant term, (b) is freely convertible into Dollars and (c) is freely transferable for the purposes of the Credit Agreement, but if, notwithstanding that each of the foregoing tests is satisfied,

(a) such Optional Currency is, under the then current legislation or regulations of the country issuing such Optional Currency (or under the policy of the central bank of such country) or of the Bank of England or the Financial Services Authority or the F.R.S. Board, not permitted to be used for the purposes of the Credit Agreement; or

(b) there is no, or only insignificant, investor demand for the making of advances having an interest period equivalent to that for the Loan denominated in an Optional Currency which the Borrower has requested be made; or

(c) there are policy or other reasons which make it undesirable or impractical for a Lender to make a Loan denominated in such Optional Currency available as determined by such Lender in its reasonable discretion;

then such Optional Currency may be treated by any Lender as not being Available.

“Available Currency” means, at any time, Dollars, and any Optional Currency which is then Available.

“Belize” means the Republic of Belize.

“Belize Bank” means The Belize Bank Limited.

“Bermuda” means the Bermuda Islands.

“Bermuda Parent” means Carlisle Holdings (Bermuda) Limited, a Bermuda company.

“Bermuda Pledge Agreement” means a Charge Over Shares, substantially in the form of Exhibit C-6 to the Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“Bermuda Security Agreement” means a Floating Charge Over Receivables, substantially in the form of Exhibit D-6 to the Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“Borrower” is defined in the preamble to the Credit Agreement.

“Borrowing” means the Loans denominated in the same currency having the same Interest Period, made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.4 of the Credit Agreement.

“Borrowing Request” means a loan request and certificate duly executed by an Authorized Officer of the Borrower requesting a Credit Extension, substantially in the form of Exhibit E-3 to the Credit Agreement.

“Business Day” means

(a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in London; and

(b) relative to the making, continuing, prepaying or repaying of any Loan, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the interbank eurodollar market of the Agent’s LIBOR Office.

“Capital Accumulation Plan” means the ISS Capital Accumulation Plan, dated December 31, 1998, adopted by OneSource Facility Services, Inc. (formerly ISS International Service System, Inc.), setting forth a non-qualified plan (for purposes of the Internal Revenue Code and Title I of ERISA) maintained to provide deferred compensation to certain employees.

“Capital Expenditures” means, with respect to any Person, for any period, without duplication, the sum of

(a) the aggregate amount of all expenditures of such Person and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and

(b) the aggregate amount of all Capitalized Lease Liabilities incurred during such period.

“Capital Securities” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Effective Date.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of the Credit Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Carlisle Finance U.S. Pledge Agreement” means the Pledge Agreement, substantially in the form of Exhibit C-8 to the Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“Carlisle Finance U.S. Security Agreement” means the Security Agreement, substantially in the form of Exhibit D-8 to the Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“Carlisle Management” means Carlisle Management Services, Inc., a Florida corporation.

“Carlisle Management Revolving Loan Agreement” means the loan agreement, dated as of February 16, 2000, between the Borrower and Carlisle Management, as amended, supplemented, restated or otherwise modified from time to time.

“Carlisle Services Limited” means Carlisle Services Limited, a company organized under the laws of the Bermuda.

“Cash Collateralize” means, with respect to a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Agent on terms satisfactory to the Agent in an amount equal to the Stated Amount of such Letter of Credit.

“Cash Equivalent Investment” means, at any time:

(a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United Kingdom or the United States;

(b) commercial paper, maturing not more than 12 months from the date of issue, which is issued by:

(i) a corporation (other than an Affiliate of any Group Company) organized under the laws of England and Wales or any state of the United States or of the District of Columbia and rated at least A-l by S&P or P-l by Moody’s, or

(ii) any Lender (or its holding company);

(c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after such time, which is issued by either:

(i) a commercial banking institution that is

(x) a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, or

(y) organized under the laws of England and Wales and rated at least A by S&P or A2 by Moody’s, or

(ii) any Lender;

(d) any repurchase agreement entered into with any Lender (or other commercial banking institution of the stature referred to in clause (c)(i)) which

(i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (d); and

(ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 of the United States, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change in Control” means any of the following:

(a) the direct or indirect acquisition by any Person or a group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than Michael Anthony Ashcroft, of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of

(i) 30% or more of the outstanding shares of voting stock of the Group Parent, or

(ii) a percentage of the outstanding shares of voting stock of the Group Parent that is greater than the largest percentage of such outstanding shares held by any other Person;

(b) the failure of the Group Parent at any time to own, directly or indirectly, free and clear of all Liens (other than Liens in favor of the Agent arising pursuant to the Loan Documents), all of the issued and outstanding shares of capital stock of each of the Group Companies, except as set forth on Item 4.1.8 (“Non-Wholly Owned Companies”) of the Disclosure Schedule to the Group Parent Guaranty;

(c) the failure at any time of (i) the chairman on the date hereof of the board of directors of the Group Parent (the “Board”) to be a member of the Board, or (ii) more than 50% of the members of Board on the date hereof (other than the chairman of the Board) to be members of the Board; or

(d) the failure of Michael Anthony Ashcroft at any time to own at least 66-X% of the shares of voting stock of the Group Parent owned by him on the Effective Date.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, as the context may require, a Lender’s Tranche A Commitment, Tranche B Commitment or Letter of Credit Commitment.

“Commitment Amount” means, as the context may require, the Tranche A Commitment Amount, the Tranche B Commitment Amount or the Letter of Credit Commitment Amount.

“Commitment Availability” means, as the context may require, the Tranche A Commitment Availability, the Tranche B Commitment Availability or the Letter of Credit Commitment Availability.

“Commitment Letter” means the confidential commitment letter, dated February 10, 2000, from Scotiabank and Scotiabank Europe PLC, addressed to, and agreed and accepted by, the Borrower.

“Commitment Termination Date” means, as the case may be, the Tranche A Commitment Termination Date or the Tranche B Commitment Termination Date.

“Commitment Termination Event” means

(a) the occurrence of any Event of Default described in clauses (a) through (d) of Section 8.1.9 of the Credit Agreement; or

(b) the occurrence and continuance of any other Event of Default and either

(i) the declaration of the Loans to be due and payable pursuant to Section 8.3 of the Credit Agreement, or

(ii) the giving of notice by the Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated.

“Compliance Certificate” means a compliance certificate, substantially in the form of Exhibit E-2 to the Credit Agreement.

“Consent to Assignment” means a Consent to Assignment, substantially in the form of Exhibit E-7 to the Credit Agreement, pursuant to which each issuer of a note or other debt instrument evidencing Intercompany Debt held by any U.K. Guarantor consents to the assignment of such note or other debt instrument to the Agent, as collateral security for the Obligations.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection and other than obligations in respect of performance bonds), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

“Continuation Notice” means a notice, duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit E-5 to the Credit Agreement.

“Control Agreement” means the Control Agreement, dated as of the Effective Date, in form and substance satisfactory to the Agent, among OneSource Business Holdings, Inc., H&H/OneSource L.C. and the Agent, as amended, supplemented, restated or otherwise modified from time to time.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Group Parent or any Subsidiary thereof, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Core Business” means, with respect to any Securing Group Company, any Permitted Business Activity.

“Credit Agreement” shall mean the Credit Agreement dated as of March 30, 2000 among the Borrower, the Lenders and the Agent, as the same may be modified and supplemented and in effect from time to time.

“Credit Extension” means, as the context may require,

(a) the making of a Loan by a Lender; or

(b) the issuance of any Letter of Credit, the extension of any Stated Expiry Date of any existing Letter of Credit or the increase in the Stated Amount of any existing Letter of Credit, in each case by an Issuer.

“Debt Incurred by the Belize Bank in the Ordinary Course of Business” means any liability or obligation of the Belize Bank with respect to:

(a) any deposit with or funds collected by the Belize Bank in the ordinary conduct of the business of banking,

(b) any check, certificate of deposit, draft or bill of exchange issued or endorsed by the Belize Bank in the ordinary conduct of the business of banking,

(c) any agreement, made by the Belize Bank in the ordinary conduct of the business of banking, to purchase or repurchase securities or loans or currency or to participate in loans,

(d) any transaction in which it acts solely in a fiduciary or agency capacity,

(e) any banker’s acceptance made in the ordinary conduct of the business of banking, or

(f) letters of credit issued by the Belize Bank in the ordinary conduct of the business of banking.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Determination Notice” is defined in Section 4.2 of the Credit Agreement.

“Disbursement” is defined in Section 2.7.2 of the Credit Agreement.

“Disbursement Date” is defined in Section 2.7.2 of the Credit Agreement.

“Disclosure Schedule” means, with respect to any Loan Document, the Disclosure Schedule attached to such Loan Document as Schedule I thereto, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Dollar” and the symbol “$” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a) in relation to any Optional Currency Loan, the Dollar Equivalent thereof, calculated as at the date of the Borrowing Request in respect of such Optional Currency Loan; and

(b) in relation to any Optional Currency Letter of Credit:

(i) prior to the Disbursement Date in respect of such Optional Currency Letter of Credit, the Dollar Equivalent thereof, calculated as at the date of the Issuance Request in respect of such Letter of Credit; and

(ii) on and after any Disbursement Date in respect of such Letter of Credit, the sum at such time of

(x) the Dollar Equivalent, calculated as at the date of the Issuance Request in respect of such Letter of Credit, of the maximum actual and contingent liabilities of the Issuer under such Letter of Credit, plus

(y) the Dollar Equivalent, calculated as at the relevant Disbursement Date, of the total amount of all Reimbursement Obligations in respect of any Disbursements made by the Issuer thereunder which at such time have not been paid or reimbursed by the Borrower to the Agent, the relevant Issuer or the Lenders, provided that the Dollar Amount of any Loan or Letter of Credit shall be determined in accordance with Sections 2.9.5 and 2.9.6 of the Credit Agreement.

“Dollar Equivalent” means, on any date of determination, the equivalent in Dollars of any Optional Currency determined by using the quoted spot rate at which Scotiabank’s principal office in New York, New York, offers to exchange Dollars for such Optional Currency in New York, New York, at the open of business on such date.

“Domestic Office” means, relative to any Lender, the office of such Lender designated as such below its signature to the Credit Agreement or designated in a Transfer Certificate, or such other office of a Lender (or any successor or assign of such Lender) as may be designated from time to time by notice from such Lender to each other Person party to the Credit Agreement.

“EBIT” means, as at any date, with respect to any Person, for such Person and its Subsidiaries for the Rolling Period ended on, or most recently ended prior to, such date, the sum of the following:

(a) net operating profit (calculated before taxes, Interest Expense, extraordinary and unusual items, and income or loss attributable to equity in Persons accounted for as Associates), plus

(b) dividends received from Persons accounted for as Associates, to the extent not included in determining net operating profit for such Rolling Period, minus

(c) interest accrued in respect of such Person’s self-insurance, to the extent appearing in such Person’s income statement as a charge, in each case, to the extent not deducted in determining net operating profit for such Rolling Period, minus

(d) amortization of goodwill for such Rolling Period, to the extent appearing in such Person’s income statement as a charge and to the extent not deducted in determining net operating profit for such Rolling Period.

“EBITDA” means, for any Person and its Subsidiaries and for any Rolling Period, the sum of

(a) EBIT for such Person for such Rolling Period, plus

(b) depreciation and amortization for such Rolling Period (to the extent deducted in determining such Person’s EBIT for such Rolling Period).

“Effective Date” means the date the Credit Agreement becomes effective pursuant to Section 10.8 thereof.

“Eligible Assignee” means any Person that, at the time of the applicable assignment, has the general capabilities to make Credit Extensions denominated in Optional Currencies in the London interbank market.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Council for the introduction of, changeover to, or operation of, a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” means all applicable sovereign, federal, state, county, parish or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“Euro” means the single currency of Participating Member States of the European Union.

“Event of Default” is defined in Section 8.1 of the Credit Agreement.

“Existing Credit Agreement” means the $60,000,000 Amended and Restated Credit Agreement, dated as of May 24, 1999, among OneSource Holdings, Inc., certain commercial lending institutions and the Agent, as amended through the date hereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to

(a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Scotiabank from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the confidential fee letter, dated February 10, 2000, from Scotiabank and Scotiabank Europe PLC, addressed to, and agreed and accepted by, the Borrower.

“Financial Debt” means (a) Indebtedness of the types described in clauses (a), (b), (c), (e) and (f) of the definition thereof and (b) all Contingent Liabilities in respect of the foregoing.

“Financial Services Authority” means the U.K. Financial Services Authority or any successor.

“First Currency” is defined in Section 4.13 of the Credit Agreement.

“First Hudson-Shatz Mortgage” is defined in Section 9(a)(i) of Appendix B to the Credit Agreement.

“Fiscal Eleven Months 1999” means the period of eleven consecutive calendar months ending on March 31, 1999.

“Fiscal Quarter” means any quarter of a Fiscal Year, provided that, with respect to Fiscal Eleven Months 1999, “Fiscal Quarter” shall mean each of the three-month periods ended July 31, 1998, October 31, 1998 and January 31, 1999, respectively, and the two-month period ended March 31, 1999.

“Fiscal Year” means each of

(a) Fiscal Eleven Months 1999; and

(b) thereafter, each period of twelve consecutive calendar months ending on March 31.

“Foreign Subsidiary” shall mean any Group Company which is not a Securing Group Company.

“F.R.S. Board” means the Board of Governors of the United States Federal Reserve System or any successor thereto.

“GAAP” means generally accepted accounting principles in the United States (or, in the context of the U.K. Guarantors, the United Kingdom) as existing and in effect on March 31, 1999.

“Gibraltar Pledge Agreement” means a Deed of Equitable Mortgage of Shares, substantially in the form of Exhibit C-3 to the Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“Gibraltar Security Agreement” means a Deed of Debenture, substantially in the form of Exhibit D-3 to the Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group Companies” means the Group Parent, Carlisle Services Limited and its Subsidiaries (other than any Immaterial Subsidiary), and the Bermuda Parent and its Subsidiaries (other than any Immaterial Subsidiary).

“Group Parent” means Carlisle Holdings Limited, a Belize company.

“Group Parent Guaranty” means a Guaranty Agreement among the Group Parent and each Group Company (except for the U.K. Guarantors and the U.S. Companies), substantially in the form of Exhibit B-1 to the Credit Agreement.

“Guernsey” means the Bailiwick of Guernsey.

“Guernsey Pledge Agreement” means a Security Interest Agreement, substantially in the form of Exhibit C-4 to the Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“Guernsey Security Agreement” means a Security Interest Agreement, substantially in the form of Exhibit D-4 to the Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“Hazardous Material” means

(a) any “hazardous substance”, as defined by CERCLA;

(b) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended;

(c) any petroleum product; or

(d) any pollutant or contaminant or hazardous or toxic chemical, material or substance within the meaning of any other Environmental Law.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under Rate Protection Agreements.

“herein”, “hereof”, “hereto” , “hereunder” and similar terms contained in any Loan Document refer to such Loan Document, as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“Immaterial Subsidiary” means any Subsidiary that has no material assets, property or revenues.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Group Company, any qualification or exception to such opinion or certification

(a) which is of a “going concern” or similar nature;

(b) which relates to the limited scope of examination of matters relevant to such financial statement; or

(c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Group Parent to be in default of any of its obligations under Section 4.2.4 of the Group Parent Guaranty.

“including” means including without limiting the generality of any description preceding such term, and, for purposes of the Credit Agreement and each other Loan Document, the parties to the Credit Agreement agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds (excluding Surety Bonds), debentures, notes or other similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

(d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(e) net liabilities of such Person under all Hedging Obligations;

(f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(g) all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of the Credit Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer (unless the holder of such Indebtedness has expressly agreed that it has no recourse to such Person or any property or assets of such Person).

“Indemnified Liabilities” is defined in Section 10.4 of the Credit Agreement.

“Indemnified Parties” is defined in Section 10.4 of the Credit Agreement.

“Intercompany Debt” means the following:

(a) Indebtedness in respect of the U.S. Loan Agreement and the U.S. Note;

(b) Indebtedness in respect of the Intercompany Notes; and

(c) any other Indebtedness of any Securing Group Company that is held by any other Securing Group Company.

“Intercompany Notes” means any promissory notes or other documents or instruments now or hereafter existing representing Indebtedness of the U.S. Parent or any other U.S. Company to the Borrower (including, without limitation, the U.S. Parent Revolving Loan Agreement, the U.S. Parent Term Note, the U.S. Parent Promissory Note and the Carlisle Management Revolving Loan Agreement), as such promissory notes or other documents or instruments may be amended, supplemented, restated or otherwise modified from time to time.

“Interest Coverage Ratio” means, as at any date, for the Rolling Period ended on, or most recently ended prior to, such date, the ratio of:

(a) EBIT of the Group Parent for such Rolling Period, to

(b) the sum of the following for such Rolling Period:

(i) Interest Expense of the Group Parent, excluding

(A) any Interest Expense of the Group Parent in respect of loan origination fees,

(B) any Interest Expense of the Group Parent in respect of the Group

Companies’ self-insurance program, and

(C) any Interest Expense of The Belize Bank Limited in respect of Debt Incurred by the Belize Bank in the Ordinary Course of Business, minus

(ii) any interest income of the Group Parent and its Subsidiaries for such Rolling Period (determined in accordance with GAAP), other than any interest income in respect of Debt Incurred by the Belize Bank in the Ordinary Course of Business.

“Interest Expense” means, with respect to any Person, for any period, on a consolidated basis and without duplication, all interest expense in respect of Financial Debt of such Person or any of its Subsidiaries accrued or capitalized during such period (whether or not actually paid during such period), including all fees and commissions accrued or capitalized in respect of letters of credit (including the Letters of Credit) during such period. With respect to determinations of Interest Expense of the Group Parent for any period, origination fees incurred in connection with the Credit Agreement shall not be included.

“Interest Period” means, relative to any Loan, the period beginning on (and including) the date on which such Loan is made or continued pursuant to Section 2.4 or 2.5 of the Credit Agreement and ending on (but excluding) the day which is one, two, three or six (if available to all of the Lenders) months (or such other period as may be agreed from time to time by each of the Lenders and the Borrower) thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Section 2.4 or 2.5 of the Credit Agreement; provided, however, that

(a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than seven different dates;

(b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a month, in which case such Interest Period shall end on the Business Day next preceding the day on which such Interest Period would otherwise end); and

(c) the Borrower shall not be permitted to select, and there shall not be applicable, any Interest Period that would be broken by reason of a mandatory payment of Loans required pursuant to clause (b) of Section 3.1.2 of the Credit Agreement or any Interest Period for any Loan which would end later than the Stated Maturity Date for such Loan.

“Inventory” means any “inventory” (as defined in Section 9-109(4) of the U.C.C.) of any Person.

“Investment” means, relative to any Group Company,

(a) any loan or advance made by such Group Company to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

(b) any Contingent Liability of such Group Company; and

(c) any ownership or similar interest held by such Group Company in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

“Irish Pledge Agreement” means a Deed of Charge on Shares, substantially in the form of Exhibit C-5 to the Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“Irish Security Agreement” means a Debenture, substantially in the form of Exhibit D-5 to the Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“Issuance Request” means a Letter of Credit request and certificate duly executed by an Authorized Officer of the Borrower or the U.S. Parent requesting a Letter of Credit, substantially in the form of Exhibit F-4 to the Credit Agreement.

“Issuer” means Scotiabank in its capacity as issuer of the Letters of Credit. At the request of Scotiabank, another Lender or an Affiliate of Scotiabank may issue one or more Letters of Credit hereunder, in which case the term “Issuer” as used herein shall refer to each of Scotiabank, any such Lender and any such Affiliate of Scotiabank.

“Jersey Pledge Agreement” means a Security Interest Agreement, substantially in the form of Exhibit C-7 to the Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“Jersey Security Agreement” means a Security Interest Agreement, substantially in the form of Exhibit D-7 to the Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“Lenders” is defined in the preamble to the Credit Agreement.

“Letter of Credit” is defined in clause (a) of Section 2.1.3 of the Credit Agreement.

“Letter of Credit Commitment” means, with respect to the Issuer, the Issuer’s obligation to issue Letters of Credit pursuant to Section 2.7 of the Credit Agreement and, with respect to each of the other Lenders, the obligations of each such Lender to participate in such Letters of Credit pursuant to Section 2.7.1 of the Credit Agreement.

“Letter of Credit Commitment Amount” means, on any date, $90,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.3 of the Credit Agreement.

“Letter of Credit Commitment Availability” means, on any date, the lesser of:

(a) the excess (after converting the aggregate outstanding principal amount of all Optional Currency Letter of Credit Outstandings and Tranche A Optional Currency Loans to the Dollar Amount thereof (subject to Sections 2.9.5 and 2.9.6 of the Credit Agreement) and of all Optional Currency Overdraft Commitments to the Dollar Equivalent thereof) of:

(i) the then Letter of Credit Commitment Amount, over

(ii) the then Letter of Credit Outstandings; and

(b) the Tranche A Commitment Availability on such date.

“Letter of Credit Fee Letter” is defined in Section 3.3.2 of the Credit Agreement.

“Letter of Credit Outstandings” means, at any time (after converting the aggregate Stated Amounts of all Optional Currency Letters of Credit and all Reimbursement Obligations with respect to Disbursements made in an Optional Currency to the Dollar Amounts thereof (subject to Sections 2.9.5 and 2.9.6 of the Credit Agreement)), an amount equal to the sum of

(a) the aggregate undrawn face amount at such time of all Letters of Credit then outstanding; plus

(b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

“Leverage Ratio” means, as at any date, the ratio of:

(a) the aggregate amount of Financial Debt of the Group Parent and its Subsidiaries on such date (other than Debt Incurred by the Belize Bank in the Ordinary Course of Business), to

(b) EBITDA for the Rolling Period ended on, or most recently ended prior to, such date.

“LIBO Rate” is defined in Section 3.2.1 of the Credit Agreement.

“LIBOR Office” means, relative to any Lender, the office of such Lender designated as such below its signature to the Credit Agreement or designated in a Transfer Certificate, or such other office of a Lender as may be designated from time to time by notice from such Lender to the Borrower and the Agent, whether or not outside the United States, which shall be making or maintaining Loans of such Lender hereunder.

“LIBOR Reserve Percentage” is defined in Section 3.2.1 of the Credit Agreement.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

“Lien to be Released” means any Lien of which the Agent has knowledge on the Effective Date held by Barclays Bank PLC, Lloyds TSB Bank PLC, HSBC Bank PLC, Allied Irish Bank or Ulster Bank Limited (or any of their respective subsidiaries) on property and assets of any U.K. Guarantor, provided that such Liens shall be released by no later than 30 days after the Effective Date.

“Loan” means, as the context may require, either a Tranche A Loan or a Tranche B Loan.

“Loan Document” means the Credit Agreement, the Notes, the Letters of Credit, the Fee Letter, the Non-U.S. Security Agreements, the Non-U.S. Pledge Agreements, the U.S. Note Documents, each Rate Protection Agreement with a Lender or an Affiliate of a Lender or a Person that was a Lender or an Affiliate of a Lender at the time the applicable Rate Protection Agreement was entered into, each Transfer Certificate, and each other agreement, instrument or document executed and delivered pursuant to or in connection with the Credit Agreement and the other Loan Documents (including the agreements executed from time to time by Subsidiaries of the Group Companies pursuant to Section 7.1.8 of the Credit Agreement, Section 4.1.8 of the Group Parent Guaranty and Section 4.1.8 of the U.K. Guaranty and the agreements executed from time to time by the Group Companies and their respective Subsidiaries pursuant to Section 4.1.9 of the Group Parent Guaranty and Section 4.1.9 of the U.K. Guaranty and the promissory notes evidencing Indebtedness permitted by clauses (c) and (d) of Section 7.2.2 of the Credit Agreement).

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Pledge Agreements” means

(i) the Pledge of Shares, substantially in the form of Exhibit C-2-1 to the Credit Agreement, pursuant to which the Bermuda Parent shall pledge its ownership interests in Carlisle Finance & Participations S.A. to the Agent, as amended, supplemented, restated or otherwise modified from time to time;

(ii) the Pledge of Shares, substantially in the form of Exhibit C-2-2 to the Credit Agreement,

pursuant to which the Bermuda Parent shall pledge its ownership interests in Aaxis Holdings to the Agent, as amended, supplemented, restated or otherwise modified from time to time;

(iii) the Pledge of Shares, substantially in the form of Exhibit C-2-3 to the Credit Agreement, pursuant to which Carlisle & Participations S.A. shall pledge its ownership interests in the Borrower to the Agent, as amended, supplemented, restated or otherwise modified from time to time;

(iv) the Pledge of Shares, substantially in the form of Exhibit C-2-4 to the Credit Agreement, pursuant to which Aaxis Holdings shall pledge its ownership interests in Aaxis Investments to the Agent, as amended, supplemented, restated or otherwise modified from time to time;

(v) the Pledge of Shares, substantially in the form of Exhibit C-2-5 to the Credit Agreement, pursuant to which Agami Limited shall pledge its ownership interests in Carlisle Finance & Participations S.A. to the Agent, as amended, supplemented, restated or otherwise modified from time to time; and

(vi) the Pledge of Shares, substantially in the form of Exhibit C-2-6 to the Credit Agreement, pursuant to which Agami Limited shall pledge its ownership interests in the Borrower to the Agent, as amended, supplemented, restated or otherwise modified from time to time.

“Majority Interest Acquisition” means any acquisition by any Securing Group Company (other than the Borrower) of all of the capital stock or other ownership interests of, or all or substantially all of the assets of, any Person (or all of a line of business or business segment of such Person).

“Minority Interest Acquisition” means

(a) in the case of any Investment consisting of any ownership or similar interest, any acquisition by any Securing Group Company (other than the Borrower) of less than 50% of the capital stock or other ownership interests of any Person, and

(b) in the case of any other Investment, the acquisition by any Securing Group Company of Indebtedness of any Person.

“Minority Investment” means any Person for which each of the following conditions are met:

(a) such Person qualifies as a minority set-aside entity (a “Minority Set-Aside Company”) under applicable law, enabling it to receive preferential treatment with respect to the granting of service contracts by governmental and certain other entities;

(b) the U.S. Parent or one of its Subsidiaries holds less than 100% of the outstanding equity interests of such Person;

(c) where greater than 50% of the outstanding equity interests of such Person are held by the U.S. Parent or any of its Subsidiaries, such Person is unable to become a U.S. Company hereunder without forfeiting its status as a Minority Set-Aside Company; and

(d) the U.S. Parent or one of its Subsidiaries controls the management and policies of such Person.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage or deed of trust, in form and substance reasonably acceptable to the Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time, which, in the case of a Mortgage covering Realty owned by (x) a Group Company other than the U.S. Parent or one of its Subsidiaries, shall secure the payment of the Obligations, and (y) a U.S. Parent or one of its Subsidiaries,

shall secure the payment of the U.S. Note Obligations, and which shall in turn be assigned by the Borrower to secure the Obligations.

“National Currency” means a currency (other than the Euro) of a Participating Member State.

“Net Debt Proceeds” means, in the case of the issuance, incurrence, placement or sale of any Indebtedness (other than Indebtedness in respect of the Notes, Subordinated Debt and Intercompany Debt) of the type referred to in clause (a) of the definition thereof (whether pursuant to a public or private offering), permitted to be outstanding pursuant to Section 7.2.2 of the Credit Agreement or otherwise permitted with the prior consent of the Required Lenders from and after the Effective Date, the excess of

(a) the gross cash proceeds received by any Group Company from such issuance, incurrence, placement or sale of permitted Indebtedness (including any cash payments received by way of deferred payment of principal pursuant to a permitted promissory note or installment receivable or otherwise, but only as and when received); over

(b) in connection with the issuance, incurrence, placement or sale of permitted Indebtedness, (i) all reasonable and customary fees and expenses actually paid by any Group Company (except as provided in clause (ii)) and (ii) underwriters’ discounts and commissions not payable to any Group Company or any of its Affiliates.

“Net Disposition Proceeds” means the excess of

(a) the gross cash proceeds (other than proceeds from any sale of Inventory of any Group Company in the ordinary course of its business) received by

(x) any Group Company from any Permitted Disposition or any Permitted Other Disposition made after the Effective Date (other than a disposition to a Securing Group Company) or

(y) any Subsidiary of the Group Parent (other than any Group Company) from any disposition of assets made after the Effective Date,

including any cash payments received by way of a deferred payment of principal pursuant to a permitted note or installment receivable or otherwise, but only when and as received; over

(b) (i) all reasonable and customary fees and expenses with respect to legal, investment banking, brokerage, accounting and other professional fees actually incurred by any Group Company or Subsidiary of the Group Parent (other than any Group Company), as applicable, in connection with such Permitted Disposition, Permitted Other Disposition or other disposition of assets, as applicable, which have not been paid to Affiliates of such Group Company or such Subsidiary; and (ii) if permitted hereunder or otherwise by the Required Lenders, the aggregate amount of any Indebtedness of the type referred to in clause (a) of the definition thereof which is secured by such asset and required to be repaid from such gross cash proceeds.

“Net Equity Proceeds” means, in the case of the issuance, placement or sale of Capital Securities, whether pursuant to a public or private offering (but excluding (w) any such issuance, placement or sale pursuant to any employee stock option or benefit plan, (x) up to 5,000,000 in proceeds from the exercise of warrants outstanding on the Effective Date, (y) any such issuance, placement or sale to any Securing Group Company and (z) any such issuance, placement or sale as consideration for any Permitted Acquisition) from and after the Effective Date, the excess of

(a) the gross cash proceeds received by any Group Company from such issuance, placement or sale of Capital Securities (including any cash payments received by way of deferred payment of principal pursuant to a permitted promissory note or installment receivable or otherwise, but only as and when received); over

(b) in connection with such issuance, placement or sale of such Capital Securities, all (i) reasonable and customary fees and expenses actually paid by the applicable Group Company and (ii) underwriters’ discounts and commissions not payable to such Group Company or any of its Affiliates.

“Net Income” means, for any period, all amounts (exclusive of all amounts in respect of any nonrecurring or extraordinary gains or non-cash losses and non-cash equity losses) which, in accordance with GAAP, would be included as net income on the consolidated statements of income of the Group Parent and its Subsidiaries (including the Borrower) for such period; provided, however, that following the effectiveness of any Permitted Acquisition, Net Income shall be calculated on a pro forma basis to give effect to such Permitted Acquisition as if such acquisition had occurred at the beginning of such period.

“Non-U.S. Group Company” means any Group Company other than any U.S. Company.

“Non-U.S. Pledge Agreements” means the U.K. Pledge Agreement, the Luxembourg Pledge Agreements, the Carlisle Finance U.S. Pledge Agreement, the Gibraltar Pledge Agreement, the Guernsey Pledge Agreement, the Irish Pledge Agreement, the Bermuda Pledge Agreement and the Jersey Pledge Agreement.

“Non-U.S. Security Agreements” means the U.K. Security Agreement, the Luxembourg Security Agreement, the Carlisle Finance U.S. Security Agreement, the Gibraltar Security Agreement, the Guernsey Security Agreement, the Irish Security Agreement, the Bermuda Security Agreement and the Jersey Security Agreement.

“Note” means, as the context may require, either a Tranche A Note or a Tranche B Note.

“Obligations” means all obligations (monetary or otherwise) of any Non-U.S. Group Company arising under or in connection with the Credit Agreement, the Notes and each other Loan Document, including Reimbursement Obligations and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9 of the Credit Agreement, whether or not allowed in such proceeding) on the Loans.

“Optional Currency” means, collectively, Euros and Sterling.

“Optional Currency Equivalent” means, on any date of determination, the equivalent in any Optional Currency of Dollars determined by using the quoted spot rate at which Scotiabank’s principal office in London, offers to exchange such Optional Currency for Dollars in London, at the open of business on such date.

“Optional Currency Letter of Credit” means any Letter of Credit denominated in an Optional Currency.

“Optional Currency Letter of Credit Outstandings” means any Letter of Credit Outstandings in respect of Optional Currency Letters of Credit.

“Optional Currency Loan” means any Tranche A Optional Currency Loan or Tranche B Optional Currency Loan.

“Optional Currency Overdraft Commitments” means any Overdraft Commitments denominated in an Optional Currency.

“Organic Document” means, relative to any Group Company, its certificate of incorporation, by-laws, memorandum and articles of association, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Group Company’s partnership interests, limited liability company interests or authorized shares of Capital Securities.

“Overdraft Account” is defined in Schedule II to the Credit Agreement.

“Overdraft Bank” means any financial institution that is, or may become, a party to the Credit Agreement (whether pursuant to a joinder agreement or otherwise).

“Overdraft Borrowers” means those Securing Group Companies (if any) which are permitted by an Overdraft Bank to utilize an Overdraft Facility.

“Overdraft Commitments” means, at any time, the maximum aggregate net debit balances permitted to be owed by the Overdraft Borrowers to the Overdraft Bank pursuant to the terms of the Overdraft Facility (for the avoidance of doubt, the Overdraft Commitments shall not exceed the Overdraft Limit).

“Overdraft Facility” means any uncommitted, unsecured overdraft facility entered into between one or more Overdraft Borrowers and an Overdraft Bank, in accordance with the terms of the Credit Agreement and Schedule II to the Credit Agreement.

“Overdraft Limit” shall mean $30,000,000 (or its Optional Currency Equivalent).

“Overdraft Outstandings” is defined in Section 2.10.3 of the Credit Agreement.

“Overdraft Refinancing Loan” is defined in Section 2.10.3 of the Credit Agreement.

“Overdraft Refinancing Notice” is defined in Section 2.10.3 of the Credit Agreement.

“Participant” is defined in Section 10.11.2 of the Credit Agreement.

“Participating Member State” means each such state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Group Parent, the Bermuda Parent, the U.K. Parent, the U.S. Parent or any of their respective Subsidiaries or any corporation, trade or business that is, along with the Group Parent, the Bermuda Parent, the U.K. Parent, the U.S. Parent or any of their respective Subsidiaries, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means, relative to any Lender,

(a) with respect to such Lender’s Tranche A Commitment or Letter of Credit Commitment, as applicable, the percentage set forth opposite its signature to the Credit Agreement or set forth in a duly executed Transfer Certificate as its “Tranche A Percentage,” as such percentage may be adjusted from time to time pursuant to Transfer Certificate(s) executed by such Lender and its Transferee(s) and delivered pursuant to Section 10.11 of the Credit Agreement; and

(b) with respect to such Lender’s Tranche B Commitment, the percentage set forth opposite its signature to the Credit Agreement or set forth in a duly executed Transfer Certificate as its “Tranche B

Percentage,” as such percentage may be adjusted from time to time pursuant to (i) Section 2.1.2(b) of the Credit Agreement, and (ii) Transfer Certificate(s) executed by such Lender and its Transferee(s) and delivered pursuant to Section 10.11 of the Credit Agreement.

“Permitted Acquisition” means any Majority Interest Acquisition or Minority Interest Acquisition, provided that the Agent, acting upon the instructions of the Required Lenders, consents in writing to such acquisition or the following conditions are met:

(a) in the case of any Majority Interest Acquisition,

(i) the board of directors (or other similar body) of the Person acquired in such Permitted Acquisition shall have duly approved such acquisition;

(ii) where the Person acquired in such Majority Interest Acquisition conducts business solely in the United States (including its territories, possessions and commonwealths), the United Kingdom, Ireland, Canada, Switzerland and/or any member state of the European Union on the Effective Date, the aggregate consideration paid or to be paid by such Securing Group Company with respect to such Majority Interest Acquisition shall not exceed the lesser of (x) $40,000,000, and (y) an amount equal to 10% of Shareholders Equity immediately prior to such Majority Interest Acquisition;

(iii) where the Person acquired in such Majority Interest Acquisition conducts business in any country or jurisdiction other than the countries or jurisdictions listed in clause (ii) above, after giving effect to such Majority Interest Acquisition, the aggregate consideration paid by all Securing Group Companies with respect to all Majority Interest Acquisitions where, at the respective times of such acquisitions, the Persons acquired conduct or conducted business in any such country or jurisdiction, shall not exceed $1,000,000; and

(iv) if a Person is acquired in such acquisition and if required by any Loan Document, in accordance with the terms of such Loan Document, such acquired Person shall become a party to a guaranty and any other agreements and other instruments as the Agent shall reasonably determine to create and perfect a first priority security interest in its assets and property, and the stock of such acquired Person shall be pledged, in each case as collateral security for the Obligations or the U.S. Note Obligations, as applicable;

(b) in the case of any Minority Interest Acquisition,

(i) the aggregate amount of all Investments made by such Securing Group Company in any one issuer shall not exceed $10,000,000 at any one time, and, after giving effect to such Minority Interest Acquisition, the aggregate amount of all Investments made by all Securing Group Companies consisting of such Minority Interest Acquisitions, shall not exceed $20,000,000 at any one time; and

(ii) upon written request to the Borrower by the Agent, the capital stock, other ownership interests or Indebtedness acquired in such Minority Interest Acquisition (if any) shall be pledged to the Agent on terms and conditions reasonably satisfactory to the Required Lenders;

(c) in the case of any Permitted Acquisition, the sum of (x) the Adjusted EBIT of the business to be acquired (or, in the case of a Minority Interest Acquisition consisting of the acquisition of Indebtedness of a Person, the Adjusted EBIT of such Person) for the period of 12 consecutive months most recently ended, less (y) the interest that is projected to accrue on the permitted Indebtedness incurred to finance such Permitted Acquisition during the 12-month period following its consummation, is a positive number;

(d) if a Person, or ownership interests in a Person, were acquired in such Permitted Acquisition, such Person was, immediately prior to such acquisition, engaged in a Permitted Business Activity; and

(e) immediately prior to, and after giving effect to, such Permitted Acquisition, no Default shall have occurred and be continuing.

“Permitted Business Activities” means the building support and maintenance services, landscape services, staffing services, guard services and other similar facilities services businesses and, with respect to the Borrower, the lines of business of the Borrower existing on the Effective Date.

“Permitted Disposition” means a disposition of any of (a) the line of business known as “Retail and Malls and Janitorial Supply Services”, (b) FCI Servicios de Mexico, S.A. de C.V., (c) FCI Servisistema S.A. de C.V., or (d) One-Source Servicios de Mexico, S.A. de C.V.

“Permitted Other Disposition” means, with respect to any Person, a disposition of any assets of such Person (including accounts receivable and capital stock of its Subsidiaries) to any other Person (other than a Securing Group Company), so long as the aggregate consideration received by the Group Companies in respect of all such assets does not exceed $5,000,000.

“Person” means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any Pension Plan or Welfare Plan.

“Process Agent” is defined in Section 10.13 of the Credit Agreement.

“Quarterly Payment Date” means the last Business Day of each March, June, September, and December.

“Quotation Date” means, in relation to any period for which an interest rate is to be determined hereunder, the day on which quotations would ordinarily be given by prime banks in the London interbank market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that period, provided that, if for any such period quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates.

“Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, currency swap or exchange agreement or any similar arrangement designed to protect a Person against fluctuations in interest rates or currency fluctuations and entered into, from time to time, by any Securing Group Company.

“Realty” means all right, title and interest of the Group Companies in any land, buildings, improvements, fixtures, other interests in real property and any leasehold interest in any of the foregoing.

“Reference Banks” means the principal London offices of Scotiabank or such other bank or banks as may from time to time be agreed between the Borrower and the Agent.

“Reimbursement Obligation” is defined in Section 2.7.3 of the Credit Agreement.

“Release” means a “release”, as such term is defined in CERCLA.

“Required Lenders” means, at the time any determination thereof is to be made, Lenders having at least 66 X% of the aggregate amount of the Tranche A Commitments and the Tranche B Commitments taken together (or if any such Commitments have terminated or expired, the outstanding amount of all Loans and Letter of Credit Outstandings (if any) relating to such Commitments).

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as in effect from time to time.

“Rolling Period” means, as of any date of calculation, the immediately preceding four full Fiscal Quarters, provided that (a) the Rolling Period as of December 31, 1999 shall be the immediately preceding two Fiscal Quarters, and any calculation of any amount for such Rolling Period shall be multiplied by two, and (b) the Rolling Period as of March 31, 2000 shall be the immediately preceding three Fiscal Quarters, and any calculation of any amount for such Rolling Period shall be multiplied by four-thirds.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc.

“Scotiabank” is defined in the preamble of the Credit Agreement.

“Second Currency” is defined in Section 4.13 of the Credit Agreement.

“Second Hudson-Shatz Mortgage” is defined in Section 9(b)(i) of Appendix B to the Credit Agreement.

“Secured Parties” means, collectively, the Lenders, the Issuers, the Agent, each counterparty to a Rate Protection Agreement that is (or at the time such Rate Protection Agreement was entered into) a Lender or an Affiliate thereof and (in each case), each of their respective successors, transferees and assigns.

“Securing Group Company” means the Borrower and any other Group Company that (a) is a party to the Group Parent Guaranty, the U.K. Guaranty or the U.S. Note Guaranty, or is the U.S. Parent, (b) has entered into such Loan Documents and other documents, and has done such other acts and things, as the Agent shall reasonably request, to ensure that the Agent has a first priority perfected Lien on the capital stock or other ownership interests, property and assets of such Group Company as collateral security for the Obligations (or in the case of a U.S. Company, as collateral security for the U.S. Note Obligations), and (c) in the case of any Group Company that fulfills the conditions set forth in clauses (a) and (b) of this definition after (but not on) the Effective Date, such Group Company (i) is organized under the laws of, and conducts business solely in, the United States (including its territories, possessions and commonwealths), the United Kingdom, Ireland, Canada, Switzerland and/or any member state of the European Union on the Effective Date or (ii) owns no assets other than ownership interests in its Subsidiaries and engages in no business activities other than the business of being a holding company.

“Shareholders Equity” means, at any time, with respect to the Group Parent and its Subsidiaries on a consolidated basis, the sum of the following:

(a) capital stock of the Group Parent at such time, plus

(b) paid-in capital of the Group Parent at such time, plus

(c) retained earnings of the Group Parent and its Subsidiaries (or minus the retained losses of the Group Parent and is Subsidiaries) at such time, plus

(d) Net Income of the Group Parent and its Subsidiaries, to the extent not included under clause (c) above (or minus net losses of the Group Parent and its Subsidiaries to the extent not already deducted under clause (c) above) at such time.

“Short-term Acquisition Debt” means Indebtedness assumed by any Securing Group Company in connection with a Permitted Acquisition, so long as such Indebtedness is repaid in full no later than 60 days after the consummation of such Permitted Acquisition.

“Southern Management” means Southern Management Co. (formerly ISS Southern Management Company), a Georgia partnership.

“Southern Management Investment” means any Investment by a Securing Group Company in Southern Management Co., provided that the following conditions are met:

(a) the aggregate amount of such Investments made by all Securing Group Companies does not exceed $6,000,000;

(b) the Agent (or, if such Securing Group Company is a U.S. Company, the Borrower) shall be granted a valid, first priority Lien

(i) in the case of any Investment consisting of a loan or advance to Southern Management, on the Indebtedness acquired in making such Investment, or

(ii) in the case of any Investment consisting of any ownership or similar interest in Southern Management, on such ownership or similar interest,

as collateral security for the Obligations (or, if such Securing Group Company is a U.S. Company, the U.S. Note Obligations); and

(c) if such Securing Group Company is a U.S. Company, the Borrower shall assign its security interest to the Agent, on terms and conditions reasonably satisfactory to the Agent, as collateral security for the Obligations.

“Southern Management Security Agreement” means the security agreement, dated as of January 15, 1997, between Southern Management and the U.S. Parent, pursuant to which Southern Management Co. shall have granted to the U.S. Parent a valid, first priority Lien on its assets and property, as collateral security for its obligations under the Southern Management Note, as amended, supplemented, restated or otherwise modified from time to time.

“Southern Management Note” means the second replacement promissory note of Southern Management, a Georgia partnership, dated March 21, 2000, in an original principal amount of $6,074,689.00, payable to the order of the U.S. Parent, as amended, supplemented, restated or otherwise modified from time to time.

“State” means the several states of the United States of America, including the District of Columbia, and their political subdivisions.

“Stated Amount” means, on any date and with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit.

“Stated Expiry Date” is defined in Section 2.7 of the Credit Agreement.

“Stated Maturity Date” means March 30, 2004.

“Sterling” and the symbol ☐ ☐ means the lawful currency of the United Kingdom.

“Subordinated Debt” means any unsecured loans made by the Group Parent or any of its wholly-owned Subsidiaries (other than any Securing Group Company) to any Securing Group Company, which loans shall be subordinated to the Obligations (or in the case of loans made to any U.S. Company, the U.S. Note Obligations) substantially on the terms and conditions set forth in Schedule V to the Credit Agreement or on terms and conditions otherwise satisfactory to the Agent.

“Subsidiary” means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; provided, however, that, with respect to the U.S. Parent, the term “Subsidiary” shall not include any Minority Investment.

“Substitute Basis” is defined in Section 4.2 of the Credit Agreement.

“Surety Bond” means surety bonds entered into in the ordinary course of business not supporting Financial Debt.

“Taxes” means all federal, state, local or foreign income, gross receipts, windfall profits, severance, real and personal property, production, sales, use, license, excise, franchise, stamp, leasing, lease, value added, employment, withholding, transfer, registration, alternative or add-on minimum, estimated, unemployment, social security, payroll, Capital Securities or similar taxes, charges, fees, duties, levies, or other assessments, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tranche A Commitment” means, relative to any Lender, such Lender’s obligation to make Tranche A Loans pursuant to Section 2.1.1 of the Credit Agreement.

“Tranche A Commitment Amount” means,

(a) on the Effective Date, $110,000,000, and

(b) thereafter, $110,000,000 plus additional amounts, not to exceed $115,000,000, equal to the aggregate amount of Tranche A Commitments provided by Lenders that become a party to the Credit Agreement from time to time after the Effective Date, as such amount is reduced from time to time pursuant to Section 2.3 of the Credit Agreement.

“Tranche A Commitment Availability” means, on any date, the excess (after converting the aggregate outstanding principal amount of all Tranche A Optional Currency Loans and Optional Currency Letter of Credit Outstandings to the Dollar Amounts thereof (subject to Sections 2.9.5 and 2.9.6 of the Credit Agreement) and of all Optional Currency Overdraft Commitments to the Dollar Equivalent thereof on such date) of:

(a) the then Tranche A Commitment Amount, over

(b) the aggregate outstanding principal amount of all Tranche A Loans, together with the aggregate amount of all Letter of Credit Outstandings and the aggregate amount of all Overdraft Commitments.

“Tranche A Commitment Termination Date” means the earliest of

(a) March 30, 2004;

(b) the date on which the Tranche A Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.3 of the Credit Agreement; and

(c) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described above, the Tranche A Commitments shall terminate automatically and without any further action.

“Tranche A Optional Currency Loan” means any Tranche A Loan made in an Optional Currency.

“Tranche A Lender” is defined in Section 2.1.1 of the Credit Agreement.

“Tranche A Loan” is defined in Section 2.1.1 of the Credit Agreement.

“Tranche A Note” means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A-1 to the Credit Agreement (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Tranche A Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Tranche B Commitment” means, relative to any Lender, such Lender’s obligation to make Tranche B Loans pursuant to Section 2.1.2 of the Credit Agreement.

“Tranche B Commitment Amount” means,

(a) on the Effective Date, zero, and

(b) thereafter, an aggregate amount, not to exceed $25,000,000, equal to the aggregate amount of Tranche B Commitments provided by Lenders that become a party to the Credit Agreement from time to time after the Effective Date, as such amount is reduced from time to time pursuant to Section 2.1.2(d) or Section 2.3 of the Credit Agreement.

“Tranche B Commitment Availability” means, on any date, the excess (after converting the aggregate outstanding principal amount of all Tranche B Optional Currency Loans to the Dollar Amount thereof (subject to Sections 2.9.5 and 2.9.6 of the Credit Agreement)) of:

(a) the then Tranche B Commitment Amount, over

(b) the aggregate outstanding principal amount of all Tranche B Loans.

“Tranche B Commitment Termination Date” means, with respect to any Lender, the earliest of

(a) March 30, 2001 or, with respect to any Lender that has agreed to extend the Tranche B Commitment Termination Date applicable to it, pursuant to Section 2.1.2(b) of the Credit Agreement, to a date subsequent to March 30, 2001, such subsequent date;

(b) the date on which the Tranche B Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.3 of the Credit Agreement; and

(c) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described above, the Tranche B Commitments shall terminate automatically and without any further action.

“Tranche B Facility” means, collectively, the Tranche B Commitment.

“Tranche B Lender” is defined in Section 2.1.2 of the Credit Agreement.

“Tranche B Loan” is defined in Section 2.1.2 of the Credit Agreement.

“Tranche B Note” means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A-2 to the Credit Agreement (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Tranche B Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Tranche B Optional Currency Loan” means any Tranche B Loan made in an Optional Currency.

“Transfer Certificate” means a certificate substantially in the form set out in Exhibit E-6 to the Credit Agreement, duly executed by the relevant Lender and Transferee, whereby:

(a) such Lender seeks to transfer to such Transferee all or a portion of such Lender’s rights and obligations hereunder upon and subject to the terms and conditions set out in Section 10.11.1; and

(b) such Transferee agrees to assume such rights and obligations of such Lender as contemplated in Section 10.1.1 of the Credit Agreement.

“Transfer Date” means, in relation to any Transfer Certificate, the date for effecting a transfer, as specified in the schedule to such Transfer Certificate.

“Transferee” is defined in Section 10.11.1 of the Credit Agreement.

“Treaty on European Union” means the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993) as amended from time to time.

“U.C.C.” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, that, if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “U.C.C.” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.

“U.K. Guarantor” means the U.K. Parent, each Subsidiary of the U.K. Parent on the Effective Date (other than any Immaterial Subsidiary and Irish Recruitment Consultants Limited), each Subsidiary of Blackwood Limited on the Effective Date, Glenturkan and any Subsidiary of any of the foregoing that becomes a party to the U.K. Guaranty after the Effective Date.

“U.K. Guaranty” means a Guaranty Agreement to which each U.K. Guarantor is a party, substantially in the form of Exhibit B-2 to the Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“U.K. Parent” means Carlisle Group plc, an English public limited company.

“U.K. Pledge Agreement” means a Deed of Charge and Memorandum of Deposit, substantially in the form of Exhibit C-1 to the Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“U.K. Security Agreement” means a Deed of Floating Charge, substantially in the form of Exhibit D-1 to the Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“U.K. Subsidiary Non-Guarantor” means each Subsidiary of the U.K. Parent (other than any Immaterial Subsidiary of the U.K. Parent or any U.K. Guarantor).

“U.S. Companies” means the U.S. Parent, its Subsidiaries (other than any Immaterial Subsidiary) and Carlisle Management.

“U.S. Loan Agreement” means the Loan Agreement, dated as of the Effective Date, between the Borrower, as lender, and the U.S. Parent, as borrower, in form and substance satisfactory to the Agent, as amended, supplemented, restated or otherwise modified from time to time.

“U.S. Note” means the promissory note, dated as of the Effective Date, in form and substance satisfactory to the Agent, executed by the U.S. Parent in favor of the Borrower, evidencing all extensions of credit made by the Borrower to the U.S. Parent with the proceeds of Loans made to the Borrower, as amended, supplemented, restated or otherwise modified from time to time.

“U.S. Note Documents” means the U.S. Loan Agreement, the U.S. Note, the U.S. Note Guaranty, the U.S. Note Pledge Agreement, the U.S. Note Security Agreement and the Control Agreement.

“U.S. Note Guaranty” means the Guaranty, dated as of the Effective Date, in form and substance satisfactory to the Agent, among the U.S. Companies (other than the U.S. Parent) and the Borrower, pursuant to which the U.S. Companies (other than the U.S. Parent) unconditionally guaranty the obligations of the U.S. Parent under the U.S. Loan Agreement, the U.S. Note and the Intercompany Notes, as amended, supplemented, restated or otherwise modified from time to time.

“U.S. Note Obligations” means (a) the obligations of the U.S. Parent under the U.S. Loan Agreement and the U.S. Note, (b) the obligations of each Subsidiary of the U.S. Parent under the U.S. Note Guaranty and (c) the obligations of each U.S. Company to the Borrower under the Intercompany Notes.

“U.S. Note Pledge Agreement” means the Pledge Agreement, dated as of the Effective Date, in form and substance satisfactory to the Agent, among certain of the U.S. Companies and the Borrower, pursuant to which the Borrower is granted a security interest in all of the capital stock of the U.S. Companies as collateral security for the U.S. Note Obligations and the obligations of the U.S. Parent under the Intercompany Notes, as amended, supplemented, restated or otherwise modified from time to time.

“U.S. Note Security Agreement” means the Security Agreement, dated as of the Effective Date, in form and substance satisfactory to the Agent, among the U.S. Companies and the Borrower, pursuant to which the U.S. Companies grant a security interest in their assets as collateral security for the U.S. Note Obligations and the obligations of the U.S. Parent under the Intercompany Notes, as amended, supplemented, restated or otherwise modified from time to time.

“U.S. Parent” means OneSource Holdings, Inc, a Delaware corporation.

“U.S. Parent Promissory Note” means the promissory note of the U.S. Parent, dated January 1, 1997, in an original principal amount of $189,123,196.10, payable to the order of ISS International Service System A/S, which promissory note is presently held by the Borrower, as amended, supplemented, restated or otherwise modified from time to time.

“U.S. Parent Revolving Loan Agreement” means the loan agreement, dated as of December 1, 1998, between the Borrower and the U.S. Parent, as amended, supplemented, restated or otherwise modified from time to time.

“U.S. Parent Term Note” means the promissory note of the U.S. Parent, dated March 31, 1999, in an original principal amount of $60,900,532.00, payable to the order of the Borrower, as amended, supplemented, restated or otherwise modified from time to time.

“United Kingdom” or “U.K.” means the United Kingdom of Great Britain and Northern Ireland.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“Welfare Plan” means a “welfare plan” (as such term is defined in Section 3(1) of ERISA), maintained by the Group Parent or any of its Subsidiaries for which the Group Parent or such Subsidiary has any contractual liability.

“Wholly-owned Subsidiary” means any Subsidiary of a Person of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are owned, directly or indirectly, by such Person.

APPENDIX B

CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSION

The obligations of the Lenders to make the initial Credit Extensions under the Credit Agreement shall be subject to the satisfaction on the Effective Date of each of the conditions precedent set forth in this Appendix B. Terms used but not defined herein shall have the meanings given thereto in Appendix A to the Credit Agreement.

SECTION 1. Resolutions, etc. The Agent shall have received from each Group Company a certificate, dated the Effective Date, of its Secretary or Assistant Secretary (or of a director or officer) as to

(a) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement ( solely in the case of the Borrower) and each other Loan Document to be executed by it and the transactions contemplated hereby and thereby (and, with respect to the Group Parent, such resolutions shall recite the names of all of the members of the Board of Directors present at the meeting at which such resolutions shall have been adopted);

(b) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement (solely in the case of the Borrower) and each other Loan Document executed by it and, if applicable, the granting of a power of attorney in connection with such Loan Documents; and

(c) the full force and validity of each Organic Document of such Group Company and copies thereof;

upon which certificate each Lender may conclusively rely until it shall have received a further certificate of the Secretary of such Group Company canceling or amending such prior certificate.

SECTION 2. Guaranties. The Agent shall have received executed counterparts of

(a) the Group Parent Guaranty, dated as of the Effective Date, duly executed and delivered by the parties thereto, and

(b) the U.K. Guaranty, dated as of the Effective Date, duly executed and delivered by the parties thereto.

SECTION 3. Security Documents. The Agent shall have received executed counterparts of the following:

(a) English Collateral

(i) the U.K. Pledge Agreement, dated as of the Effective Date, duly executed and delivered by the parties thereto together with certificates, evidencing all of the issued and outstanding shares of capital stock pledged pursuant to the U.K. Pledge Agreement, which certificates shall in each case be accompanied by undated stock transfer from duly executed in blank, and confirmation and evidence reasonably satisfactory to the Agent that it has a valid, first priority equitable security interest in the collateral covered by the UK Pledge Agreement, and

(ii) the U.K. Security Agreement, dated as of the Effective Date, duly executed and delivered by the parties thereto, together with evidence, reasonably satisfactory to the Agent, that it has a valid, first priority security interest in the collateral covered by the U.K. Security Agreement.

(b) Luxembourg Collateral

(i) Each note or other debt instruments evidencing any Intercompany Debt held by any party to the Carlisle Finance U.S. Pledge Agreement, duly assigned to the Agent as collateral security for the Obligations;

(ii) each Luxembourg Pledge Agreement, dated as of the Effective Date, duly executed and delivered by the parties thereto, together with confirmation and evidence reasonably satisfactory to the Agent that appropriate entries shall have been made in the share registry of the relevant Group Company to perfect the security interest granted to the Agent in the collateral covered by such Luxembourg Pledge Agreement, and that the Agent has a valid, perfected, first priority security interest in such collateral, and

(iii) the Carlisle Finance U.S. Pledge Agreement, dated as of the Effective Date, duly executed and delivered by the parties thereto, together with

(A) originals of each of the U.S. Parent Promissory Note, the U.S. Parent Term Note and the U.S. Note, in each case duly endorsed to the order of the Agent, as agent for the Lenders, and

(B) a duly executed consent letter, substantially in the form set forth in Exhibit A to the Carlisle Finance U.S. Pledge Agreement, pursuant to which the issuer of each of the U.S. Parent Promissory Note, the U.S. Parent Term Note and the U.S. Note consents to the assignment of such note, as collateral security for the Obligations.

(iv) the Carlisle Finance U.S. Security Agreement, dated as of the Effective Date, duly executed and delivered by the parties thereto, together with a duly executed consent letter, substantially in the form set forth in Exhibit A to the Carlisle Finance U.S. Security Agreement, pursuant to which the borrower under each of the U.S. Loan Agreement, the U.S. Parent Revolving Loan Agreement and the Carlisle Management Revolving Loan Agreement consents to the assignment of the Borrower’s rights and obligations under such agreement, as collateral security for the Obligations.

(c) Gibraltar Collateral

(i) the Gibraltar Pledge Agreement, dated as of the Effective Date, duly executed and delivered by the parties thereto, together with certificates, evidencing all of the issued and outstanding shares of capital stock pledged pursuant to the Gibraltar Pledge Agreement, which certificates shall in each case be accompanied by undated stock transfer forms duly executed in blank, evidence that the Gibraltar Pledge Agreement has been duly filed in Gibraltar pursuant to the Companies Ordinance, and confirmation and evidence reasonably satisfactory to the Agent that it has a valid, perfected, first priority security interest in the collateral covered by the Gibraltar Pledge Agreement; and

(ii) the Gibraltar Security Agreement, dated as of the Effective Date, duly executed and delivered by the parties thereto, together with evidence that the Gibraltar Security Agreement has been duly filed in Gibraltar pursuant to the Companies Ordinance, evidence, reasonably satisfactory to the Agent, that it has a valid, perfected, first priority security interest in the collateral covered by the Gibraltar Security Agreement; and

(iii) evidence that the Borrower has given valid consideration under Gibraltar law for each Gibraltar Company entering into the Parent Group Guaranty.

(d) Guernsey Collateral

(i) the Guernsey Pledge Agreement, dated as of the Effective Date, duly executed and delivered by the parties thereto, together with certificates, evidencing all of the issued and outstanding shares of capital stock pledged pursuant to the Guernsey Pledge Agreement, which certificates shall in each case be accompanied by undated stock transfer forms duly executed in blank, and confirmation and evidence reasonably satisfactory to the Agent that it has a valid, perfected, first priority security interest in the collateral covered by the Guernsey Pledge Agreement; and

(ii) the Guernsey Security Agreement, dated as of the Effective Date, duly executed and delivered by the parties thereto, together with evidence, reasonably satisfactory to the Agent, that it has a valid, perfected, first priority security interest in the collateral covered by the Guernsey Security Agreement.

(e) Irish Collateral

(i) the Irish Pledge Agreement, dated as of the Effective Date, duly executed and delivered by the parties thereto, together with certificates, evidencing all of the issued and outstanding shares of capital stock pledged pursuant to the Irish Pledge Agreement, which certificates shall in each case be accompanied by undated stock transfer forms duly executed in blank, and confirmation and evidence reasonably satisfactory to the Agent that it has a valid, perfected security interest in the collateral covered by the Irish Pledge Agreement; and

(ii) the Irish Security Agreement, dated as of the Effective Date, duly executed and delivered by the parties thereto, together with evidence, reasonably satisfactory to the Agent, that it has a valid, perfected security interest in the collateral covered by the Irish Security Agreement.

(f) Bermuda Collateral

(i) the Bermuda Pledge Agreement, dated as of the Effective Date, duly executed and delivered by the parties thereto, together with certificates, evidencing all of the issued and outstanding shares of capital stock pledged pursuant to the Bermuda Pledge Agreement, which certificates shall in each case be accompanied by

(A) undated stock transfer forms duly executed in blank,

(B) duly executed irrevocable proxies in respect of such shares, substantially in the form of Schedule Two to the Bermuda Pledge Agreement,

(C) duly executed irrevocable powers of attorney, substantially in the form of Schedule Three to the Bermuda Pledge Agreement,

(D) certificates, duly executed by the secretary of each Bermuda Securing Group Company, substantially in the form set forth in Schedule Five to the Bermuda Pledge Agreement, certifying that a notation shall have been made in the register of shareholders of such company in respect of the security interest granted in the shares of such company, and

(E) such other confirmation and evidence, reasonably satisfactory to the Agent, that the Agent has a valid, first priority security interest in the collateral covered by the Bermuda Pledge Agreement;

(ii) the Bermuda Security Agreement, dated as of the Effective Date, duly executed and delivered by the parties thereto, together with evidence, reasonably satisfactory to the Agent, that it has a valid, first priority security interest in the collateral covered by the Bermuda Security Agreement; and

(iii) a certified copy of the consent from the Bermuda Monetary Authority authorizing the pledge of shares of capital stock pursuant to the Bermuda Pledge Agreement.

(g) Jersey Collateral

(i) the Jersey Pledge Agreement, dated as of the Effective Date, duly executed and delivered by the parties thereto, together with certificates, evidencing all of the issued and outstanding shares of capital stock pledged pursuant to the Jersey Pledge Agreement, which certificates shall in each case be accompanied by undated stock transfer forms duly executed in blank, and confirmation and evidence reasonably satisfactory to the Agent that it has a valid, perfected, first priority security interest in the collateral covered by the Jersey Pledge Agreement; and

(ii) the Jersey Security Agreement, dated as of the Effective Date, duly executed and delivered by the parties thereto, together with evidence, reasonably satisfactory to the Agent, that it has a valid, perfected, first priority security interest in the collateral covered by the Jersey Security Agreement.

SECTION 4. U.S. Note Documents. The Agent shall have received the following:

(a) the U.S. Loan Agreement, dated the Effective Date, duly executed and delivered by the parties thereto;

(b) the U.S. Note, duly endorsed by the Borrower to the Agent for the benefit of the Lenders;

(c) the U.S. Note Guaranty, dated the Effective Date, duly executed and delivered by the parties thereto;

(d) the U.S. Note Pledge Agreement, dated as of the Effective Date, duly executed and delivered the parties thereto, together with

(i) certificates, evidencing all of the issued and outstanding shares of capital stock pledged pursuant to the U.S. Note Pledge Agreement, which certificates shall in each case be accompanied by undated stock powers duly executed in blank, or, if any securities pledged pursuant to the U.S. Note Pledge Agreement are uncertificated securities or are held through a financial intermediary, confirmation and evidence satisfactory to the Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Agent for the benefit of the Lenders in accordance with the Uniform Commercial Code,

(ii) executed counterparts of the Control Agreement, dated as of the Effective Date, duly executed by the parties thereto,

(iii) the original Southern Management Note, duly endorsed to the order of the Agent, as agent for the Lenders,

(iv) evidence, satisfactory to the Agent, that the U.S. Parent has been granted a valid, perfected, first priority Lien on all of the assets and property of Southern Management, as collateral security for the obligations of Southern Management under the Southern Management Note, including without limitation

(A) copies of the duly executed Southern Management Security Agreement and/or other documents pursuant to which such Lien shall have been granted, the terms and conditions of which shall be reasonably satisfactory in all respects to the Agent,

(B) UCC-1’s if and to the extent necessary or, in the opinion of the Agent, desirable to perfect the security interest granted to the U.S. Parent pursuant to the Southern Management Security Agreement, acknowledgment copies of properly filed Uniform Commercial Code financing statements (Form UCC-1) or such other evidence of filing as may be acceptable to the Agent, naming Southern Management, as the debtors, and the U.S. Parent, as the secured party, or other similar instruments or documents, filed under the Uniform Commercial Code for all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect such security interest,

(C) Assignment of Existing UCC’s to the Borrower executed copies of proper Uniform Commercial Code Form UCC-3 amendments, if any, necessary to assign to the Borrower all Liens and other rights granted by Southern Management to the U.S. Parent in any collateral pursuant to the Southern Management Security Agreement, together with such other Uniform Commercial Code Form UCC-3 amendments as the Agent may reasonably request from the U.S. Companies,

(D) Reassignment of Existing UCC’s to the Agent executed copies of proper Uniform Commercial Code Form UCC-3 amendments, if any, necessary to assign to the Agent all Liens and other rights granted by Southern Management to the U.S. Parent in any collateral pursuant to the Southern Management Security Agreement, together with such other Uniform Commercial Code Form UCC-3 amendments as the Agent may reasonably request from the U.S. Companies;

(e) the U.S. Note Security Agreement, dated as of the Effective Date, duly executed and delivered by the parties thereto, together with

(i) Assignment of Existing UCC’s to the Borrower executed copies of proper Uniform Commercial Code Form UCC-3 amendments, if any, necessary to assign to the Borrower all Liens and other rights granted by the U.S. Companies to the Agent in any collateral pursuant to the Existing Credit Agreement, together with such other Uniform Commercial Code Form UCC-3 amendments as the Agent may reasonably request from the U.S. Companies,

(ii) Reassignment of Existing UCC’s to the Agent executed copies of proper Uniform Commercial Code Form UCC-3 amendments, if any, necessary to assign to the Agent all Liens and other rights granted by the U.S. Companies to the Borrower in any collateral pursuant to the U.S. Note Security Agreement, together with such other Uniform Commercial Code Form UCC-3 amendments as the Agent may reasonably request from the U.S. Companies,

(iii) UCC-1’s for New U.S. Companies with respect to any U.S. Company that was not a party to the Existing Credit Agreement, if and to the extent necessary or, in the opinion of the Agent, desirable to perfect the security interest granted to the Borrower pursuant to the U.S. Note Security Agreement, acknowledgment copies of properly filed Uniform Commercial Code financing statements (Form UCC-1) or such other evidence of filing as may be acceptable to the Agent, naming the U.S. Companies, as the debtors, and the Borrower, as the secured party, or other similar instruments or documents, filed under the Uniform Commercial Code for all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect such security interest,

(iv) Reassignment of New UCC’s to the Agent with respect to each of the Financing Statements referred to in the foregoing clause (iii), executed copies of proper Uniform Commercial Code Form UCC-3 amendments, if any, necessary to assign to the Agent all Liens and other rights granted by the U.S. Companies referred to therein to the Borrower in any collateral pursuant to the U.S. Note Security Agreement, together with such other Uniform Commercial Code Form UCC-3 amendments as the Agent may reasonably request from the U.S. Companies,

(v) Termination Statements executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in the U.S. Note Security Agreement previously granted to any Person (other than the Borrower or the Agent), together with such other Uniform Commercial Code Form UCC-3 termination statements as the Agent may reasonably request from the U.S. Companies, and

(vi) UCC Searches for New Companies with respect to each U.S. Company that is not a party to the Existing Credit Agreement, if and to the extent necessary or, in the opinion of the Agent, desirable, certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Agent, dated a date reasonably near to the Effective Date, listing all effective financing statements which name any U.S. Company (under its present name and any previous names) as the debtor and which are filed in the jurisdictions in which filings shall be made pursuant to this clause (d), together with copies of such financing statements (none of which (other than those described in this clause (d), if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements described in clause (d)) shall cover any collateral described in the U.S. Note Security Agreement).

(f) Copies of the Intercompany Notes, together with appropriate amendments to such Intercompany Notes evidencing compliance with the provisions of Section 7.2.5(b) of the Credit Agreement.

SECTION 5. Opinions of Counsel. The Agent shall have received opinions, dated the Effective Date and addressed to the Agent and all the Lenders, from:

(a) Kay, Collyer & Boose LLP, U.S. counsel to the Group Companies, substantially in the form of Exhibit F-1 to the Credit Agreement; and

(b) Allen & Overy, English counsel to the Group Companies, substantially in the form of Exhibit F-2 to the Credit Agreement; and

(c) Jaseth Jackson-Staine, Belize counsel to the Group Companies, substantially in the form of Exhibit F-3 to the Credit Agreement; and

(d) Allen & Overy, Luxembourg counsel to the Group Companies, substantially in the form of Exhibit F-4 to the Credit Agreement; and

(e) Hassans, Gibraltar counsel to the Group Companies, substantially in the form of Exhibit F-5 to the Credit Agreement.

(f) William Fry, Irish counsel to the Group Companies, substantially in the form of Exhibit F-6 to the Credit Agreement.

(g) Ozannes, Guernsey counsel to the Group Companies, substantially in the form of Exhibit F-7 to the Credit Agreement.

(h) Ogier & Le Maesurier, Jersey counsel to the Group Companies, substantially in the form of Exhibit F-8 to the Credit Agreement.

(i) Harney, Westwood & Riegels, British Virgin Islands counsel to the Group Companies, substantially in the form of Exhibit F-9 to the Credit Agreement.

(j) Appleby, Spurling & Kempe, Bermuda counsel to the Group Companies, substantially in the form of Exhibit F-10 to the Credit Agreement.

SECTION 6. Solvency Certificates. The Agent shall have received, with copies for each Lender, a solvency certificate for each Group Company, duly executed by the chief executive officer or chief financial Authorized Officer of such Group Company, as the case may be, substantially in the form of Exhibit E-1 attached to the Credit Agreement.

SECTION 7. Organizational Chart. The Agent shall have received an organizational chart, satisfactory to the Agent, setting forth in reasonable detail the organizational structure of the Group Parent and its Subsidiaries as at the Effective Date.

SECTION 8. Process Agent. The Agent shall have received one or more letters from CSC—The United States Corporation Company in New York, reasonably acceptable to the Agent, accepting its appointment as Process Agent pursuant to this Agreement and the other Loan Documents.

SECTION 9. Hudson-Shatz Mortgages.

(a) The Agent shall have received evidence, reasonably satisfactory to it, that

(i) that certain Mortgage (the “First Hudson-Shatz Mortgage”), dated as of May 1999, between OneSource Property Holdings, Inc., as mortgagor, and the Agent, as mortgagee, shall have been duly assigned by the Agent to the Borrower, as collateral security for the U.S. Note Obligations; and

(ii) immediately thereafter, the First Hudson-Shatz Mortgage shall have been duly assigned by the Borrower to the Agent for the benefit of the Lenders; and

(b) The Agent shall have received

(i) a duly executed Mortgage (the “Second Hudson-Shatz Mortgage”), between OneSource Property Holdings, Inc., as mortgagor, and the Borrower, as mortgagee, covering the Hudson-Shatz Property in an amount equal to $5,800,000, as collateral security for the U.S. Note Obligations, and

(ii) evidence, reasonably satisfactory to the Agent, that the Second Hudson-Shatz Mortgage shall have been duly assigned by the Borrower to the Agent for the benefit of the Lenders,

in each case, together with such other documents as are necessary or desirable to create a valid, perfected, first priority Lien against the Hudson-Shatz Property and any other documents that the Agent shall reasonably request.

SECTION 10. Compliance Certificate. The Agent shall have received with counterparts for each Lender, an initial Compliance Certificate on a pro forma basis as if the Credit Extension to be made on the date of the initial Credit Extension had occurred and as to such items therein as the Agent reasonably requests, dated the date of the initial Credit Extension, duly executed (and with all schedules thereto duly completed) and delivered by the chief executive, financial or accounting Authorized Officer of the Group Parent.

SECTION 11. Governmental and Third Party Approvals. The Agent shall have received evidence, reasonably satisfactory to it, that each Group Company shall have obtained all governmental or third party consents, authorizations and approvals, in form and substance satisfactory to the Agent, necessary or advisable for the execution, delivery and performance of this Agreement and each other Loan Document to be executed by such Group Company, and in connection with the financing contemplated hereby and the continuing operations of the Parent and each of its Subsidiaries (including, but not limited to, the Borrower).

SECTION 12. Payment of Outstanding Indebtedness, etc. The Agent shall have received evidence, reasonably satisfactory to it, that all Indebtedness identified in Item 5.1.12 (“Indebtedness to be Paid”) of the Disclosure Schedule (including, without limitation, Indebtedness in respect of the Existing Credit Agreement), together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full from the proceeds of the initial Credit Extension, and the commitments in respect of such Indebtedness shall have been terminated, and all Liens securing payment of any such Indebtedness have been released and the Agent shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith.

SECTION 13. Letter of Credit Fee letter. The Agent shall have received the Letter of Credit Fee Letter, duly executed and delivered by the parties thereto.

SECTION 14. Closing Fees, Expenses, etc. The Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable on the Effective Date pursuant to the Fee Letter, the Letter of Credit Fee Letter and Sections 3.3 and 10.3 of the Credit Agreement, if then invoiced.

SECTION 15. Tranche A Note. The Agent shall have received a duly executed Tranche A Note, dated as of the Effective Date, in an aggregate principal amount equal to $110,000,000.

EXECUTION COPY

GROUP PARENT GUARANTY

This GROUP PARENT GUARANTY (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Guaranty”), dated as of March 30, 2000, is made by each of the entities identified on the signature pages hereto (herein individually referred to as “Guarantor” and collectively the “Guarantors”), in favor of THE BANK OF NOVA SCOTIA, as agent (the “Agent”) for each of the Lender Parties.

W I T N E S S E T H :

WHEREAS, pursuant to the Credit Agreement, dated as of March 30, 2000 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Carlisle Finance S.A., a corporation organized under the laws of Luxembourg (the “Borrower”), the various financial institutions as are, or may from time to time become, parties thereto (each, individually, a “Lender”, and collectively, the “Lenders”) and the Agent, the Lenders have extended Commitments to make Credit Extensions to the Borrower;

WHEREAS, to enhance the credit rating of the Borrower and to permit the granting of the interest rate provisions in the Credit Agreement, each Guarantor is required to execute and deliver this Guaranty;

WHEREAS, each Guarantor has duly authorized the execution, delivery and performance of this Guaranty; and

WHEREAS, it is in the best interests of each Guarantor to execute this Guaranty inasmuch as each Guarantor will derive substantial direct and indirect benefits from the Credit Extensions made from time to time to the Borrower by the Lenders pursuant to the Credit Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to make Credit Extensions (including the initial Credit Extension) to the Borrower pursuant to the Credit Agreement, each Guarantor agrees, for the benefit of each Lender Party, as follows:

ARTICLE I

DEFINITIONS

SECTION I.1 Certain Terms. When used in this Guaranty, the terms set forth form in the Definitions Annex attached hereto shall have the respective meanings set forth in said Annex (terms may be included in said Annex that are not used or referred to in this Guaranty). In addition, the following terms shall have the following respective meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Agent” is defined in the preamble.

“Borrower” is defined in the first recital.

“Credit Agreement” is defined in the first recital.

“Guarantor” and “Guarantors” is defined in the preamble.

“Guaranty” is defined in the preamble.

“Lender” and “Lenders” are defined in the first recital.

“Lender Party” means, as the context may require, any Lender or the Agent and each of its respective successors, transferees and assigns.

ARTICLE II

GUARANTY PROVISIONS

SECTION II.1 Guaranty. Each Guarantor hereby jointly and severally unconditionally and irrevocably

(a) guarantees, as a primary obligor and not merely as a surety, the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the Borrower now or hereafter existing, whether for principal, interest, fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. 362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. 502(b) and 506(b)), and

(b) indemnifies and holds harmless each Lender Party for any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such Lender Party in enforcing any rights under this Guaranty;

provided, however, that each Guarantor shall be liable under this Guaranty for the maximum amount of such liability that can be hereby incurred without rendering this Guaranty, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. This Guaranty constitutes a guaranty of payment when due and not of collection, and each Guarantor specifically agrees that it shall not be necessary or required that any Lender exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Borrower or any other Group Company (or any other Person) before or as a condition to the obligations of each Guarantor hereunder.

SECTION II.2 Acceleration of Guaranty. Each Guarantor agrees that, in the event of the dissolution (other than as permitted pursuant to Section 4.2.8) or insolvency of the Borrower, any other Group Company or any Guarantor, or the inability or failure of the Borrower, any other Group Company or any Guarantor to pay debts as they become due, or an assignment by the Borrower, any other Group Company any Guarantor for the benefit of creditors, or the commencement of any case or proceeding in respect of the Borrower, any other Group Company or any Guarantor under any bankruptcy, insolvency or similar laws, and if such event shall occur at a time when any of the Obligations of the Borrower and each other Group Company may not then be due and payable, each Guarantor agrees that it will pay to the Lenders forthwith the full amount which would be payable hereunder by such Guarantor if all such Obligations were then due and payable.

SECTION II.3 Guaranty Absolute, etc. This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all Obligations of the Borrower have been paid in full, all obligations of each Guarantor hereunder shall have been paid in full, and all Commitments shall have terminated. Each Guarantor guarantees that the Obligations of the Borrower will be paid strictly in accordance with the terms of the Credit Agreement and each other Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of:

(a) any lack of validity, legality or enforceability of the Credit Agreement or any other Loan Document;

(b) the failure of any Lender Party,

(i) to assert any claim or demand or to enforce any right or remedy against the Borrower, any other Group Company or any other Person under the provisions of the Credit Agreement any other Loan Document or otherwise, or

(ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any Obligations of the Borrower or any other Group Company;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower or any other Group Company, or any other extension, compromise or renewal of any Obligation of the Borrower or any other Group Company;

(d) any reduction, limitation, impairment or termination of any Obligations of the Borrower or any other Group Company for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations of the Borrower, any other Group Company or otherwise;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Credit Agreement or any other Loan Document;

(f) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty, held by any Lender securing any of the Obligations of the Borrower or any other Group Company; or

(g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any other Group Company, any surety or any guarantor.

SECTION II.4 Reinstatement, etc. Each Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Lender upon the insolvency, bankruptcy or reorganization of the Borrower, any other Group Company or otherwise, all as though such payment had not been made.

SECTION II.5 Waiver, etc. Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations of the Borrower or any other Group Company and this Guaranty and any requirement that the Agent or any other Lender Party protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against the Borrower, any other Group Company or any other Person or entity or any collateral securing the Obligations of the Borrower or any other Group Company, as the case may be.

SECTION II.6 Subrogation, etc. Each Guarantor agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Guaranty, by any payment made hereunder or otherwise, until the prior payment in full in cash, of all Obligations of the Borrower and each other Group Company and the termination of all Commitments. Any amount paid to any Guarantor on account of any such subrogation rights prior to the payment in full in cash of all Obligations of the Borrower and each other Group Company shall be held in trust for the benefit of the Lender Parties and shall immediately be paid to the Agent for the benefit of the Lender Parties and credited and applied against the Obligations of the Borrower and each other Group Company, whether matured or unmatured, in accordance with the terms of the Credit Agreement; provided, however, that if

(a) any Guarantor has made payment to the Lender Parties of all or any part of the Obligations of the Borrower, and

(b) all Obligations of the Borrower have been paid in full in cash, all Letters of Credit have been terminated or expired, and all Commitments have been permanently terminated,

each Lender Party agrees that, at such Guarantor’s request, the Agent, on behalf of the Lender Parties, will execute and deliver to such Guarantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Obligations of the Borrower resulting from such payment by such Guarantor. In furtherance of the foregoing, for so long as any Obligations or Commitments remain outstanding, each Guarantor shall refrain from taking any action or commencing any proceeding against the Borrower or any other Group Company (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under this Guaranty to any Lender.

SECTION II.7 Successors, Transferees and Assigns; This Guaranty shall:

(a) be binding upon each Guarantor, and its successors, transferees and assigns; and

(b) inure to the benefit of and be enforceable by the Agent for the benefit of each Lender.

Without limiting the generality of the foregoing clause (b), but subject to the limitations set forth in the Credit Agreement (including, without limitation, Section 10.11 thereof), any Lender may assign or otherwise transfer (in whole or in part) any Credit Extension held by it to any other Person or entity, and such other Person or entity shall thereupon become vested with all rights and benefits in respect thereof granted to such Lender under any Loan Document (including this Guaranty) or otherwise.

SECTION II.8 Payments Free and Clear of Taxes, etc. Each Guarantor hereby agrees that any and all payments made by such Guarantor hereunder shall be made in accordance with Section 4.6 of the Credit Agreement.

SECTION II.9 Judgment. Each Guarantor hereby agrees that:

(a) If, for the purposes of obtaining a judgment in any court, it is necessary to convert a sum due hereunder in United States Dollars into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lenders could purchase United States Dollars with such other currency on the Business Day preceding that on which final judgment is given.

(b) The obligation of such Guarantor in respect of any sum due from it to any Lender hereunder shall, notwithstanding any judgment in a currency other than United States Dollars, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency such Lender may, in accordance with normal banking procedures, purchase United States Dollars with such other currency; in the event that the United States Dollars so purchased are less than the sum originally due to such Lender in United States Dollars, such Guarantor, as a separate obligation and notwithstanding any such judgment, hereby indemnifies and holds harmless such Lender against such loss, and if the United States Dollars so purchased exceed the sum originally due to such Lender in United States Dollars, such Lender shall remit to such Guarantor such excess.

SECTION II.10. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 2.1 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 2.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Agent to enter into the Credit Agreement and to make Credit Extensions thereunder, each Guarantor represents and warrants unto the Agent and each Lender as set forth in this Article III.

SECTION III.1. Organization, etc. Each Guarantor is a corporation, partnership, limited liability company or other legal entity validly organized and existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the nature of its business requires such qualification except where such failure to qualify will not have a materially adverse affect on the Group Parent and its Subsidiaries taken as a whole, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Guaranty and each other Loan Document to which it is a party and to own and hold under lease its property, and to conduct its business substantially as currently owned, held or conducted by it.

SECTION III.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Guarantor of this Guaranty and each other Loan Document executed or to be executed by it are within such Guarantor’s corporate powers, have been duly authorized by all necessary corporate action, and do not:

(a) contravene such Guarantor’s Organic Documents;

(b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting such Guarantor; or

(c) result in, or require the creation or imposition of, any Lien on any of such Guarantor’s properties.

SECTION III.3. Government Approval, Regulation, etc. Except as set forth on Item 3.3 (“Governmental Approvals”) of the Disclosure Schedule, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by any Guarantor of this Guaranty or any other Loan Document to which it is a party.

SECTION III.4. Validity, etc. This Agreement constitutes, and each other Loan Document executed by any Guarantor will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of such Guarantor enforceable in accordance with their respective terms.

SECTION III.5. Financial Information. The following financial statements have been furnished to the Agent and each Lender (a) the audited consolidated balance sheet of the Group Parent as at March 31, 1999 and the related consolidated statements of earnings and cash flow of the Group Parent for the Fiscal Year ended on said date, and (b) an unaudited consolidated balance sheet of the Group Parent as at December 31, 1999 and the related unaudited consolidated statements of earnings and cash flow of the Group Parent for the nine-month period ended on said date. Such financial statements have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended (subject, in the case of such statements as at December 31, 1999, to normal year-end audit adjustments).

SECTION III.6. No Material Adverse Change. Since March 31, 1999, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Group Parent and its Subsidiaries taken as a whole.

SECTION III.7. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of any Guarantor, threatened litigation, action, proceeding, or labor controversy affecting such Guarantor, or any of its properties, businesses, assets or revenues, which could reasonably be expected to materially adversely affect the financial condition, operations, assets, business, properties or prospects of the Group Parent and its Subsidiaries taken as a whole or which purports to affect the legality, validity or enforceability of this Guaranty or any other Loan Document against any Guarantor, except as disclosed in Item 3.7 (“Litigation”) of the Disclosure Schedule.

SECTION III.8. Subsidiaries, Capitalization, etc.

(a) No Guarantor has any Subsidiaries, except those Subsidiaries:

(x) which are identified in Item 3.8(a) (“Existing Subsidiaries”) of the Disclosure Schedule; or

(y) which are permitted to have been created or acquired in accordance with the Credit Agreement or any other Loan Document.

(b) Each Group Company (other than the Borrower, the U.S. Parent and its Subsidiaries, the U.K. Parent and its Subsidiaries, Carlisle Management Services, Inc. and any Immaterial Subsidiary) has entered into, or become a party to, this Guaranty.

(c) Each Immaterial Subsidiary is identified in Item 3.8(c) (“Immaterial Subsidiaries”) of the Disclosure Schedule.

(d) Item 3.8(d) of the Disclosure Schedule correctly sets forth, as of the Effective Date, (i) the names of each of the members of the Board of Directors of the Group Parent and (ii) to the knowledge of the Group Parent, (x) the names of each of the Persons that owns 5% or more of the capital stock of the Group Parent, (y) the number of shares of capital stock of the Group Parent, and all other equity rights with respect to such capital stock, held by each such person, and (z) the percentage of the capital stock of the Group Parent represented by each such Person’s capital stock and other equity rights (on an undiluted basis and on a fully-diluted basis).

SECTION III.9. Ownership of Properties. Each Guarantor owns good and marketable title to, or with respect to leaseholds and licenses holds pursuant to valid leases or valid licenses, all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights) that are necessary for the operation and conduct of its business, free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Sections 4.2.3 and 4.2.11.

SECTION III.10. Taxes. Each Guarantor has filed all tax returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be owing, except any such Taxes

(a) which are not material to the Group Parent and its Subsidiaries, taken as a whole, or

(b) which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

SECTION III.11. Environmental Warranties. Except as set forth in Item 3.11 (“Environmental Matters”) of the Disclosure Schedule:

(a) all facilities and property (including underlying groundwater) owned or leased by any Guarantor have been, and continue to be, owned or leased by such Guarantor in material compliance with all Environmental Laws, except to the extent such non-compliance would not have or be expected to have a material adverse effect on the Group Parent and its Subsidiaries taken as a whole;

(b) there have been no past, and there are no pending or threatened

(i) claims, complaints, notices or requests for information received by any Guarantor with respect to any alleged material violation of any Environmental Law, or

(ii) complaints, notices or inquiries to any Guarantor regarding potential material liability under any Environmental Law;

except to the extent the same would not have or be expected to have a material adverse effect on the Group Parent and its Subsidiaries taken as a whole.

(c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by any Guarantor that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Group Parent and its Subsidiaries taken as a whole;

(d) each Guarantor has been issued and is in material compliance with all material permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses, except to the extent such non-compliance would not have or be expected to have a material adverse effect on the Group Parent and its Subsidiaries taken as a whole;

(e) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by any Guarantor that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Group Parent and its Subsidiaries taken as a whole;

(f) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by any Guarantor that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Group Parent and its Subsidiaries taken as a whole; and

(g) no conditions exist at, on or under any property now or previously owned or leased by any Guarantor which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition of the Group Parent and its Subsidiaries taken as a whole.

SECTION III.12. Regulations G, U and X. No Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no Credit Extension will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation G, U or X. Terms for which meanings are provided in F.R.S. Board Regulation G, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION III.13. Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of any Guarantor in writing to the Agent or any Lender for purposes of or in connection with this Guaranty or any transaction contemplated hereby (true and complete copies of which were furnished to the Agent and each Lender in connection with its execution and delivery hereof) is, and all other such factual information hereafter furnished by or on behalf of any Guarantor to the Agent or any Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Guaranty by the Agent and such Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.

ARTICLE IV

COVENANTS

SECTION IV.1. Affirmative Covenants. Each Guarantor agrees with the Agent and each Lender that, until the Commitments have terminated and all Obligations have been paid and performed in full, such Guarantor will perform the obligations to be performed by it set forth in this Section 4.1.

SECTION IV.1.1. Financial Information, Reports, Notices, etc. The Group Parent will furnish, or will cause to be furnished, to the Agent copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Group Parent and its Subsidiaries taken as a whole as of the end of such Fiscal Quarter and a consolidated statement of earnings and cash flow of the Group Parent and its Subsidiaries taken as a whole for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial Authorized Officer of the Group Parent;

(b) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such Fiscal Year for the Group Parent and its Subsidiaries taken as a whole, including therein the consolidated balance sheet of the Group Parent and its Subsidiaries taken as a whole as of the end of such Fiscal Year and the consolidated statement of earnings and cash flow of the Group Parent and its Subsidiaries taken as a whole for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner reasonably acceptable to the Agent and the Required Lenders by independent public accountants acceptable to the Agent and the Required Lenders;

(c) as soon as available and in any event within 45 days after the end of each Fiscal Quarter in each Fiscal Year, a certificate, executed by the chief financial Authorized Officer of the Group Parent, setting forth a reasonably detailed description of each Permitted Acquisition made by the Group Parent or any other Securing Group Company during such Fiscal Quarter, and during such Fiscal Year (including, without limitation, (w) a description of the business, the locations where such business is conducted and the consideration paid for such business (including the amount of cash payable at closing and the amount of any deferred payments), (x) in the case of any Permitted Acquisition that is a Majority Interest Acquisition, the name of the business acquired and the estimated annual pro forma net income of such business, (y) in the case of any Permitted Acquisition that is a Minority Interest Acquisition, the name of any securities exchange or other organized securities market on which any capital stock acquired in such Permitted Acquisition is listed (if applicable) and any information required to be publicly disclosed by any Securing Group Company in respect thereof pursuant to applicable laws and regulations, and (z) such other information as the Agent may reasonably request), and certifying for each such Permitted Acquisition as to compliance with the conditions set forth in the definition of “Permitted Acquisition” (which certificate shall set forth calculations, in scope and detail reasonably satisfactory to the Agent, demonstrating compliance with the condition set forth in clause (c) of such definition);

(d) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarter of each Fiscal Year and, within 90 days after the end of each Fiscal Year, a Compliance Certificate, executed by the chief financial Authorized Officer of the Group Parent showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Agent) compliance with the financial covenants set forth in Section 4.2.4, including, if applicable, a reconciliation between GAAP and generally accepted accounting principles in effect as at the end of such Fiscal Quarter or Fiscal Year, as applicable;

(e) as soon as possible and in any event within three Business Days after any Guarantor knows or has reason to believe that a Default has occurred, a statement of the chief financial Authorized Officer of such Guarantor setting forth details of such Default and the action which such Guarantor has taken and proposes to take with respect thereto;

(f) as soon as possible and in any event within three Business Days after (x) the occurrence of any adverse development with respect to any litigation, action, proceeding, or labor controversy described in Section 3.7 or (y) the commencement of any labor controversy, litigation, action, proceeding of the type described in Section 3.7, notice thereof and copies of all documentation relating thereto;

(g) promptly after the sending or filing thereof, copies of all reports which any Guarantor sends to any of its securityholders, and all reports and registration statements which any Guarantor files with any securities regulatory agency or authority or any national securities exchange;

(h) as soon as practicable and in any event not later than the commencement of each Fiscal Year, the budget for the Group Parent and its Subsidiaries for such Fiscal Year prepared in such detail as shall be satisfactory to the Required Lenders; and

(i) such other information respecting the condition or operations, financial or otherwise, of any Guarantor as any Lender through the Agent may from time to time reasonably request.

SECTION IV.1.2. Compliance with Laws, etc. Each Guarantor will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (without limitation):

(a) the maintenance and preservation of its corporate existence and qualification as a foreign corporation, except as permitted pursuant to Section 4.2.8; and

(b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent (i) such payment is not material to the Group Parent and its Subsidiaries, taken as a whole, or (ii) such payment is being diligently contested in good faith by appropriate proceedings and adequate reserves have been set aside on its books in accordance with GAAP.

SECTION IV.1.3. Maintenance of Properties. Each Guarantor will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless such Guarantor determines in good faith that the continued maintenance of any of its properties is no longer economically desirable.

SECTION IV.1.4. Insurance. Each Guarantor will maintain or cause to be maintained with responsible insurance companies (or on a self-insured basis consistent with market practice) insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and will, upon request of the Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of such Guarantor setting forth the nature and extent of all insurance maintained by such Guarantor in accordance with this Section.

SECTION IV.1.5. Books and Records. Each Guarantor will, and will cause each of its Subsidiaries to, keep books and records which in all material respects accurately reflect all of its business affairs and transactions, and,

(a) so long as a Default has not occurred, permit the Agent on behalf of each Lender or any of its representatives, or

(b) if any Default has occurred and is continuing, permit the Agent and each Lender or any of their respective representatives,

at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and each Guarantor hereby authorizes such independent public accountant to discuss such Guarantor’s financial matters with each Lender or its representatives whether or not any representative of such Guarantor is present) and to examine (and, at the expense of such Guarantor, photocopy extracts from) any of its books or other corporate records. Each Guarantor agrees to pay any fees of such independent public accountant incurred in connection with the Agent’s or any Lender’s exercise of its rights pursuant to this Section.

SECTION IV.1.6. Environmental Covenant. Each Guarantor will,

(a) use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

(b) immediately notify the Agent and provide copies upon receipt of all material written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws; and

(c) provide such information and certifications which the Agent may reasonably request from time to time to evidence compliance with this Section 4.1.6.

SECTION IV.1.7. Mortgages with Respect to Real Property. If at any time any Guarantor shall obtain title to any real property with a fair market value in excess of $2,000,000, such Guarantor will deliver to the Agent, within 60 days of obtaining such title, counterparts of a Mortgage covering such real property, duly executed by such Guarantor, together with

(a) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary or, in the reasonable opinion of the Agent, desirable effectively to create a valid, perfected first priority Lien against the properties purported to be covered thereby;

(b) mortgagee’s title insurance policies in favor of the Agent and the Lenders in amounts and in form and substance and issued by insurers, reasonably satisfactory to the Agent, with respect to the property purported to be covered by such Mortgage, insuring that title to such property is marketable and that the interests created by such Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than as approved by the Agent, and such policies shall also include a revolving credit endorsement and such other endorsements as the Agent shall request and shall be accompanied by evidence of the payment in full of all premiums thereon; and

(c) such other approvals, opinions, or documents as the Agent may reasonably request.

SECTION IV.1.8. Subsidiaries; Additional Guarantors; Etc.

(a) The Group Parent will take such action from time to time as shall be necessary to ensure that each Group Company, other than those set forth in Item 4.1.8 (“Non-Wholly Owned Subsidiaries”) of the Disclosure Schedule, is a Wholly-owned Subsidiary of the Group Parent.

(b) The Group Parent will take such action from time to time as shall be necessary to ensure that each Group Company (other the than the Group Parent, the Borrower, the U.S. Parent and its Subsidiaries, the U.K. Parent and its Subsidiaries, Carlisle Management Services, Inc. and any Immaterial Subsidiary) is a party to this Guaranty. Each Person that must become a party to this Guaranty to ensure compliance with this Section 4.1.8(b) is herein referred to as a “Company Required to be a Guarantor,” and:

(i) such Company Required to be a Guarantor shall (x) as soon as practicable after such Person becomes a Company Required to be a Guarantor, become a party to this Guaranty pursuant to a joinder agreement in form and substance satisfactory to the Agent, and (y) as soon as practicable after such Person becomes a Company Required to be a Guarantor and from time to time thereafter, enter into such agreements and other instruments, and do such other acts and things, as the Agent shall reasonably determine to create and perfect a first priority security interest in the assets and property of such Company Required to be a Guarantor as collateral security for the Obligations, and

(ii) as soon as practicable after such Person becomes a Company Required to be a Guarantor, the applicable Group Company shall, pursuant to documents or instruments in form and substance satisfactory to the Agent, pledge to the Agent for the benefit of the Lenders all of the outstanding shares of such capital stock or other ownership interests of such Company Required to be a Guarantor owned by it, along with undated stock powers for such certificates, executed in blank (or, if any shares of capital stock or other ownership interests are uncertificated, confirmation and evidence satisfactory to the Agent that the security interest in such uncertificated securities has been perfected by the Agent in accordance with applicable law), and

(iii) as soon as practicable after such Person becomes a Company Required to be a Guarantor, such Company Required to be a Guarantor shall deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Group Company pursuant to Article V of the Credit Agreement upon the Effective Date or as any Lender or the Agent shall have reasonably requested.

SECTION IV.1.9. Pledge of Capital Stock. Upon any Guarantor acquiring additional capital stock or other ownership interests of any of its Subsidiaries having voting rights or contingent voting rights, pledge such capital stock or other ownership interest to the Agent pursuant to the applicable Loan Document, or such other documents as the Agent may require to create and perfect its Lien on such capital stock or other ownership interest as collateral security for the Obligations hereunder.

SECTION IV.1.10. Gibraltar Post-Closing Collateral Matters. Each of the Group Parent, the Bermuda Parent, Rapid Reef Holdings Limited, Tertian Holdings Limited and Kenard Investments Limited agrees that, by no later than 21 days after the Effective Date, it shall file and register, or cause to be filed and registered, each of the Gibraltar Pledge Agreement and the Gibraltar Security Agreement with the Companies Registry of Gibraltar pursuant to and in accordance with Section 77 of the Companies Ordinance of Gibraltar.

SECTION IV.2. Negative Covenants. Each Guarantor agrees with the Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, such Guarantor will perform the obligations set forth in this Section 4.2.

SECTION IV.2.1. Business Activities. No Guarantor will engage in any business activity, except those described in the first recital of the Credit Agreement and such activities as may be incidental or related thereto.

SECTION IV.2.2. Indebtedness. No Guarantor will create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a) Indebtedness in respect of the Obligations;

(b) Indebtedness consisting of Overdraft Facilities;

(c) Indebtedness existing as of the Effective Date which is identified in Item 4.2.2(c) (“Ongoing Indebtedness”) of the Disclosure Schedule;

(d) Intercompany Debt and accrued interest thereon;

(e) unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services and bank overdrafts representing checks posted by a Group Company but not yet issued to the payee thereof, but excluding Indebtedness incurred through the borrowing of money or Contingent Liabilities);

(f) Indebtedness in respect of Capitalized Lease Liabilities;

(g) Short-term Acquisition Debt, and Indebtedness consisting of obligations to make earn-out payments in connection with Permitted Acquisitions;

(h) Indebtedness consisting of Subordinated Debt; and

(i) Contingent Liabilities in respect of any of the foregoing.

SECTION IV.2.3. Liens. No Guarantor will create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations, granted pursuant to any Loan Document;

(b) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(c) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(d) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

(e) judgment Liens in existence less than 15 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies; and

(f) Liens on assets acquired in any Permitted Acquisition securing Short-term Acquisition Debt.

SECTION IV.2.4. Financial Condition. The Group Parent will not permit:

(a) Shareholders Equity as at the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending on March 31, 2000) to be less than the sum of (i) U.S.$320,000,000 plus (ii) an amount equal to 50% of consolidated Net Income of the Group Parent and its Subsidiaries for each Fiscal Year ended on or after March 31, 2000.

(b) The Interest Coverage Ratio to be less than 3.00 to 1 as at the last day of any Fiscal Quarter.

(c) The Leverage Ratio to be greater than 4.00 to 1 as at the last day of any Fiscal Quarter.

SECTION IV.2.5. Investments. No Guarantor will make, incur, assume or suffer to exist any Investment in any other Person, except:

(a) Investments existing on the Effective Date and identified in Item 4.2.5(a) (“Ongoing Investments”) of the Disclosure Schedule;

(b) Cash Equivalent Investments;

(c) Investments consisting of Capital Expenditures (other than any acquisition of all of the capital stock of, or all or substantially all of the assets of, any Person (or all of a line of business or business segment of such Person));

(d) Investments made by any Guarantor for purposes of, and in compliance with, the Capital Accumulation Plan (provided that the aggregate amount of such Investments made by all Group Companies in the capital stock of the Group Parent shall not exceed $2,500,000);

(e) Investments made in any other Securing Group Company;

(f) Investments consisting of Permitted Acquisitions;

(g) Investments made in any Subsidiary of the Group Parent (other than any Group Company) in an aggregate amount not to exceed the aggregate amount of all dividends paid to the Group Parent by its Subsidiaries (other than the Group Companies) beginning on April 1, 2000;

(h) Investments made in any U.K. Subsidiary Non-Guarantor so long as the aggregate amount of such Investments made by all Group Companies does not exceed 1,000,000 at any one time outstanding;

(i) Investments consisting of Southern Management Investments; and

(j) Contingent Liabilities in respect of any of the foregoing;

provided, however, that any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements.

SECTION IV.2.6. Restricted Payments, etc. On and at all times after the Effective Date, no Guarantor will declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of any class of its capital stock (now or hereafter outstanding), or on any warrants, options or other rights with respect to any shares of any class of its capital stock (now or hereafter outstanding), other than the following:

(x) dividends or distributions payable in its common stock or warrants to purchase its common stock or splitups or reclassifications of its stock into additional or other shares of its common stock, and

(y) any such dividend or distribution paid or made to any other Securing Group Company,

or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of, or agree or permit any of its Subsidiaries to purchase or redeem, any shares of any class of its capital stock (now or hereafter outstanding), or warrants, options or other rights with respect to any shares of any class of capital stock (now or hereafter outstanding) (a “Buy-back”); provided, however that any Guarantor may (x) effect Buy-backs to the extent necessary for the Capital Accumulation Plan, so long as the aggregate consideration paid by all Group Companies for such Buy-backs does not exceed $2,500,000, and (y) declare, pay or make dividends or distributions and effect Buy-backs, subject to the satisfaction of each of the following conditions on the date of such dividend, distribution or Buy-back:

(i) after giving effect thereto, no Default would occur or be continuing, and

(ii) the aggregate amount of all dividends and distributions declared, paid or made to Persons other than Securing Group Companies, and the aggregate amount of all Buy-backs (excluding any Buy-backs effected in connection with the Capital Accumulation Plan), during the period of four consecutive Fiscal Quarters ending on the last day of the Fiscal Quarter during which such dividend or distribution is made or such Buy-back is effected, shall not exceed 50% of the consolidated net income of the Group Parent and its Subsidiaries for the Rolling Period ended immediately prior to the date of such dividend, distribution or Buy-back.

SECTION IV.2.7. Take or Pay Contracts. No Guarantor will enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by such Guarantor regardless of whether such materials, supplies, other property or services are delivered or furnished to it.

SECTION IV.2.8. Consolidation, Merger, etc. No Guarantor will liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) except any Guarantor may liquidate or dissolve voluntarily into, and may merge with and into, any other Securing Group Company.

SECTION IV.2.9. Asset Dispositions, etc. No Guarantor will sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets (including accounts receivable and capital stock of Subsidiaries) to any Person (other than a Securing Group Company), unless such sale, transfer, lease, contribution or conveyance is (a) is in the ordinary course of its business, (b) is permitted by Section 4.2.8 or (c) is a Permitted Other Disposition.

SECTION IV.2.10. Transactions with Affiliates. No Guarantor will enter into, or cause, suffer or permit to exist, any arrangement or contract with any Person (other than with a Securing Group Company), unless such arrangement or contract (x) is fair and equitable to such Guarantor and is on an arms’-length basis and (y) is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of such Guarantor with a Person which is not one of its Affiliates.

SECTION IV.2.11. Negative Pledges, Restrictive Agreements, etc. No Guarantor will enter into any agreement (excluding this Guaranty, any other Loan Document and any agreement governing any Ongoing Indebtedness as in effect on the Effective Date) prohibiting:

(a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of such Guarantor to amend or otherwise modify this Guaranty or any other Loan Document; or

(b) the ability of such Guarantor to make any payments to the Group Parent or any of its Subsidiaries, directly or indirectly, by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Guarantor to make any payment, directly or indirectly, to the Group Parent or any of its Subsidiaries.

ARTICLE V

MISCELLANEOUS PROVISIONS

SECTION V.1. Loan Document. This Guaranty is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article I thereof.

SECTION V.2. Binding on Successors, Transferees and Assigns; Assignment. In addition to, and not in limitation of, Section 2.7, this Guaranty shall be binding upon each Guarantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by the Agent and each Lender Party and their respective successors, transferees and assigns (to the full extent provided pursuant to Section 2.7); provided, however, that no Guarantor may assign any of its obligations hereunder without the prior written consent of all Lenders.

SECTION V.3. Amendments, etc. No amendment to or waiver of any provision of this Guaranty, nor consent to any departure by any Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent (on behalf of the Required Lenders) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION V.4. Notices. All notices and other communications provided for hereunder shall be in writing or by facsimile and addressed, delivered or transmitted to any Guarantor at its address or facsimile number set forth below its signature hereto or such other address or facsimile number as may be designated by the Guarantor in a notice to the other parties. All such notices and other communications, when mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

SECTION V.5. No Waiver; Remedies. In addition to, and not in limitation of, Section 2.3 and Section 2.5, no failure on the part of any Lender Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION V.6. Captions. Section captions used in this Guaranty are for convenience of reference only, and shall not affect the construction of this Guaranty.

SECTION V.7. Setoff. In addition to, and not in limitation of, any rights of any Lender Party under applicable law, each Lender Party shall, upon the occurrence of a Default described in any of clauses (a) through (d) of Section 8.1.9 of the Credit Agreement or any Event of Default, have the right to appropriate and apply to the payment of the obligations of any Guarantor owing to it hereunder, whether or not then due, and the Guarantor hereby grants to each Lender Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of any Guarantor then or thereafter maintained with such Lender Party, or such holder; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.4 of the Credit Agreement.

SECTION V.8. Severability. Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION V.9. Governing Law, Entire Agreement, etc. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

SECTION V.10. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER PARTIES OR ANY GUARANTOR SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT THE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH PROPERTY MAY BE FOUND. EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH GUARANTOR HEREBY IRREVOCABLY APPOINTS CORPORATION SERVICE COMPANY (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 80 STATE STREET, ALBANY, NEW YORK 12207, UNITED STATES, AS ITS AGENT TO RECEIVE, ON SUCH GUARANTOR’S BEHALF AND ON BEHALF OF SUCH GUARANTOR’S PROPERTY, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO SUCH GUARANTOR IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND EACH GUARANTOR HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. AS AN ALTERNATIVE METHOD OF SERVICE, EACH GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT EACH GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

SECTION V.11. Waiver of Jury Trial. EACH GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY. EACH GUARANTOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS ENTERING INTO THE CREDIT AGREEMENT.

SECTION V.12. Counterparts. This Guaranty may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GUARANTORS CARLISLE HOLDINGS LIMITED

By
Name:
Title:

Address:

Attention:
Telecopier:

Executed as a DEED by CARLISLE HOLDINGS (BERMUDA) LIMITED

By
Name:
Title:

Address:

Attention:
Telecopier:

CARLISLE FINANCE & PARTICIPATIONS S.A.

By
Name:
Title:

Address:

Attention:
Telecopier:

Group Parent Guaranty

Executed as a DEED by KENARD INVESTMENTS LIMITED

By
Name:
Title: Director

Address:

Attention:
Telecopier:

Executed as a DEED by TERTIAN HOLDINGS LIMITED

By
Name:
Title: Director

Address:

Attention:
Telecopier:

AAXIS HOLDINGS S.A.R.L.

By
Name:
Title:

Address:

Attention:
Telecopier:

Group Parent Guaranty

Executed as a DEED by RAPID REEF HOLDINGS LIMITED

By
Name:
Title: Director

Address:

Attention:
Telecopier:

Executed as a DEED by AAXIS LIMITED

By
Name:
Title:

Address:

Attention:
Telecopier:

Executed as a DEED by AAXIS INVESTMENTS LIMITED

By
Name:
Title:

Address:

Attention:
Telecopier:

Group Parent Guaranty

AGAMI LIMITED

By
Name:
Title:

Address:

Attention:
Telecopier:

AAXIS INVESTMENTS S.A.R.L.

By
Name:
Title:

Address:

Attention:
Telecopier:

BLACKWOOD LIMITED

By
Name:
Title:

Address:

Attention:
Telecopier:

CARLISLE SERVICES LIMITED

By
Name:
Title:

Address:

Group Parent Guaranty

CARLISLE SERVICES LIMITED

By
Name:
Title:

Address:

Attention:
Telecopier:

Acknowledged and Accepted:

THE BANK OF NOVA SCOTIA,

as Agent,

By:
Title:

Group Parent Guaranty

SCHEDULE I

to the Group Parent Guaranty

DISCLOSURE SCHEDULE

Item	3.3 Governmental Approvals, Regulation, etc.

Approval of the Bermuda Monetary Authoritiy as to execution by Bermuda entities.

Item	3.7 Litigation

None.

Item	3.8(a) Existing Subsidiaries

See Corporate Organization chart annexed.

Item	3.8(c) Immaterial Subsidiaries

See Schedule of Immaterial Subsidiaries annexed.

Item	3.8(d) Board of Directors of the Group Parent

(i) Names of each of the members of the Board of Directors of the Group Parent	Michael A. Ashcroft David B. Hammond Ian R. Pluthero Sir Edney Cain Emory King John Searle Edward W. Turner Nigel Wray

(ii) Names of each of the Persons that owns 5% or more of the Capital Stock of the Group Parent	To the knowledge of the Group Parent, Michael A. Ashcroft is the only Person that holds 5% or more of the capital stock of the Group Parent.

(iii) Number of shares of Capital Stock of the Group Parent	The number of shares of capital stock of the Group Parent, and all other equity rights with respect to such capital stock beneficially owned by Mr. Ashcroft are 40,449,695 ordinary shares, no par value, and 10,238,510 warrants to acquire ordinary shares.

(iv) All other equity rights with respect to such Capital Stock held by each such person	See above under Item 3.8(d)(iii)

(v) Percentage of the Capital Stock of the Group Parent represented by each such Person’s Capital Stock and other Equity Rights (on an undiluted and fully-diluted basis).	The percentage of the Capital Stock of the Group Parent beneficially owned by Mr. Ashcroft is 82.7% on a diluted basis (assuming exercise or conversion of all outstanding options and warrants beneficially owned by Mr. Ashcroft) and 65.49% on an undiluted basis.

Group Parent Guaranty

Item	3.11 Environmental Matters

None.

Item	4.1.8 Non-Wholly Owned Subsidiaries

See Schedule annexed.

Item	4.2.2(c) Ongoing Indebtedness

See Schedule annexed.

Item	4.2.5(a) Ongoing Investments

See Schedule annexed.

Group Parent Guaranty